      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1996

                                                       REGISTRATION NO. 333-2490
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------


                        MILLENNIUM PHARMACEUTICALS, INC.

             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                          8731                         04-3177038
(State or other jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)   Classification Code Number)        Identification Number)

               640 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 679-7000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                 MARK J. LEVIN
                            CHIEF EXECUTIVE OFFICER
                        MILLENNIUM PHARMACEUTICALS, INC.
                               640 MEMORIAL DRIVE
                 CAMBRIDGE, MASSACHUSETTS 02139 (617) 679-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------


                                   COPIES TO:


             STEVEN D. SINGER, ESQ.                        PATRICIA A. CERUZZI, ESQ.
                 HALE AND DORR                                SULLIVAN & CROMWELL
                60 STATE STREET                                 250 PARK AVENUE
          BOSTON, MASSACHUSETTS 02109                       NEW YORK, NEW YORK 10017
                 (617) 526-6000                                  (212) 558-4000

                             ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
                             ---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / 333-

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / 333-

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box: / /
                             ---------------------


                                CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------

=====================================================================================================
                                                PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
   TITLE OF EACH CLASS OF       AMOUNT TO BE     OFFERING PRICE      AGGREGATE        REGISTRATION
 SECURITIES TO BE REGISTERED   REGISTERED(1)      PER SHARE(2)   OFFERING PRICE(2)       FEE(3)

- -----------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
  value per share............     5,175,000          $12.00          62,100,000         $18,243
=====================================================================================================



(1) Includes 675,000 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any. See "Underwriting".


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.


(3) Of this amount, $15,863 was paid at the time of the initial filing of this Registration Statement on March 18, 1996 in connection with the registration of 4,600,000 shares of Common Stock at a proposed maximum offering price per share of $10.00. This Amendment effects the Registration of an additional 575,000 shares of Common Stock. In addition, this Amendment increases the proposed maximum offering price per share to $12.00. Accordingly, the Company is paying with the filing of this Amendment $2,380 for the registration of such additional shares at the increased proposed maximum offering price per share.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                        MILLENNIUM PHARMACEUTICALS, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

      REGISTRATION STATEMENT
         ITEM AND CAPTION                                           LOCATION IN PROSPECTUS
      ----------------------                                        ----------------------

  1.  Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus....................... Forepart of Registration Statement;
                                                                Outside Front Cover Page

  2.  Inside Front and Outside Back Cover Pages of
        Prospectus........................................... Inside Front Cover Page; Outside Back
                                                                Cover Page

  3.  Summary Information,  Risk Factors and Ratio of
       Earnings to Fixed Charges............................. Prospectus Summary; Risk Factors

  4.  Use of Proceeds........................................ Prospectus Summary; Use of Proceeds;
                                                                Management's Discussion and
                                                                Analysis of Financial Condition and
                                                                Results of Operations

  5.  Determination of Offering Price........................ Outside Front Cover Page; Risk Factors;
                                                                Underwriting

  6.  Dilution............................................... Dilution

  7.  Selling Security Holders............................... Not Applicable

  8.  Plan of Distribution................................... Outside Front Cover Page; Inside Front
                                                                Cover Page; Underwriting

  9.  Description of Securities to be Registered............. Outside Front Cover Page;
                                                                Capitalization; Shares Eligible for
                                                                Future Sale; Description of Capital
                                                                Stock

 10.  Interests of Named Experts and Counsel................. Not Applicable

 11.  Information With Respect to the Registrant:
      (a) Description of Business............................ Business
      (b) Description of Property............................ Business -- Facilities
      (c) Legal Proceedings.................................. Business -- Legal Proceedings
      (d) Market Price of and Dividends on the
             Registrant's Common Equity and Related
             Stockholder Matters............................. Front Cover Page; Dividend Policy;
                                                                Description of Capital Stock; Shares
                                                                Eligible for Future Sale
      (e) Financial Statements............................... Financial Statements; Capitalization
      (f) Selected Financial Data............................ Selected Financial Data
      (g) Supplementary Financial Information................ Not Applicable
      (h) Management's Discussion and Analysis of
             Financial Condition and Results of
             Operations...................................... Management's Discussion and Analysis
                                                                of Financial Condition and Results of
                                                                Operations

      REGISTRATION STATEMENT
         ITEM AND CAPTION                                           LOCATION IN PROSPECTUS
      ----------------------                                        ----------------------


      (i) Changes in and Disagreements with
            Accountants on Accounting and Financial
            Disclosure....................................... Not Applicable
      (j) Directors, Executive Officers, Promoters and
            Control Persons.................................. Management -- Executive Officers,
                                                                Directors and Key Employees; Certain
                                                                Transactions
      (k) Executive Compensation............................. Management -- Executive Compensation
      (l) Security Ownership of Certain Beneficial
            Owners and Management............................ Principal Stockholders
      (m) Certain Relationships and Related
            Transactions..................................... Certain Transactions

 12.  Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities....... Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF
     THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED MAY 6, 1996


                                4,500,000 SHARES


                     LOGO MILLENNIUM PHARMACEUTICALS, INC.
                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)
                             ---------------------

     All of the 4,500,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $11.00 and $12.00. For factors to be considered in determining the initial public offering price, see "Underwriting".


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     Two of the Company's strategic alliance partners -- Hoffmann-La Roche Inc. and Eli Lilly and Company -- have indicated their non-binding intention to purchase $2,000,000 and $3,500,000, respectively, of Common Stock in this offering.

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MLNM".
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                              INITIAL PUBLIC    UNDERWRITING      PROCEEDS TO
                                              OFFERING PRICE     DISCOUNT(1)      COMPANY(2)
                                              --------------    ------------      -----------
Per Share....................................   $                $                $
Total(3).....................................   $                $                $

- ---------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $500,000 payable by the Company.


(3) The Company has granted to the Underwriters an option for 30 days to purchase up to an additional 675,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting".

                             ---------------------
     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
            , 1996, against payment therefore in immediately available funds.

GOLDMAN, SACHS & CO.                               ROBERTSON, STEPHENS & COMPANY
                             ---------------------
             The date of this Prospectus is                , 1996.

LOGO

                             ---------------------

     The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year of the Company.

                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

- -------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors". Except as otherwise noted herein or presented in the Financial Statements, all information contained in this Prospectus (i) reflects the conversion, at the closing of this offering, of all outstanding shares of the Company's Series A, B, C and D Convertible Preferred Stock (the "Preferred Stock") into an aggregate of 12,172,221 shares of Common Stock, and (ii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Millennium Pharmaceuticals, Inc. ("Millennium" or the "Company") is engaged in the commercial application of genetics, genomics and bioinformatics to discover and develop a broad range of novel therapeutic and diagnostic products. Independently and in strategic alliances with leading pharmaceutical companies, the Company has focused its research efforts on identifying and elucidating the function of genes responsible for diseases that affect millions of individuals and are underserved by current therapeutic alternatives. These diseases include obesity, type II diabetes, atherosclerosis, asthma, cancer and diseases of the central nervous system. The Company's principal objective is to use its technology platform to enable and accelerate the discovery and development of new, proprietary therapeutic and diagnostic products capable of addressing these diseases at their root causes, rather than simply identifying and treating their symptoms.

     The Company is distinctive in the genomics industry in employing a comprehensive technology platform that couples multiple synergistic approaches for identifying disease genes with a broad set of bench and computational biology technologies for elucidating the function of these genes and their role in disease initiation and progression. This highly automated, computer-enhanced technology platform is designed to enable the Company and its strategic partners to rapidly convert the Company's gene discoveries into useful targets for drug discovery and pharmaceutical intervention. The Company believes that its discoveries will be valuable for the development of therapeutic products (including orally available small molecule drugs, therapeutic proteins, gene therapy and antisense drugs), diagnostic products and services, and disease management programs for a wide range of diseases.

     Millennium's business strategy has two major components. The first is to establish strategic alliances with leading pharmaceutical companies in order to accelerate product development and commercialization, leverage the Company's technological resources, and minimize operating losses and equity requirements. The Company has secured strategic partners for its five most advanced disease research programs: Hoffmann-La Roche Inc. ("Roche") in obesity and type II diabetes; Eli Lilly and Company ("Lilly") in atherosclerosis and select areas within oncology; and Astra AB ("Astra") in inflammatory respiratory diseases. The Company expects that these strategic alliances will provide a total of approximately $175.0 million in up-front and follow-on payments, equity contributions and research funding (assuming each alliance research program continues for its full five-year term and that the Company achieves certain research objectives), exclusive of any amounts invested by Lilly or an affiliate of Roche in this offering. This amount also excludes additional payments to be made should specified research, product development and associated regulatory milestones be achieved. Equity contributions and revenue earned under these alliances totalled $44.8 million through December 31, 1995. If Millennium and these strategic partners are successful in their collaborative research and development efforts, the Company expects to receive a substantial, diversified stream of royalty and/or profit sharing payments from the sale of resulting products or services commercialized by its strategic partners. Lilly and an affiliate of Roche have indicated their non-binding intention to purchase $3.5 million and $2.0 million, respectively, of Common Stock in this offering. The Company intends to pursue further strategic alliances as appropriate.

- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

     The second component of Millennium's business strategy is to retain substantial rights to develop and market certain diagnostic and therapeutic applications of the discoveries it makes in its funded strategic alliance research programs. The Company currently is at an early stage of formulating strategies and assembling the resources and capabilities necessary to further develop and exploit these proprietary opportunities. For example, as part of its agreement with Lilly, the Company obtained access to certain combinatorial chemistry libraries and high-throughput screening technologies for the development of small molecule drugs. The Company generally intends to collaborate with pharmaceutical, biotechnology or other companies for the later stages of development and commercialization of these proprietary opportunities; however, the Company may consider developing certain potential proprietary products or services on its own.

     The Company and its collaborators have recorded significant progress in several disease research programs, highlighted by the following scientific accomplishments:

     - Discovered the mouse and human versions of tub, a gene which causes obesity in a mouse model that closely mimics human obesity;

     - Discovered the mouse and human versions of ob-r, the leptin receptor that plays a central role in modulating weight and appetite;

     - Identified small chromosomal regions surrounding disease genes that predispose individuals to type II diabetes; and

     - Identified small chromosomal regions surrounding disease genes that predispose individuals to bipolar affective disorder (manic depression).

The Company has received two research milestone payments from Roche for discovering the tub and ob-r genes.

     The Company seeks United States and international patent protection for the genes it discovers, as well as related therapeutic and diagnostic products and processes. As of April 1, 1996, the Company had filed 36 United States patent applications, and several corresponding foreign applications, covering the Company's discoveries.

     The Company was incorporated in Delaware in 1993. The Company's principal office is located at 640 Memorial Drive, Cambridge, Massachusetts 02139 and its telephone number is (617) 679-7000.

                                  THE OFFERING


Common Stock offered by the Company................................  4,500,000 shares
Common Stock to be outstanding after the offering..................  22,837,678 shares(1)
Use of proceeds....................................................  Research and development, working capital and other
                                                                     general corporate purposes
Nasdaq National Market symbol......................................  MLNM
Risk Factors.......................................................  The offering involves a high degree of risk. See
                                                                     "Risk Factors".


- ---------------
(1) Includes 2,325,874 shares that were subject to repurchase by the Company as of April 1, 1996 under certain conditions at a weighted average repurchase price of $0.29 per share. Excludes 2,249,073 shares of Common Stock issuable upon exercise of options and warrants outstanding as of April 1, 1996. See "Management -- Stock Plans".

- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------
                                        SUMMARY FINANCIAL DATA
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                            PERIOD FROM
                                                         JANUARY 13, 1993
                                                        (DATE OF INCEPTION)
                                                              THROUGH               YEAR ENDED
                                                           DECEMBER 31,            DECEMBER 31,
                                                        -------------------   ----------------------
                                                               1993            1994          1995
                                                               ----            ----          ----
STATEMENTS OF OPERATIONS DATA:
Revenue under strategic alliances.....................        $    --         $ 7,963        $22,880
Costs and expenses:
  Research and development............................          2,859          10,990         17,838
  General and administrative..........................          1,530           3,240          3,292
                                                              -------         -------        -------
Income (loss) from operations.........................         (4,389)         (6,267)         1,750
Interest income (expense), net........................            101            (105)          (466)
                                                              -------         -------        -------
Net income (loss).....................................        $(4,288)        $(6,372)       $ 1,284
                                                              =======         =======        =======
Pro forma net income per share(1).....................                                       $  0.07
                                                                                             =======
Shares used in computing pro forma net income per
  share(1)............................................                                    19,282,205



                                                                         DECEMBER 31, 1995
                                                                      ------------------------
                                                                      ACTUAL    AS ADJUSTED(2)
                                                                      -------   --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...................  $17,847      $68,975
Working capital.....................................................   10,498       61,626
Total assets........................................................   25,105       76,232
Long-term debt, net of current portion..............................    1,467        1,467
Capital lease obligations, net of current portion...................    2,499        2,499
Accumulated deficit.................................................   (9,376)      (9,376)
Total stockholders' equity..........................................   13,096       64,223


- ---------------

(1) Computed on the basis described in Note 2 of Notes to Financial Statements.


(2) Gives effect to the automatic conversion of all outstanding shares of Preferred Stock (including 388,888 shares of Series D Convertible Preferred Stock sold at $9.00 per share in February 1996) into shares of Common Stock upon the closing of the offering and the sale of the 4,500,000 shares of Common Stock offered by the Company hereby at an assumed initial offering price of $11.50 per share and the application of the net proceeds therefrom, after deducting the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds" and "Description of Capital Stock".

- -------------------------------------------------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective purchasers of the Common Stock offered hereby should consider carefully the following risk factors in evaluating the Company and its business. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.

UNCERTAINTIES RELATING TO TECHNOLOGICAL APPROACHES OF THE COMPANY

     To date, the Company has not developed or commercialized any products based on its technological approaches. There can be no assurance that these approaches will enable the Company to successfully identify and characterize genes that predispose individuals to the diseases that are the principal focus of its disease research programs or to use any resulting information to develop molecular targets of utility for pharmaceutical product development. The Company's lead programs and development focus are primarily directed to complex polygenic and multifactorial diseases. There is limited scientific understanding generally relating to the role of genes in these diseases and relatively few products based on gene discoveries have been developed and commercialized. Accordingly, even if the Company is successful in identifying genes associated with specific diseases, there can be no assurance that its gene discoveries will lead to the development of therapeutic and diagnostic products. The Company's success will depend, in part, upon its ability to focus its research efforts on diseases that are suitable candidates for diagnostic and therapeutic products.

     The development of diagnostic and therapeutic products based on the Company's gene discoveries also will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that any products based on these technologies will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals; the products, if safe and effective, will be difficult to manufacture on a large scale or will be uneconomical to market; proprietary rights of third parties will preclude the Company or its strategic partners from marketing products; or third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable products. See
"Business -- Millennium's Technology Platform", "-- Strategic Alliances" and
"-- Retained Commercialization Rights".

     Genomics, biotechnology and pharmaceutical technologies have undergone and are expected to continue to undergo rapid and significant change. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Rapid technological developments by the Company or others may result in compounds, products or processes becoming obsolete before the Company recovers any expenses it incurs in connection with the development of such products.

EARLY STAGE OF DEVELOPMENT; HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES

     The Company was founded in January 1993 and is at an early stage of development. Substantially all of the Company's resources have been, and will for the foreseeable future continue to be, dedicated to the development of the Company's technology and its application to discovering and elucidating the function of genes associated with major common diseases. To date, all of the Company's revenues have resulted from payments from strategic partners. The Company has not yet identified any lead compounds nor generated any products which have entered preclinical studies or generated any revenue. All of the Company's potential products and services will require significant research and development expenditures. It will be a number of years, if ever, before the Company recognizes revenue from sales or royalties.

     As of December 31, 1995, the Company had an accumulated deficit of approximately $9,376,000. Even if the Company succeeds in developing a commercial product, the Company expects to incur losses for at least the next several years and that such losses will increase as the Company expands its research and development activities. To achieve profitability, the Company, alone or with others, must successfully discover genes associated with particular diseases and, thereafter, utilize such discoveries to develop products, conduct clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such products. The time required to reach commercial revenue and profitability is highly uncertain and there can be no assurance that the Company will be able to achieve any such revenue and profitability on a sustained basis, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company's comprehensive technological approach to developing products through the application of genomics has required that Millennium establish a substantial scientific infrastructure. The Company has consumed substantial amounts of cash to date and expects capital and operating expenditures to increase over the next several years as it expands its infrastructure and its research and development activities. The Company believes that the net proceeds from this offering, existing cash and investment securities and anticipated cash flow from existing strategic alliances will be sufficient to support the Company's operations for at least the next 24 months. The Company's actual future capital requirements, however, will depend on many factors, including progress of its disease research programs, the number and breadth of these programs, achievement of milestones under strategic alliance arrangements, the ability of the Company to establish and maintain additional strategic alliance and licensing arrangements, and the progress of the development efforts of the Company's strategic partners. These factors also include the level of the Company's activities relating to commercialization rights it has retained in its strategic alliance arrangements, competing technological and market developments, the costs associated with collection of patient information and DNA samples, the costs involved in enforcing patent claims and other intellectual property rights and the costs and timing of regulatory approvals. The Company expects that it will require significant additional financing in the future, which it may seek to raise through public or private equity offerings, debt financings or additional strategic alliance and licensing arrangements. No assurance can be given that additional financing will be available when needed, or that, if available, such financing will be obtained on terms favorable to the Company or its stockholders. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to stockholders will result. To the extent that the Company raises additional funds through strategic alliance and licensing arrangements, the Company may be required to relinquish rights to certain of its technologies or product candidates, or to grant licenses on terms that are not favorable to the Company, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that adequate funds are not available, the Company's business would be adversely affected. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources".

RELIANCE ON STRATEGIC PARTNERS

     The Company's strategy for development and commercialization of diagnostic and therapeutic products based upon its gene discoveries depends upon the formation of various strategic alliances and licensing arrangements. The Company has entered into strategic alliances with Roche, Lilly and Astra. There can be no assurance that the Company will be able to establish additional strategic alliance or licensing arrangements necessary to develop and commercialize products based upon the Company's disease research programs, that any such arrangements or licenses will be on terms favorable to the Company, or that the current or any future strategic alliances or licensing arrangements ultimately will be successful. The Company is dependent on its strategic partners for the preclinical study, clinical development, regulatory approval, manufacturing and marketing of products based on the results of these collaborative research programs. The agreements with these strategic partners allow them significant discretion in electing whether to pursue any of these activities. The Company cannot control the amount and timing of resources its strategic partners devote to the Company's programs or potential products. If any of the Company's strategic partners were to breach or terminate its agreement with the Company or otherwise fail to conduct its collaborative activities successfully in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs would be delayed or terminated. Any such delay or termination could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company relies on its strategic partners for significant funding in support of its research operations. The Company would be required to devote additional internal resources to product development, or scale back or terminate certain development programs or seek alternative collaborative partners, if funding from one or more of its collaborative programs were reduced or terminated. See "-- Future Capital Requirements; Uncertainty of Additional Funding" and "Business -- Strategic Alliances".

     Disputes may arise in the future with respect to the ownership of rights to any technology developed with strategic partners. These and other possible disagreements between strategic partners and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could require or result in litigation or arbitration, which could be time-consuming and expensive, in which case it would have a material adverse effect on the Company's business, financial condition and results of operations.

     Generally, in each of its strategic alliances, the Company agrees not to conduct certain research, independently or with any commercial third party, that is in the same field as the research conducted under the alliance agreement. Consequently, these arrangements may have the effect of limiting the areas of research the Company may pursue, either alone or with others. The Company's strategic partners, however, may develop, either alone or with others, products that are similar to or competitive with the products that are the subject of the Company's collaborations with such partners. Competing products, either developed by a strategic partner or to which the strategic partner has rights, may result in the partner withdrawing financial and related support for the Company's product candidates, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     All of the Company's strategic alliance agreements are subject to termination under various circumstances. Each strategic partner has the right to terminate the research program it is funding (while maintaining rights and licenses to certain Company discoveries) should the Company fail to meet certain performance criteria specified in the relevant strategic alliance agreement. Certain of the Company's strategic alliance agreements provide that, upon expiration of a specified period after commencement of the agreement, its strategic partner has the right to terminate the agreement on short notice without cause. Roche has the right, at any time after March 1997, to terminate its agreement with the Company, either in whole or with respect to either the obesity or type II diabetes programs, if Millennium is unable to perform any of its material obligations under the agreement. The agreement is also subject to termination by Roche at any time after March 1999 upon 180 days notice, as well as upon 90 days notice upon a sale of majority control of the Company or the sale of all or substantially all of Millennium's assets. Lilly has the right to terminate its funding of the Company's atherosclerosis research program at any time after October 1998 or its oncology research program at any time after April 1999, in each case upon 90 days notice and with continuation of research funding for one year provided that Millennium has met certain performance criteria specified in the relevant agreement. Lilly also has the right to terminate its research funding obligations under various circumstances, including the failure by Millennium to achieve specified research objectives, the termination of the employment of two or more specified employees of the Company without replacement reasonably acceptable to Lilly and upon the acquisition of majority control of Millennium by a competitor of Lilly. Astra has the right to terminate its funding of the Company's research program in early 1999 in the event that Millennium fails to achieve specified research objectives. The termination of any strategic alliance could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategic Alliances".

POTENTIAL CONFLICTS OF INTEREST

     The Company has established relationships with strategic partners, research collaborators and scientific advisors. Conflicts of interest could arise between the Company and these third parties which, depending upon the nature of such conflicts, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategic Alliances".

     The Company relies on its strategic partners for support in its disease research programs and intends to rely on its strategic partners for preclinical evaluation and clinical development of its potential products and manufacturing and marketing of any products. Each of the Company's strategic partners is conducting multiple product development efforts within each disease area that is the subject of its strategic alliance with the Company. Generally, in each of its strategic alliances, the Company's strategic partners may develop, either alone or with others, products that are similar to or competitive with the products that are the subject of the Company's collaborations with such partners. Competing products, either developed by a strategic partner or to which the strategic partner has rights, may result in the partner withdrawing financial and related support for the Company's product candidates, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Michael Steinmetz, a member of the Board of Directors of the Company, is Vice President, Preclinical Research and Development of Roche, the Company's strategic partner in its obesity and type II diabetes research programs.

     The Company has relationships with collaborators and scientific advisors at academic and other institutions, some of whom conduct research at the Company's request, particularly with respect to the Company's human genetics programs. These collaborators and scientific advisors are not employees of the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities.

INTENSE COMPETITION

     Millennium faces, and will continue to face, intense competition from organizations such as large pharmaceutical, biotechnology and diagnostic companies, as well as academic and research institutions and government agencies. The Company is subject to significant competition from organizations that are pursuing the same or similar technologies as those which constitute the Company's technology platform and from organizations that are pursuing pharmaceutical or diagnostic products that are competitive with the Company's potential products. Most of the organizations competing with the Company have greater capital resources, research and development staffs and facilities, and greater experience in drug discovery and development, obtaining regulatory approvals and pharmaceutical product manufacturing and greater marketing capabilities than the Company.

     In addition, research in the field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies such as Genome Therapeutics Corporation, Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies. Universities and other research institutions, including those receiving funding from the federally funded Human Genome Project, also compete with Millennium. A number of entities are attempting to rapidly identify and patent randomly sequenced genes and gene fragments, typically without specific knowledge of the function of such genes or gene fragments. In addition, certain other entities are pursuing a gene identification, characterization and product development strategy based on positional cloning. The Company's competitors may discover, characterize or develop important genes in advance of Millennium, which could have a material adverse effect on any related Millennium disease research program. The Company also faces competition from these and other entities in gaining access to DNA samples used in its research and development projects. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known. See "Business -- Background" and "-- Millennium's Technology Platform".

     The Company relies on its strategic partners for support in its disease research programs and intends to rely on its strategic partners for preclinical evaluation and clinical development of its potential products and manufacturing and marketing of any products. Each of the Company's strategic partners is conducting multiple product development efforts within each disease area that is the subject of its strategic alliance with the Company. For example, Roche, with whom the Company is collaborating in the field of obesity, currently has a product for the treatment of obesity in late stage clinical trials. Generally, the Company's strategic alliance agreements do not restrict the strategic partner from pursuing competing development efforts. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by a strategic partner. See "-- Reliance on Strategic Partners" and "Business -- Strategic Alliances".

PATENTS AND PROPRIETARY RIGHTS; THIRD PARTY RIGHTS

     The Company's commercial success will depend in part on obtaining patent protection on gene discoveries and on products, methods and services based on such discoveries. As of April 1, 1996, the Company had 36 patent applications pending in the United States, and had filed several corresponding foreign patent applications. However, no patents based on the Company's discoveries have issued to date. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including Millennium, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

     The Company has applied for patent protection for novel genes, partial gene sequences ("ESTs") of novel genes and novel uses for known genes identified through its research programs. There is substantial uncertainty regarding the patentability of ESTs or full-length genes absent data demonstrating functional relevance. Based on recent technological advances in gene sequencing technology, a number of groups other than the Company are attempting to rapidly identify ESTs and full-length genes, the functions of which have not been characterized. Washington University, for example, is currently identifying ESTs through partial sequencing pursuant to funding provided by Merck & Co., Inc., and depositing the ESTs identified in a public database. The public availability of EST information prior to the time the Company applies for patent protection on a corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such gene. To the extent any patents issue to other parties on such partial or full-length genes, the risk increases that the potential products and processes of the Company or its strategic partners may give rise to claims of patent infringement.

     Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to those of the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. Any legal action against the Company or its strategic partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its strategic partner to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its strategic partners would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources.

     There is substantial uncertainty concerning whether human clinical data will be required for issuance of patents for human therapeutics. If such data is required, the Company's ability to obtain patent protection could be delayed or otherwise adversely affected. Although the United States Patent and Trademark Office ("USPTO") issued new utility guidelines in July 1995 that address the requirements for demonstrating utility for biotechnology inventions, particularly for inventions relating to human therapeutics, there can be no assurance that USPTO examiners will follow such guidelines or that the USPTO's position will not change with respect to what is required to establish utility for gene sequences and products and methods based on such sequences. Furthermore, the enactment of the legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from its strategic partners is based on the existence of a valid patent.

     In connection with the Company's discovery of the gene that encodes the leptin receptor that regulates body weight ("ob-r"), a search of the Washington University database revealed the existence of an EST of unknown function that possessed great similarity to a small portion of the full-length ob-r gene. The public availability of this EST prior to the time that the Company filed its patent application based on the full-length ob-r gene could adversely affect the breadth of patent protection available to the Company related to ob-r. In addition, prior to the time that the Company filed its patent application covering ob-r, a third party, Progenitor Inc.("Progenitor"), filed a patent application disclosing DNA sequences that encode shorter forms of leptin receptors and describing a potential role for such receptors in cell proliferative disorders such as cancers and leukemias. Although the Company believes that the patent application filed by Progenitor does not describe the Company's ob-r, or the role of any receptor in body weight regulation or obesity control, there can be no assurance that such patent application, or additional patent applications if filed by others, will not result in issued patents covering ob-r or specific fragments of the ob-r gene.

     The Company relies upon trade secret protection for its confidential and proprietary information. The Company believes that it has developed proprietary technology for use in gene discovery, including proprietary genetic marker sets, proprietary software (including proprietary software for DNA sequence analysis and laboratory automation) and an integrated bioinformatics system. The

Company has not sought patent protection for these technologies. In addition, the Company has developed a database of proprietary gene sequences which it updates on an ongoing basis. The Company has taken security measures to protect its data and continues to explore ways to further enhance the security for its data. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information. While the Company requires employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its trade secrets.

     The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. While the Company believes that the limitations on publication of data developed by its collaborators pursuant to its collaboration agreements will be sufficient to permit the Company to apply for patent protection on genes in which it is interested in pursuing further research, there is considerable pressure on academic institutions to publish discoveries in the genetics and genomics fields. There can be no assurance that such publication would not affect the Company's ability to obtain patent protection for some genes in which it may have an interest.

     The Company is party to various license agreements which give it rights to use certain technologies in its research and development processes. There can be no assurance that the Company will be able to continue to license such technology on commercially reasonable terms, if at all. Failure by the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTIES RELATING TO RETAINED COMMERCIALIZATION RIGHTS

     In each of its strategic alliances, Millennium has retained commercialization rights for the development and marketing of certain pharmaceutical and diagnostic products and services. The Company may seek to exploit these retained rights directly or may seek to develop certain retained rights through collaborations with others. To date, the Company has not initiated significant activities with respect to the exploitation of these retained commercialization rights. The value of these rights, if any, will be largely derived from the Company's gene identification and target validation efforts, the success of which is also uncertain. See "-- Uncertainties Relating to Technological Approaches of the Company". Even if the Company identifies and characterizes relevant disease genes, the exploitation of retained commercialization rights requires, in addition to capital resources, technological, product development, manufacturing, regulatory, marketing and sales resources that the Company does not currently possess. There can be no assurance that the Company will be able to develop or obtain such resources. To the extent that the Company is required to rely on third parties for these resources, such as Lilly for access to combinational chemistry libraries and high-throughput screening technology, failure to establish and maintain such relationships could have a material adverse effect on the Company's ability to realize value from its retained commercialization rights. If the Company seeks to exploit retained commercialization rights through joint ventures or strategic alliances, it may be required to relinquish material rights on terms that may not be favorable to the Company. No agreements concerning any such arrangements currently exist, and there can be no assurance that the Company will be able to enter into any such agreements on acceptable terms, if at all, or that the Company will be able to realize any value from its retained commercialization rights. See "Business -- The Millennium Strategy", "-- Strategic Alliances" and "-- Retained Commercialization Rights".

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

     Prior to marketing, any new drug developed by the Company and its strategic partners must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials, and may include post-marketing surveillance, of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company. Delays or rejections may also be encountered based upon changes in United States Food and Drug Administration ("FDA") policies for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA") in the case of new pharmaceutical agents, or product license application ("PLA") in the case of biologics. Similar delays also may be encountered in the regulatory approval of any diagnostic product and in obtaining regulatory approvals in foreign countries. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health ("NIH") must be approved by the Recombinant DNA Advisory Committee ("RAC") and the NIH. There can be no assurance that regulatory approval will be obtained for any drugs or diagnostic products developed by the Company or its strategic partners. Furthermore, regulatory approval may entail limitations on the indicated use of a drug. Because certain of the products likely to result from the Company's disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities and, as a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies.

     Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product may have adverse effects on the Company's business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including preclinical studies and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approval or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted an investigational new drug application ("IND") for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. The Company intends to rely primarily on its strategic partners to file INDs and generally direct the regulatory approval process. No assurance can be given that the Company or any of its strategic partners will be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's strategic partners from marketing drugs or diagnostic products developed by the Company or limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company. See "Business -- Government Regulation".

ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF GENETIC DIAGNOSTIC TESTING

     The prospect of broadly available diagnostic tests which evaluate genetic predisposition to disease has raised issues regarding the appropriate utilization and the confidentiality of information provided by such testing. It is possible that discrimination by third party payors could occur through the raising of premiums by such payors to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage to patients shown to have a genetic predisposition to a particular disease. If insurance discrimination were to become a significant barrier to the acceptance of such diagnostic tests, the Company could experience a delay in diagnostic market penetration or a reduction in the size of the potential serviceable market. Similarly, employers could discriminate against employees with a genetic predisposition due to the increased risk of developing disease resulting in possible cost increases for health insurance and the potential for lost employment time. Finally, governmental authorities could, for social or other purposes, limit the use of genetic testing or prohibit testing for genetic predispositions to certain conditions. If efforts by the Company and others to mitigate potential discrimination are not successful, the Company could experience a delay or reduction in test acceptance, which could have a material adverse effect on the Company's or its strategic partners' ability to commercialize certain potential diagnostic products.

ATTRACTION AND RETENTION OF KEY EMPLOYEES

     The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these personnel could impede significantly the achievement of the Company's development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There is intense competition among pharmaceutical and health care companies, universities and nonprofit research institutions for experienced scientists, and there can be no assurance that the Company will be able to attract and retain personnel on acceptable terms. Pursuant to the Lilly strategic alliance agreements in the atherosclerosis and oncology fields, Lilly has the right to suspend funded research programs under these agreements upon the termination of the employment of two or more specified employees of the Company without replacement reasonably acceptable to Lilly. See
"Business -- Strategic Alliances", "-- Competition" and "-- Scientific Advisors and Consultants".

EXPANSION OF OPERATIONS; MANAGEMENT OF GROWTH

     The Company recently has significantly increased the scale of its operations to support the expansion of its disease research programs and its strategic alliances. The increase has included the hiring of a significant number of additional personnel. The number of employees of the Company increased from 92 on January 1, 1995 to 166 on April 1, 1996, and the Company currently plans to hire approximately 80 additional employees by the end of 1996. The resulting growth in personnel and facilities could place significant strains on the Company's management, operations and systems. See "Business -- Employees" and "-- Facilities".

DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS

     The Company has relationships with collaborators at academic and other institutions who conduct research at the Company's request, particularly with respect to the Company's human genetics programs. Such collaborators are not employees of the Company. All of Millennium's consultants are employed by employers other than the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities. The Company's ability to discover genes involved in human disease and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. There can be no assurance that the Company will be able to negotiate additional acceptable collaborations with collaborators at academic and other institutions or that its existing collaborations will be successful.

     The Company's research collaborators and scientific advisors sign agreements which provide for confidentiality of the Company's proprietary information and results of studies. There can be no assurance, however, that the Company will be able to maintain the confidentiality of its technology and other confidential information in connection with every collaboration, and any unauthorized dissemination of the Company's confidential information could have an adverse effect on the Company's business. See "Business -- Millennium's Disease Research Programs".

UNCERTAINTY OF PHARMACEUTICAL PRICING, REIMBURSEMENT AND RELATED MATTERS

     The Company's business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products and diagnostic tests. Cost control initiatives could decrease the price that the Company or any of its strategic partners receives for any products in the future and have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on the Company's strategic partners, the Company's ability to commercialize its products and to realize royalties may be adversely affected.

     The ability of the Company and any strategic partner to commercialize pharmaceutical or diagnostic products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payors, including Medicare, increasingly are challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. There can be no assurance that any third party insurance coverage will be available to patients for any products discovered and developed by the Company or its strategic partners. If adequate coverage and reimbursement levels are not provided by government and other third party payors for the Company's products, the market acceptance of these products may be reduced, which may have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY EXPOSURE

     Clinical trials, manufacturing, marketing and sale of any of the Company's or its strategic partners' potential pharmaceutical products may expose the Company to liability claims from the use of such pharmaceutical products. The Company currently does not carry product liability insurance. There can be no assurance that the Company or its strategic partners will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products developed by the Company or its strategic partners. A product liability claim or recall could have a material adverse effect on the business or financial condition of the Company. While under certain circumstances the Company is entitled to be indemnified against losses by its strategic partners, there can be no assurance that this indemnification would be available or adequate should any such claim arise.

CONTROL BY EXISTING STOCKHOLDERS


     Following completion of this offering, the Company's directors, executive officers and principal stockholders and certain of their affiliates will beneficially own approximately 59% of the Common Stock. Accordingly, they collectively will have the ability to determine the election of all of the Company's directors and to determine the outcome of most corporate actions requiring stockholder approval. See "Principal Stockholders".


POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS

     Provisions of the Company's Restated Certificate of Incorporation, which will take effect upon the closing of the offering (the "Restated Certificate"), will require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of stockholders may be called only by the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. The Restated Certificate provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. The Company's Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. While the Company has no current intention to issue shares of Preferred Stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, any such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. Furthermore, the Company is subject to anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder", unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. These provisions, and other provisions of the Restated Certificate, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Management -- Executive Officers, Directors and Key Employees" and "Description of Capital Stock".

NO PRIOR TRADING MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Company's Common Stock could be subject to significant fluctuations in response to announcements of results of research activities, technological innovations or new commercial products by the Company or its competitors, changes in government regulations, regulatory actions, changes in patent laws, developments concerning proprietary rights, quarterly variations in operating results, litigation or other events. The stock market has from time to time experienced extreme price and volume fluctuations that have affected particularly the market prices for biotechnology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriting".

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE


     Sales of a substantial number of shares of the Company's Common Stock in the public market after this offering could adversely affect the market price of the shares of the Company's Common Stock. Of the 22,837,678 shares to be outstanding after this offering, the 4,500,000 shares offered hereby will be eligible for sale in the public market immediately following the effective date of the Registration Statement, 14,612,457 shares will become eligible for sale in the public market 90 days after the effective date of the Registration Statement, and the remaining shares will become eligible for sale in the public market at various dates beginning 180 days after the effective date of the Registration Statement. However, the Company's executive officers and directors and certain other stockholders of the Company (who in the aggregate will hold 18,021,012 shares of Common Stock upon completion of this offering) have agreed not to sell or offer to sell or otherwise dispose of any shares of Common Stock held by them for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. In addition, holders of 12,993,074 shares of Common Stock (including warrants to purchase 820,853 shares) have contractual rights to have those shares registered with the Securities and Exchange Commission for resale to the public. The Company intends to file a registration statement covering the 8,100,000 shares of Common Stock issued or reserved for issuance under its stock plans and upon filing any shares subsequently issued under such plans will be eligible for sale in the public market, subject to compliance with Rule 144 in the case of affiliates of the Company. The Company is unable to predict the effect that sales may have on the then prevailing market price of the Common Stock. See "Management -- Stock Plans", "Description of Capital Stock" and "Shares Eligible for Future Sale".


DILUTION

     Purchasers in the offering will experience immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. Additional dilution is likely to occur upon exercise of options and warrants granted by the Company. See "Dilution".

ABSENCE OF DIVIDENDS

     The Company has never paid dividends and does not intend to pay any dividends for the foreseeable future. See "Dividend Policy".

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 4,500,000 shares of Common Stock offered hereby are estimated to be $47,627,500 ($54,846,625 if the Underwriters' over-allotment option is exercised in full), assuming the shares offered hereby are sold at an initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses. The Company intends to use the net proceeds for research and development, working capital and general corporate purposes. The Company may also use a portion of such net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no such acquisitions are planned or being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities.


     The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including progress of the Company's disease research programs, the number and breadth of these programs, achievement of milestones under strategic alliance arrangements, the ability of the Company to establish and maintain additional strategic alliance and licensing arrangements, and the progress of the development efforts of the Company's strategic partners. These factors also include the level of the Company's activities relating to commercialization rights it has retained in its strategic arrangements, competing technological and market developments, the costs involved in enforcing patent claims and other intellectual property rights and the costs and timing of regulatory approvals. See "Risk Factors -- Future Capital Requirements; Uncertainty of Additional Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support the development of its business and does not anticipate paying cash dividends for the foreseeable future.

                                 CAPITALIZATION



     The following table sets forth the capitalization of the Company (i) as of December 31, 1995; (ii) on a pro forma basis to give effect to the conversion of all outstanding Preferred Stock, including 388,888 shares of Series D
Convertible Preferred Stock issued in February 1996, into Common Stock at the closing of this offering; and (iii) on a pro forma as adjusted basis to reflect the issuance and sale by the Company of 4,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.50 per share, after deducting the estimated underwriting discount and offering expenses.



                                                                  DECEMBER 31, 1995
                                                     --------------------------------------------
                                                                                    PRO FORMA
                                                     ACTUAL     PRO FORMA(2)    AS ADJUSTED(2)(3)
                                                     -------    ------------    -----------------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Capital lease obligations, net of current
  portion(1).......................................  $ 2,499      $ 2,499          $ 2,499
Long-term debt, net of current portion(1)..........    1,467        1,467            1,467
Stockholders' equity
  Preferred Stock, $0.001 par value, 14,000,000
     shares authorized, 11,783,333 shares issued
     and outstanding (actual); 5,000,000 shares
     authorized, none issued or outstanding (pro
     forma and pro forma as adjusted)..............       12           --               --
  Common Stock, $0.001 par value, 25,000,000 shares
     authorized, 4,211,926 shares issued and
     outstanding (actual); 100,000,000 shares
     authorized, 16,384,147 shares issued and
     outstanding (pro forma); 20,884,147 shares
     issued and outstanding (pro forma as
     adjusted)(4)..................................        4           16               21
  Additional paid-in capital.......................   22,722       26,222           73,844
  Note receivable from officer.....................     (266)        (266)            (266)
  Accumulated deficit..............................   (9,376)      (9,376)          (9,376)
                                                     -------      -------          -------
          Total stockholders' equity...............   13,096       16,596           64,223
                                                     -------      -------          -------
          Total capitalization.....................  $17,062      $20,562          $68,189
                                                     ========     =======          =======


- ---------------

(1) As of December 31, 1995, the current portion of capital lease obligations was $1,643,168, and the current portion of long-term debt was $1,600,000. See Notes 5 and 6 of Notes to Financial Statements for a description of the Company's long-term debt and obligations under capital leases.

(2) Gives effect to (i) the conversion of all outstanding Preferred Stock, including 388,888 shares of Series D Convertible Preferred Stock issued in February 1996, into Common Stock at the closing of this offering, and (ii) the authorization of a new class of Preferred Stock. See "Description of Capital Stock -- Preferred Stock".


(3) Reflects the issuance and sale by the Company of 4,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.50 per share, after deducting the estimated underwriting discount and offering expenses.


(4) The foregoing assumes no exercise of outstanding options or warrants. As of December 31, 1995, there were outstanding options to purchase 2,724,261 shares of Common Stock under the Company's 1993 Incentive Stock Plan (the "1993 Plan"), and warrants to purchase 776,853 shares of Common Stock. Between January 1, 1996 and April 1, 1996, a total of 2,271,944 shares were issued upon exercise of such options. As of April 1, 1996, 2,325,874 shares acquired upon the exercise of options issued under the 1993 Plan were subject to repurchase by the Company under certain conditions. In March 1996, the Company repurchased 327,946 shares of Common Stock. In addition, as of April 1, 1996, 1,428,220 shares of Common Stock were reserved for future issuance pursuant to the exercise of outstanding options under the 1993 Plan and the 1996 Equity Incentive Plan (the "Equity Plan"). See "Management -- Stock Plans" and Notes 7 and 10 of Notes to Financial Statements.

                                    DILUTION


     The pro forma net tangible book value of the Company as of December 31, 1995 was $16,595,862 or $1.01 per share, after giving effect to the conversion upon completion of this offering of all outstanding shares of Preferred Stock, including 388,888 shares of Series D Convertible Preferred Stock issued in February 1996, into an aggregate of 12,172,221 shares of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets) of the Company reduced by the Company's total liabilities, divided by the number of shares of Common Stock outstanding. Assuming an offering price of $11.50 per share and after giving effect to the sale by the Company of 4,500,000 shares of Common Stock in this offering (after deducting the estimated underwriting discount and offering expenses), the pro forma net tangible book value of the Company as of December 31, 1995 would have been $64,223,362 or $3.08 per share. This represents an immediate increase in pro forma net tangible book value of $2.07 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.42 per share to new investors purchasing Common Stock in this offering.


     The following table illustrates this per share dilution:


    Assumed initial public offering price per share.....................          $11.50
      Pro forma net tangible book value per share at December 31,
         1995...........................................................  $1.01
      Increase per share attributable to this offering..................   2.07
    Pro forma net tangible book value per share after this offering.....            3.08
                                                                                  ------
    Dilution per share to new investors.................................          $ 8.42
                                                                                  ======




     The following table sets forth, on a pro forma basis, as of December 31, 1995, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby (at an assumed initial public offering price of $11.50 per share):



                                SHARES PURCHASED      TOTAL CONSIDERATION
                              --------------------   ---------------------   AVERAGE PRICE
                                NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                                                             -------------
    Existing stockholders...  16,384,147     78.5%   $26,238,254     33.6%      $ 1.60
    New investors...........   4,500,000     21.5     51,750,000     66.4       $11.50
                              ----------    -----    -----------    -----
              Total.........  20,884,147    100.0%   $77,988,254    100.0%
                              ==========    =====    ===========    =====


     The foregoing assumes no exercise of outstanding options or warrants. As of December 31, 1995, there were outstanding options to purchase 2,724,261 shares of Common Stock under the 1993 Plan at a weighted average exercise price of $0.24 per share, and warrants to purchase 776,853 shares of Common Stock at a weighted average exercise price of $2.04 per share. Between January 1, 1996 and April 1, 1996, a total of 2,271,944 shares were issued upon exercise of such options at a weighted average exercise price of $0.28. As of April 1, 1996, 2,325,874 shares acquired upon the exercise of options issued under the 1993 Plan were subject to repurchase by the Company under certain conditions at a weighted average repurchase price of $0.29 per share. In March 1996, the Company repurchased 327,946 shares of Common Stock at a purchase price of $0.001 per share. In addition, as of April 1, 1996, 1,428,220 shares of Common Stock were reserved for future issuance pursuant to the exercise of outstanding options under the Company's 1993 Plan and Equity Plan. To the extent such shares are issued or any shares are issued pursuant to the Company's other stock plans, there will be further dilution to new investors. See "Management -- Stock Plans", "Certain Transactions", "Description of Capital Stock" and Notes 7 and 10 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statements of operations for the period from January 13, 1993 (date of inception) through December 31, 1993 and for the years ended December 31, 1994 and 1995 and with respect to the Company's balance sheets as of December 31, 1994 and 1995 have been derived from the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus that have been audited by Ernst & Young LLP, independent auditors. The balance sheet data set forth at December 31, 1993 is derived from audited financial statements that are not included herein. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the Company's Financial Statements, related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                     JANUARY 13, 1993
                                                    (DATE OF INCEPTION)
                                                          THROUGH                YEAR ENDED
                                                       DECEMBER 31,             DECEMBER 31,
                                                    -------------------   ----------------------
                                                           1993            1994          1995
                                                    -------------------   -------       -------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue under strategic alliances.................        $    --         $ 7,963         $22,880
Costs and expenses:
  Research and development........................          2,859          10,990          17,838
  General and administrative......................          1,530           3,240           3,292
                                                          -------         -------         -------
                                                            4,389          14,230          21,130
                                                          -------         -------         -------
Income (loss) from operations.....................         (4,389)         (6,267)          1,750
Interest income (expense), net....................            101            (105)           (466)
                                                          -------         -------         -------
Net income (loss).................................        $(4,288)        $(6,372)        $ 1,284
                                                          =======         =======         =======
Pro forma net income per share(1).................                                        $  0.07
                                                                                          =======
Shares used in computing pro forma net income per
  share(1)........................................                                     19,282,205


                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                  1993       1994      1995
                                                                 -------   --------   -------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments..............  $ 4,629   $  6,105   $17,847
Working capital................................................    3,517      3,151    10,498
Total assets...................................................    6,156     10,101    25,105
Long-term debt, net of current portion.........................       --      3,067     1,467
Capital lease obligations, net of current portion..............      826      2,359     2,499
Accumulated deficit............................................   (4,288)   (10,660)   (9,376)
Total stockholders' equity.....................................  $ 4,164   $  1,559   $13,096

- ---------------

(1) Computed on the basis described in Note 2 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in those forward-looking statements. Factors that might cause such differences include those discussed in "Risk Factors".

OVERVIEW

     The Company was incorporated in January 1993 and has devoted substantially all of its resources to the development and application of genetics, genomics and bioinformatics technologies used to identify the genes responsible for major diseases, as well as comprehensive technologies to elucidate the role of these genes in disease initiation and progression. To date, all of the Company's revenue has resulted from payments from strategic partners and the Company has not received any revenue from the sale of products or services. As of December 31, 1995, the Company had total stockholders' equity of $13,096,000, including an accumulated deficit of $9,376,000.

     The Company has entered into several strategic alliances: in March 1994 with Roche in obesity and type II diabetes; in October 1995 and April 1996 with Lilly in atherosclerosis and select areas of oncology, respectively; and in December 1995 with Astra in inflammatory respiratory diseases. These agreements have provided the Company with various combinations of equity investments, up-front and follow-on fees and research funding and may provide certain additional payments upon the attainment of research and regulatory milestones and royalty and/or profit sharing payments based on sales of any products resulting from the collaborations. Revenue recognized under these collaborations through December 31, 1995 has aggregated approximately $30,843,000.

     Although the Company intends to enter into additional strategic alliances, it also expects to incur increasing expenses and additional losses for at least the next several years, primarily due to expansion of its research and development programs. Payments under strategic alliance and licensing arrangements will be subject to significant fluctuation in both timing and amounts resulting in periods of profitability and periods of losses; therefore, the Company's results of operations for any period may not be comparable to the results of operations for any other period.

RESULTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1995 AND 1994

     Revenue under strategic alliances increased to $22,880,000 in 1995 from $7,963,000 in 1994. The increase in 1995 was due to the inclusion of a full year of research funding and a research milestone payment from Roche, up-front fees from Lilly and Astra, and research funding from Lilly.

     Research and development expenses increased to $17,838,000 in 1995 from $10,990,000 in 1994. The increase was primarily attributable to increased payroll and personnel expenses as the Company hired additional research and development personnel, increased purchase of laboratory supplies, increased equipment depreciation and facilities expenses in connection with the expansion of the Company's research efforts, and increased costs associated with the collection of patient information and DNA samples. The Company expects research and development expenses to continue to increase as personnel and research and development facilities are expanded to accommodate the Company's existing strategic alliances. Such expenses will also increase to the extent that the Company enters into additional strategic alliances with third parties.

     General and administrative expenses were relatively unchanged at $3,292,000 in 1995 as compared to $3,240,000 in 1994. It is anticipated that general and administrative expenses will increase in 1996 and later years as the Company continues to grow. In addition, the Company expects to record a non-cash charge of approximately $3,000,000 relating to compensation expense associated with the grant of options between January 1 and April 12, 1996 to purchase

1,055,422 shares of Common Stock. This compensation expense will be recognized over the vesting period of the options, which is generally four years.

     Net interest expense increased to $466,000 in 1995 from $105,000 in 1994. This increase was due to increased interest expense incurred on capital lease obligations and debt, both entered into in 1995, partially offset by increased interest income earned on higher balances of cash and investment securities.

     The Company has accumulated losses of $9,376,000 since inception and, therefore, has not paid any federal taxes. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, valuation allowances in amounts equal to the deferred tax assets have been established to reflect these uncertainties. See Note 9 of Notes to Financial Statements.

  YEAR ENDED DECEMBER 31, 1994 AND PERIOD FROM JANUARY 13, 1993 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1993

     Revenue under strategic alliances totaled $7,963,000 for the year ended December 31, 1994. The Company did not have any revenue during the period from January 13, 1993 (date of inception) to December 31, 1993 (the "1993 Period"). The 1994 revenue resulted from the Company's strategic alliance with Roche and consisted of up-front fees and research support.

     Research and development expenses increased to $10,990,000 in 1994 from $2,859,000 for the 1993 Period. The increase was primarily attributable to increased payroll and personnel expenses as the Company hired additional research and development personnel, increased purchase of laboratory supplies, increased facilities costs related to the move to a new facility, equipment depreciation, and increased costs associated with the collection of patient information and DNA samples.

     General and administrative expenses increased to $3,240,000 in 1994 from $1,530,000 in the 1993 Period. The increase was primarily attributable to increased payroll and personnel expenses as the Company hired additional management and administrative personnel, increased facilities costs related to the move to a new facility, and professional fees in connection with the overall scale-up of the Company's operations and business development efforts.

     The Company had net interest expense of $105,000 in 1994 and net interest income of $101,000 for the 1993 Period. The transition to net interest expense was due to increases in interest expense incurred on capital lease obligations entered into in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception primarily through strategic alliances, private placement of equity securities, issuance of debt and capital leases. Through December 31, 1995, the Company had recognized approximately $30,843,000 of revenue under strategic alliances. The private placement of equity securities has provided the Company with aggregate gross proceeds of approximately $22,450,000, including $6,000,000 from Roche and $8,000,000 from Lilly. The Company also has obtained $4,000,000 in long-term debt and $6,470,000 in capital lease financings. See Notes 5 and 6 of Notes to Financial Statements. As of December 31, 1995, the Company had approximately $17,847,000 in cash, cash equivalents and short-term investments.

     Equipment acquired under capital lease financings during 1995, 1994 and the 1993 Period were $2,215,000, $3,014,000 and $1,241,000, respectively. The
Company also purchased equipment that amounted to $760,000 in 1995, $40,000 in 1994, and $223,000 in the 1993 Period. Although the Company had no material commitments for capital expenditures at December 31, 1995, the Company expects capital expenditures to increase over the next several years as it expands facilities and acquires scientific equipment to support the planned expansion of research and development efforts.

     As of December 31, 1995, the Company had net operating loss carryforwards of approximately $7,925,000 to offset federal and state income taxes. The Company's research and development tax credit carryforwards were estimated to be approximately $1,673,000 for federal income tax purposes. If not utilized, the federal and state net operating loss carryforwards will expire through 2009. See
Note 9 of Notes to Financial Statements.

     The Company believes that the net proceeds from this offering, existing cash and investment securities and anticipated cash flow from its current strategic alliances will be sufficient to support the Company's operations for at least the next 24 months. The Company's actual future capital requirements, however, will depend on many factors, including progress of its disease research programs, the number and breadth of these programs, achievement of milestones under strategic alliance arrangements, the ability of the Company to establish and maintain additional strategic alliance and licensing arrangements, and the progress of the development efforts of the Company's strategic partners. These factors also include the level of the Company's activities relating to commercialization rights it has retained in its strategic alliance arrangements, competing technological and market developments, the costs associated with the collection of patient information and DNA samples, the costs involved in obtaining and enforcing patent claims and other intellectual property rights and the costs and timing of regulatory approvals. The Company expects that it will require significant additional financing in the future, which it may seek to raise through public or private equity offerings, debt financings or additional strategic alliance and licensing arrangements. No assurance can be given that additional financing or strategic alliance and licensing arrangements will be available when needed or that, if available, such financing will be obtained on terms favorable to the Company or its stockholders. See "Risk Factors -- Future Capital Requirements; Uncertainty of Additional Funding".

                                    BUSINESS

GENERAL

     Millennium Pharmaceuticals, Inc. ("Millennium" or the "Company") is engaged in the commercial application of genetics, genomics and bioinformatics to discover and develop a broad range of novel therapeutic and diagnostic products. Independently and in strategic alliances with leading pharmaceutical companies, the Company has focused its research efforts on identifying and elucidating the function of genes responsible for diseases (DISEASE GENES) that affect millions of individuals and are underserved by current therapeutic alternatives. These diseases include obesity, type II diabetes, atherosclerosis, asthma, cancer and diseases of the central nervous system. The Company's principal objective is to use its technology platform to enable and accelerate the discovery and development of new, proprietary therapeutic and diagnostic products capable of addressing these diseases at their root causes, rather than simply identifying and treating their symptoms.

     The Company is distinctive in the genomics industry in employing a comprehensive technology platform that couples multiple synergistic approaches for identifying disease genes with a broad set of bench and computational biology technologies for elucidating the function of these genes and their role in disease initiation and progression. This highly automated, computer-enhanced technology platform is designed to enable the Company and its strategic partners to rapidly convert the Company's gene discoveries into useful targets for drug discovery and pharmaceutical intervention. The Company believes that its discoveries will be valuable for the development of therapeutic products (including orally available small molecule drugs, therapeutic proteins, gene therapy and antisense drugs), diagnostic products and services and disease management programs for a wide range of diseases.

     The Company has secured strategic partners for its five most advanced disease research programs: Hoffmann-La Roche Inc. ("Roche") in obesity and type II diabetes; Eli Lilly and Company ("Lilly") in atherosclerosis and select areas within oncology; and Astra AB ("Astra") in inflammatory respiratory diseases. The Company intends to pursue further strategic alliances as appropriate. The Company has retained substantial rights to develop and market certain diagnostic and therapeutic applications of the discoveries it makes in its funded strategic alliance research programs. The Company currently is at an early stage of formulating strategies and assembling the resources and capabilities necessary to further develop and exploit these proprietary opportunities.

BACKGROUND

  THE DRUG DISCOVERY AND DEVELOPMENT PROCESS

     Historically, pharmaceutical products have been developed primarily through the synthesis and screening of large collections of chemical compounds and natural products. Compounds are identified as pharmaceutical candidates based on their activity in simple in vitro and in vivo assays believed to mimic aspects of human physiology or biochemistry. Where significant activity is found in an assay, the compound is then tested in animal models believed to simulate human disease conditions. The principal limitation with this approach has been that these assays and animal models have not always proven to be predictive of the candidate drug's safety and efficacy in humans with the disease. In addition, the mechanism of action of these compounds and the underlying causes of the disease generally have remained unknown. Consequently, the resulting candidate drugs are often either ineffective or only ameliorate symptoms without addressing the root cause of the disease.

     Recent advances in genetics have the potential to significantly improve drug discovery and development by enabling the identification of the root causes of diseases at the molecular level. In contrast to traditional drug discovery and development, a genetics approach commences by identifying those genes that, when defective, are responsible for the initiation or progression of disease. The next step in this approach is to characterize the specific role of these genes in the disease process. To identify an appropriate molecular target for therapeutic intervention, it may also be necessary to characterize fully the biochemical pathway in which the disease gene functions. Millennium believes that this type of comprehensive commitment to understanding the disease process is essential to realizing the full value of a genetics approach to drug discovery and development.

     A genetics approach to drug development also may guide more efficient selection of the most appropriate therapeutic modalities by providing significant information about the structure and function of the molecular target for pharmaceutical intervention. These modalities include orally available small molecule drugs, protein therapeutics, gene therapy and antisense drugs. As a result, it is expected that a genetics approach to drug development will be important to both the pharmaceutical and biotechnology industries. Genetics is already affecting the diagnostics industry, providing tests used to identify an individual's predisposition to disease, to guide therapy and to enhance disease management.

  GENETICS, GENOMICS AND BIOINFORMATICS

     All genetic information in an organism is maintained in CHROMOSOMES, which contain deoxyribonucleic acid (DNA). DNA comprises a linear string of four "bases" (known as adenine (A), guanine (G), cytosine (C) and thymine (T)), and genetic information is encoded by the specific order (SEQUENCE) of the bases within units called GENES. An organism's complete set of chromosomes, embodying its entire complement of genes, constitutes the organism's GENOME. The human genome is estimated to comprise approximately three billion bases and 100,000 genes.

     The information stored in the DNA of a gene is a set of instructions to living cells of the organism. These instructions direct the cells to synthesize specific proteins such as hormones or enzymes that perform basic biochemical and physiological functions of the cells. Disease may occur when a defect (MUTATION) in a gene or genes, resulting in incorrect instructions to the cells, disrupts the normal balance or function of these essential proteins. The ability to detect such a mutation and to understand how the disruption of normal protein function contributes to the initiation and progression of the resultant disease are potentially valuable aids to pharmaceutical discovery and development.

     Many complex physiological processes rely on the interaction of sets of different proteins to perform individual steps of such processes. An error or breakdown in any one of the steps can affect the outcome of the process resulting in a disease condition. Disease occurs when one or more steps in a normal physiological process is upset or blocked. This can occur because of an intrinsic defect, a harmful external stimulus (the environment) or the combination of both. Intrinsic defects arise from mutations in particular genes, affecting the proteins they encode. The study of the inheritance patterns of genes, including disease genes, is the science of GENETICS.

     A number of relatively rare diseases, such as cystic fibrosis and sickle cell anemia, have a genetic basis resulting from a mutation in a single gene (MONOGENIC diseases). The genes responsible for many of these monogenic diseases have been identified over the last decade. In contrast, the genes underlying the major common diseases, including obesity, diabetes, heart disease, asthma, cancer and diseases of the central nervous system, have remained more elusive. These diseases tend to be complex conditions which involve multiple responsible genes (POLYGENIC diseases) and often the interaction of genetic and environmental factors (MULTIFACTORIAL diseases). Understanding the genetic bases of these diseases requires processing, analyzing and interpreting vast amounts of data. Until recently, there have been technological limitations in the requisite information systems, process technologies and laboratory reagents.

     However, these technological limitations are being addressed by significant advances in information technologies, automated robotics and high-throughput screening methods, particularly as part of the Human Genome Project (a worldwide research effort to sequence the entire human

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

genome). GENOMICS commonly refers to genetic analysis, and even more broadly molecular biology, conducted in a high-throughput, automated environment with high-level computer-supported data analysis and integration. The use of computer-based information systems to assist in the identification, analysis and elucidation of the biological function of genes is referred to as BIOINFORMATICS.

     Many observers of the genomics industry have found it useful to classify genomics companies as either GENE MAPPERS or GENE SEQUENCERS. Gene mappers characteristically use human genetic approaches to isolate single genes that, when defective, cause or predispose individuals to particular diseases. This focused approach identifies specific molecular changes of undisputed importance in disease origins. In contrast, gene sequencers use high-throughput, non-genetic DNA sequencing methodologies to identify large numbers of genes on an essentially random basis. Attempts to associate these genes with specific disease mechanisms occur only subsequently. Both gene mapping and gene sequencing are already making significant contributions to therapeutic and diagnostic discovery and product development in the pharmaceutical and biotechnology industries.

THE MILLENNIUM STRATEGY

     The Company's objective is to discover and develop novel, proprietary therapeutic and diagnostic products that address diseases at their root causes. Key elements of Millennium's strategy include:

  TECHNOLOGY STRATEGY

     - Focus on major common diseases that affect millions of individuals and that are underserved by current therapeutic alternatives.

     - Employ multiple synergistic gene identification approaches -- including gene mapping, gene sequencing and additional approaches -- to optimize the number and relevance of the Company's gene discoveries.

     - Employ a comprehensive set of bench and computational biology technologies to elucidate the function of the genes discovered by the Company and convert them into useful targets for drug discovery and diagnostic development.

  BUSINESS STRATEGY

     - Establish strategic alliances with leading pharmaceutical companies to accelerate product development, regulatory approvals and commercialization and to leverage the Company's technological resources.

     - Diversify business risk by securing multiple strategic alliance partners, thereby minimizing the Company's reliance on any single partner or disease research program while creating several potential royalty and profit-sharing revenue streams.

     - Minimize operating losses and equity requirements by obtaining from strategic partners substantial payments that are not contingent on the achievement of research and product development milestones.

     - Create additional business opportunities by retaining significant rights to develop and market certain therapeutic and diagnostic applications of the discoveries the Company makes in its funded strategic alliance research programs.

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

MILLENNIUM'S TECHNOLOGY PLATFORM

     Millennium employs a comprehensive genomics approach to disease research with the following two key elements:

     - GENE IDENTIFICATION -- the use of multiple synergistic techniques, including genetic approaches (human and mouse) and non-genetic approaches to identify disease genes.

     - TARGET VALIDATION -- the integrated use of advanced bench and computational biology techniques to elucidate mechanisms of disease initiation and progression, to identify and validate molecular targets for therapeutic intervention and diagnostics, and to develop bioassays and animal models of disease to accelerate product development efforts.

Millennium conducts its research using high-throughput, automated robotic systems and advanced bioinformatics for data capture, analysis, integration and interpretation.

     The following chart illustrates the process flow of a typical Millennium disease-focused research program:

                                     [CHART]

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

GENE IDENTIFICATION STRATEGIES

     The Company employs multiple synergistic genetic and non-genetic approaches to disease gene identification. This strategy combines the disease focus of gene mapping with the breadth and rapidity of non-genetic approaches such as gene sequencing.

  GENETIC APPROACHES

     The Company's genetic approaches to gene identification use a comparative, statistical methodology that correlates disease susceptibility with the inheritance of specific genes. The genomes of individuals with the disease are physically compared with those of unaffected, normal individuals. Given a sufficient number of appropriately selected individuals, a chromosomal region in which a disease gene must reside can be identified. The disease gene of interest is then identified based on this knowledge of its position in the genome, a technique commonly referred to as POSITIONAL CLONING. Millennium uses both human genetics and mouse genetics in its research programs.

     HUMAN GENETICS. The Company bases its human genetics programs on the identification of populations that contain families in which the disease of interest appears to be inherited. For any given disease, the Company assembles multiple family collections from different population structures and genetic backgrounds. To gain access to appropriate populations and to obtain extensive and accurate clinical data, the Company has established collaborations with internationally recognized academic medical centers and leading clinical experts. The Company believes that this "diversified portfolio" approach to human genetics increases the likelihood of rapidly identifying prevalent disease genes and provides a means of independently confirming results found in any single population. For example, in Millennium's type II diabetes program, the Company uses select family collections from homogeneous populations in Scandinavia and Israel and from heterogeneous populations in the United States.

     Millennium analyzes DNA taken from its sample populations to find LINKAGES, that is, small chromosomal regions with variations shared by those who have the disease and lacking in those who do not. This process, referred to as GENOTYPING, involves the use of genetic MARKERS that serve to identify these variations and define or MAP the chromosomal position of genes. Millennium has established a set of genetic markers that has been optimized for use in the Company's high-throughput automated genotyping process. Compilation and analysis of the resulting genotypic and clinical data are performed using proprietary and public databases and bioinformatics systems. Millennium has utilized this approach to identify small chromosomal regions inherited by certain individuals with type II diabetes.

     Once genetic linkage analysis is completed, Millennium employs additional positional cloning techniques to identify the complete DNA sequence of a disease gene. These techniques use the Company's proprietary automated DNA sequencing technology and bioinformatics tools to analyze the linkage regions, identify and analyze all of the genes in the region and compare the DNA sequences of these genes taken from different individuals. The disease gene will show a consistent difference between diseased and healthy individuals.

     MOUSE GENETICS. Millennium complements its human genetics programs with mouse genetics where appropriate. Many mouse models exist in which genetic defects give rise to conditions comparable or identical to human diseases. Mouse genetics studies offer several significant advantages over human genetics studies, including extensive genetic information relating to the animals; availability of large, multigenerational pedigrees; much shorter generation cycles; and the ability to control both genetic and environmental factors. These advantages provide a more efficient process for positionally cloning disease genes. In addition, many of the steps involved in cloning mouse genes are identical to those pursued in the positional cloning of human disease genes, allowing Millennium to utilize common technology platforms and resources.

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

     Millennium's substantial capabilities in mouse genetics enable the Company to identify multiple disease genes simultaneously in several of its disease programs. Millennium has successfully employed its capabilities in mouse genetics to clone the tub gene from an important mouse model of human obesity. See "--Millennium's Disease Research Programs -- Obesity".

  NON-GENETIC APPROACHES

     In addition to its genetic approaches to disease gene identification, the Company employs a variety of non-genetic approaches, including its proprietary rapid analysis of differential gene expression (RADE) technology, large-scale DNA sequencing, and high-throughput expression cloning. These technologies take advantage of the fact that, while all cells of an individual's body contain an identical set of genes, not all of those genes are operative in all cells at all times. When a gene is operative, it produces a protein and is said to be EXPRESSED. In order to produce the protein it encodes, the gene is first transcribed into an intermediary molecule called MESSENGER RNA (MRNA). Using various molecular biological techniques, researchers are able to reverse transcribe these mRNAs back into COMPLEMENTARY DNA (CDNA). A collection of cDNA molecules corresponding to all of the mRNAs expressed in a particular cell type is referred to as a CDNA LIBRARY. The Company has developed a bank of cDNA libraries and high-throughput methodologies for the isolation of full-length genes from these libraries, which have increased the efficiency of the Company's non-genetic approaches to disease gene identification.

     Millennium's RADE technology allows the Company to compare patterns of gene expression in cDNA libraries prepared from different tissue samples. For example, a gene that is expressed in the fat cells of an obese mouse but not a thin mouse, or a gene that is expressed at lower levels in cancerous human colon cells than in normal colon cells, is potentially of interest as a disease gene. Similarly, genes that are regulated by specific physiological stimuli, such as increases in serum cholesterol, may be implicated in the initiation or progression of a disease, such as atherosclerosis. Therefore, Millennium uses RADE extensively in many of its disease research programs.

     In addition to RADE, Millennium employs high-throughput automated CDNA SEQUENCING in a non-random, disease-focused and tissue-selective manner. For example, in the context of its type II diabetes research program, the Company has employed cDNA sequencing extensively to identify candidate disease genes. The Company also uses its sequencing technology in a focused manner to identify genes encoding specific classes of molecules which may serve as suitable candidates for pharmaceutical product development. These include genes encoding secreted hormones that represent potential protein therapeutics and genes encoding enzymes from classes that are known to be good sites of action for orally available small molecule drugs.

     Millennium also uses techniques, such as EXPRESSION CLONING, to identify unknown genes through detailed knowledge of the proteins they encode. Employing expression cloning, Millennium identified ob-r, the leptin receptor which plays a central role in modulating appetite and body weight. This receptor and other proteins with which it interacts are currently being studied at Millennium and Roche as potential targets for small molecule drug screens. Millennium is currently using expression cloning techniques to identify additional novel drug development targets of functionally proven relevance in its obesity and asthma research programs.

TARGET VALIDATION

     Once a disease gene has been identified, the Company undertakes further cellular and molecular biology studies to evaluate the gene's specific function in the disease process (TARGET VALIDATION). Where the target validation process indicates that the disease gene (or the protein it encodes) may not be practically useful or the most appropriate molecular target for therapeutic intervention or product development, cellular and molecular biology studies may also identify other molecules located in the same biochemical pathway(s) as the disease gene. These other molecules may serve as better molecular targets for drug discovery and therapeutic intervention. In addition, these studies assist in the development of biological materials, reagents, cellular assays and animal models, which are critical to the product development efforts of the Company and its strategic partners.

     The Company has dedicated a substantial portion of its research and development activities to molecular target validation. The Company has significant cellular and molecular biology capabilities, including (i) bench biology, which involves a wide range of experimental laboratory techniques, and
(ii) computational biology, which uses computers to model the structure and predict the function of genes and proteins.

     BENCH BIOLOGY

     Millennium's BENCH BIOLOGY approaches take advantage of the Company's capabilities in automation and bioinformatics, enabling a high-throughput, comprehensive approach to molecular target validation. These efforts include:
(i) comparative profiling of the pattern of disease gene expression in diseased and normal tissues, (ii) identification and elucidation of additional molecules that participate in the same biochemical pathway(s) as the disease genes, (iii) development of cellular and/or animal models of disease, and (iv) development of cellular and/or biochemical assays for screening drug candidates.

     TISSUE PROFILING. Millennium has access to well-characterized tissue banks containing normal and diseased tissues for comparative profiling of a disease gene's expression pattern. Such information is of value because selective expression of the disease gene in only the diseased tissue suggests that a therapeutic product that targets the gene is less likely to be active in normal tissue and therefore less likely to have deleterious side effects. The Company has used tissue profiling to characterize disease genes identified in its obesity, atherosclerosis, asthma and oncology research programs.

     BIOCHEMICAL PATHWAYS. The experience of the pharmaceutical industry indicates that some classes of molecular targets are more likely than others to yield commercializable therapeutic products. Capitalizing on this experience, Millennium employs a variety of automated approaches to search the biochemical pathways of the disease genes it discovers in order to find the most useful molecular targets. In its obesity research program, the Company is currently evaluating molecular targets found through its analysis of the biochemical pathway in which the tub gene functions.

     CELLULAR AND ANIMAL MODELS. Millennium elucidates the physiological function of the disease genes it discovers by manipulating their normal expression levels in cells and animals. This information can be critical to assessing the desirability of a gene as a site for pharmaceutical intervention. The Company has developed various viral-based systems to deliver genes to cells and tissues and also creates animal models with new genes (TRANSGENIC MICE) or with altered genes (KNOCK-OUT MICE). Millennium is currently using these technologies to confirm the function of disease genes in its obesity, atherosclerosis, asthma and oncology research programs.

     BIOASSAYS. Millennium's bioassay group synthesizes the results of the foregoing bench biology efforts to create bioassays that can be employed in high-throughput drug screening, whether by the Company or its strategic partners. This represents the culmination of Millennium's distinctive commitment to rapidly convert the Company's gene discoveries into useful targets for drug discovery and pharmaceutical intervention.

     COMPUTATIONAL BIOLOGY

     COMPUTATIONAL BIOLOGY comprises a set of sophisticated computer-assisted techniques and algorithms for inferring information about the functional, biological role of a protein directly from the DNA sequence of the gene that encodes it. This ability to bypass and/or direct many of the more time-consuming and arduous steps involved in bench biology can facilitate target validation, thereby accelerating drug development. For example, when Millennium identified the ob-r gene, computational biology techniques rapidly predicted from the gene's DNA sequence that the leptin receptor encoded by the ob-r gene most likely fell within a well-known class of cytokine receptors. This knowledge immediately directed the Company's bench biology group to commence investigations of specific classes of interacting molecules as potential targets for drug screening and to utilize, from among the Company's large panel of biochemical assays, test systems specifically appropriate for cytokine receptors. See "-- Millennium's Disease Research Programs -- Obesity".

     Millennium believes that its computational biology capabilities will be enhanced by the significant growth in publicly accessible DNA sequence databases resulting from governmental, philanthropic and privately funded efforts worldwide, such as the Human Genome Project. Millennium has developed proprietary software to enable its computational biology research group to access and rapidly synthesize information from these public databases.

BIOINFORMATICS AND AUTOMATION

     The Company's genomics approach to molecular genetics requires a broad commitment to developing and implementing advanced bioinformatics and high-throughput automated robotic systems. Millennium's proprietary bioinformatics systems, including software and relational databases, are used to store and analyze the large quantities of information generated in the Company's gene identification and target validation programs. In addition, the Company has developed software to enable efficient access to public biomedical databases and to integrate information contained in these databases with information in Millennium's proprietary databases. Millennium has developed proprietary automated platforms to support its gene identification and target validation technologies. The generation of raw data from genotyping, DNA sequencing, RADE, expression cloning and other gene identification technologies is achieved on fully- or semi-automated robotic platforms. Automated methodologies are further applied to bench biology techniques essential to target validation.

     In addition, Millennium has developed software that manages sample transfer between research project teams and the Company's automated DNA sequencing platform. This software integrates information with the samples and provides instructions to both humans and robots. All DNA sequencing information is transferred to a relational database that organizes the samples and the results of DNA sequencing. Additional software uses feature-recognition analysis to integrate public sequence and biomedical databases with the Company's results and analyses. Millennium's automation and bioinformatics capabilities played a key role in its discovery of the tub gene and the identification of the ob-r gene.

MILLENNIUM'S DISEASE RESEARCH PROGRAMS

  OVERVIEW

     The Company's technology platform is broadly applicable to a wide range of diseases. The Company has chosen to focus initially on large medical markets underserved by current therapeutic products. In order to enhance its pharmaceutical product commercialization efforts, the Company has entered into strategic alliances with multinational pharmaceutical partners that have substantial research and development resources, and clinical, regulatory and marketing expertise. The Company's current major research programs include the following disease areas: obesity, type II diabetes, atherosclerosis, inflammatory respiratory diseases, oncology and diseases of the central nervous system.

     Millennium sponsors a number of research collaborations with leading academic and medical institutions relating to specific disease areas in order to augment the Company's internal research capabilities. Generally, in each collaboration Millennium obtains an option to negotiate an exclusive, worldwide license to the collaborator's rights in any invention resulting from the collaborative research program. Inventions made solely by Millennium scientists in these collaborations are owned exclusively by Millennium.

     The following chart summarizes the current status of the Company's major disease research programs:

                                     [CHART]

  OBESITY

     In the field of obesity, the Company is conducting gene identification and target validation activities and has entered into a strategic alliance with Roche. See "-- Strategic Alliances -- Hoffmann-La Roche Inc."

     Approximately 34 million individuals in the United States may be classified as obese (greater than 20% above ideal body weight). This serious medical condition has limited therapeutic alternatives and can increase the risk of additional serious medical conditions such as coronary heart disease, certain cancers and type II diabetes. Although obesity is a multifactorial disease, studies of identical twins suggest that genetic factors are a principal cause of the disease.

     The Company is currently undertaking a total of seven projects in the field of obesity, five through mouse and human genetics and two through cDNA approaches. Millennium has identified two disease genes that have been shown to cause obesity in animal models. Millennium and Roche are currently conducting target identification, validation and development programs with respect to both of these genes. The tub gene was identified in a mouse model that closely mimics human obesity. The Company has also identified the gene encoding ob-r, the receptor for the hormone leptin, which is a fundamental regulator of weight and appetite. Biological information about the site of action of both of these key obesity disease genes in human tissues has been generated by Roche and Millennium. In addition, Millennium is developing novel cellular bioassays for further analysis of the biochemical mechanisms of action of these two genes. The Company has additional mouse genetics studies to identify further mouse obesity disease genes as well as genes which may confer protection against the disease. See "-- Patents and Proprietary Rights".

     Millennium is conducting two human genetics studies to map and identify genes that underlie susceptibility to obesity. The Company has entered into a collaboration with the Medical College of Wisconsin Research Foundation (MCW) and has access through MCW to a database with records covering over 65,000 overweight women. Millennium and MCW jointly are collecting DNA samples and clinical information from over 1,000 families with a high incidence of obesity identified through the use of this database. Millennium also has entered into a collaboration with the Harvard School of Public Health to obtain access to DNA samples from a study of thousands of obese individuals in the rural Anhui province of China. This collaboration is directed at identifying obese families in this large, homogeneous population. Extreme obesity in China is rare and the Company believes that its access to these samples will facilitate the identification of the genetic components underlying obesity.

  TYPE II DIABETES

     In its type II diabetes research program, the Company is principally employing a gene identification strategy based on human genetics and has entered into a strategic alliance with Roche. See "-- Strategic Alliances -- Hoffmann-La Roche Inc".

     Approximately 17 million persons in the United States are affected by type II diabetes, also known as adult-onset or non-insulin dependent diabetes mellitus (NIDDM). This condition is a complex disorder involving a combination of factors, including the inability of certain tissues to respond to insulin and an inability of the pancreas to produce appropriate levels of insulin. Millennium's human genetics studies in type II diabetes are designed to identify disease genes involved in both of these disease processes. Studies of identical twins indicate type II diabetes is primarily due to genetic factors.

     The Company is currently undertaking a total of five projects in the field of type II diabetes, all through human genetics. Millennium and its collaborators have identified small chromosomal regions inherited by certain individuals with type II diabetes. The Company and its collaborators are engaged in positional cloning efforts to identify the disease genes. Millennium has entered into a collaboration with the University of Lund, Sweden and the University of Helsinki, Finland to collect and analyze DNA samples drawn from homogeneous populations in Sweden and Finland. The Company, in collaboration with the Whitehead Institute of Biomedical Research (affiliated with the Massachusetts Institute of Technology), is performing linkage analysis and genotyping on DNA samples from this study.

     Millennium has also entered into a collaboration with investigators from Washington University (St. Louis, Missouri) and the Hadasit Medical Research Services & Development Company Limited (Jerusalem, Israel) to collect and analyze DNA samples from the Israeli Ashkenazi Jewish population. In addition, Millennium has a collaboration with the Joslin Diabetes Center (Boston, Massachusetts) to collect and analyze families demonstrating a strong familial history of type II diabetes at an unusually early age of onset (less than 30 years old). Millennium has identified disease-associated linkages in these families and has initiated positional cloning projects to isolate the disease genes.

  ATHEROSCLEROSIS

     In the field of atherosclerosis, the Company is conducting gene identification and target validation activities and has entered into a strategic alliance with Lilly. See "-- Strategic Alliances -- Eli Lilly and Company".

     Atherosclerosis is the major cause of heart disease, which has a prevalence in the United States of approximately 18 million individuals. The risk factors for atherosclerosis include gender, elevated cholesterol levels, smoking, high blood pressure, diabetes mellitus and severe obesity. Studies indicate that a person's genetic make-up, as indicated by a family history of heart disease, is the single most significant risk factor for early onset of the disease. However, the genetic basis of atherosclerosis remains largely unclear.

     The Company currently is undertaking a total of eleven projects in the field of atherosclerosis, three through human and mouse genetics and eight through cDNA approaches. With respect to the latter eight, the Company and Lilly are conducting target validation activities. Novel genes whose patterns of expression change dramatically between healthy and unhealthy conditions in cellular models, animal models and human subjects have been identified using these cDNA approaches and represent potential drug targets. These genes currently are being analyzed by the Company for disease relevance using tissue profiling techniques, gene transfer methodologies and bioassays. Genes with activity in these assays as well as in human lesions have been identified and are being used in the generation of novel animal models.

     The Millennium atherosclerosis human genetics program is based on identifying families with a documented history of early-onset heart disease. The program involves two collaborative centers: the Cleveland Clinic and Adelaide Hospital (Dublin, Ireland), and is currently being expanded to include up to four additional major cardiology research centers. The Adelaide study involves a nationwide survey of the Irish population, which is relatively homogeneous. In addition, the Irish population has the highest rate of heart disease in Western Europe. Using mouse genetics, Millennium also is studying a strain of mice with dramatically elevated serum cholesterol levels to identify genes that protect against atherosclerosis. Identification of these protective genes may elucidate key pathways for designing drugs that block atherosclerotic disease initiation and/or progression.

  INFLAMMATORY RESPIRATORY DISEASES

     In the field of inflammatory respiratory diseases, the Company is conducting gene identification and target validation activities and has entered into a strategic alliance with Astra. See "-- Strategic Alliances -- Astra AB".

     Asthma affects approximately 12 million individuals in the United States. Current treatments for moderate to severe asthma, while effective in managing symptoms of the disease, are known to have significant side effects over the long term. Although asthma has both genetic and environmen-tal factors, a number of studies have indicated that asthma is substantially attributable to a genetic component.

     The Company currently is undertaking a total of seven projects in the field of inflammatory respiratory diseases, four through human and mouse genetics and three through cDNA approaches. Millennium's cDNA disease gene identification program extensively employs RADE and expression cloning to identify critical regulatory genes that control harmful immune responses characteristic of inflammatory respiratory diseases, including asthma. The Company and Astra are conducting target validation activities with respect to the three targets identified through cDNA approaches.

     Millennium is conducting two human genetics studies to map and identify human genes that underlie susceptibility to asthma. In the first, a collaboration with the Channing Laboratory (a joint laboratory of Harvard Medical School and the Brigham and Women's Hospital), several thousand DNA samples from asthmatic Chinese families have been collected through Channing's relationship with Anhui Medical University, China. These DNA samples are being genotyped. The second study is being conducted in collaboration with the Massachusetts General Hospital. In this study, DNA samples and clinical information are being collected from families with severe pediatric asthma in Northern New England. Millennium is using mouse genetics to identify key genes that control immunological conditions important in inflammatory respiratory diseases, including asthma. Millennium has entered into a Cooperative Research and Development Agreement with the National Institute of Allergy and Infectious Diseases of the National Institutes of Health to analyze the genetics of a strain of mice that exhibits a defect in the pathway that generates normal, mature T-cells, an important component of the body's immune system. Genomic linkage regions have been identified and positional cloning efforts are in progress.

  ONCOLOGY

     In the field of oncology, the Company is conducting gene identification activities related to a variety of cancers, including prostate, breast and colorectal cancer, and for melanoma, and has entered into a strategic alliance with Lilly with respect to select areas within oncology. See "-- Strategic Alliances -- Eli Lilly and Company".

     Approximately one million new cancer cases are reported in the United States annually. Cancers of all types result in approximately 500,000 deaths in the United States each year, making cancer the second leading cause of death in the United States. In addition to surgery and radiotherapy, there are nearly 50 FDA-approved drug therapies for the treatment of a variety of cancers, although many of these therapies have severe adverse side effects.

     The Company is currently undertaking a total of five projects in the field of oncology, one through human genetics and four through cDNA approaches. Millennium is identifying genetic changes that underlie the progression of human prostate cancer through the use of positional cloning techniques. Millennium has entered into a collaboration with Baylor College of Medicine (Houston, Texas) to gain access to tumor samples required for this study. Further, Millennium is employing its RADE technology to identify genes that function in the progression of a variety of different types of cancer. Millennium has identified genes implicated in the initiation and progression of melanoma and colon cancer and the metastasis of melanoma. Some of these genes have been shown to participate in previously characterized biochemical pathways and therefore offer new insight into mechanisms of tumor progression. The Company has commenced target validation studies on these genes, including gene transfer into animal models of cancer progression.

  DISEASES OF THE CENTRAL NERVOUS SYSTEM

     In the field of diseases of the central nervous system, Millennium is principally employing human genetics to identify the genes responsible for affective disorders and schizophrenia. The Company currently does not have a strategic partner in this field.

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

     Bipolar affective disorder, also known as manic depression, affects approximately 4 million people in the United States, while the related disorder, common depression, may affect up to 13 million persons. Genetic studies suggest that the relative risk to siblings of individuals affected with bipolar affective disorder is increased up to tenfold over siblings in the general population. Schizophrenia is a debilitating disease of the central nervous system, characterized by severe cognitive impairment, which affects approximately 2.5 million persons in the United States.

     In the area of bipolar affective disorder, Millennium has entered into a collaboration with investigators from the University of California, San Francisco, who have access to clinical samples from an isolated homogeneous population of substantial utility for genetic analysis. Genetic linkages have already been identified using DNA samples from this population. In parallel with an ongoing effort to expand this clinical resource, as well as to add new clinical populations to fill in the portfolio, Millennium and its collaborators have initiated positional cloning efforts to identify these disease genes. Collection of DNA samples from affected individuals representing diverse ethnic backgrounds is also underway in the wider United States population. Upon identification of disease-causing genes in the isolated population, this broader, more diverse collection will allow quantification of the contribution of particular genes to the global diseased population.

     In the area of schizophrenia and schizoaffective disorders, Millennium has entered into a collaboration with a consortium of academic clinicians based at Harvard Medical School and Washington University. These institutions have access to populations of schizophrenia families who have undergone extensive clinical characterization. Significant numbers of DNA samples and clinical information have already been collected. Millennium has initiated genotyping and, simultaneously, the family collection is being expanded by the academic centers.

  OTHER PROGRAMS

     In addition to the foregoing disease research programs, Millennium has recently commenced additional research efforts in the fields of osteoporosis and autoimmune diseases.

STRATEGIC ALLIANCES

     In order to accelerate its product development efforts, Millennium has established strategic alliances with Roche in obesity and type II diabetes; Lilly in atherosclerosis and select areas within oncology; and Astra in inflammatory respiratory diseases. These alliances are designed to provide the Company with the requisite capital and development and marketing capabilities to commercialize the results of its discovery programs. Each provides significant up-front payments, follow-on fees and research funding which will reduce the Company's overall operating losses and need for additional equity capital. In each of its strategic alliances, Millennium has agreed not to conduct certain research, independently or with any commercial third party, that is in the same field as that covered by the alliance agreement. The Company has retained commercialization rights to certain therapeutic and diagnostic applications of the discoveries resulting from these funded research programs. See "-- Retained Commercialization Rights". The Company intends to pursue further strategic alliances as appropriate.

     Each of the agreements governing Millennium's strategic alliances is subject to certain contingencies including, in certain instances, early termination rights. See "Risk Factors -- Reliance on Strategic Partners". Assuming each alliance research program continues for its full five-year term and the Company achieves certain research objectives, the Company expects to receive a total of approximately $175.0 million in up-front and follow-on payments, equity contributions and research funding, exclusive of any amounts invested by Lilly or an affiliate of Roche in this offering. In the event that specified research, product development and associated regulatory milestones are achieved, the Company's strategic partners will be obligated to make additional milestone payments to the Company. Generally, each of these agreements also entitles the Company to royalties and/or a share of the profits on product sales, which are payable for the longer of the life of the applicable patent or a period of time specified in each agreement. Through December 31, 1995, the Company had received $44.8 million under these alliances. Lilly and an affiliate of Roche have indicated their non-binding intention to purchase $3.5 million and $2.0 million, respectively, of Common Stock in this offering.

  HOFFMANN-LA ROCHE INC.

     In March 1994, the Company and Hoffmann-La Roche Inc. (Nutley, New Jersey) entered into a strategic alliance in the fields of obesity and type II diabetes. Under the terms of a related stock purchase agreement, F. Hoffmann-La Roche Ltd. (Basel, Switzerland), an affiliate of Roche, made a $6.0 million equity investment in the Company and has also indicated that it intends to purchase $2.0 million of Common Stock in this offering, although it is not contractually obligated to do so. Roche has agreed to fund a five-year program of obesity and type II diabetes research by the Company. Payments by Roche to the Company in the form of up-front fees and research funding could total up to $44.5 million if the research program continues for its full five-year term. In the event that specified research, product development and associated regulatory milestones are achieved, Roche will be obligated to make additional milestone payments to the Company. In July 1995 and in January 1996, Roche made research milestone payments to the Company in connection with the discovery of two novel genes associated with obesity. Roche also will be obligated to pay to the Company royalties and/or share profits on the sale of certain therapeutic and/or diagnostic products that may result from the alliance.

     The agreement provides Roche with exclusive worldwide royalty-bearing rights to develop and commercialize small molecule therapeutics for obesity and type II diabetes based on the Company's gene discoveries. Roche has an exclusive royalty-bearing right to develop and commercialize therapeutic proteins, antisense drugs and gene therapy for obesity and type II diabetes outside of North America. Within North America, Millennium has retained the right to develop and commercialize therapeutic proteins, antisense drugs and gene therapy for obesity and type II diabetes, subject to Roche's right to co-promote such products. In addition, the agreement provides Roche with a worldwide option to develop and commercialize diagnostic products for obesity and/or type II diabetes based on the Company's gene discoveries. Subject to the foregoing rights, the agreement provides that each party will retain ownership of all inventions (and any related patents) made solely by its employees during the course of the arrangement.

     Roche has the right, at any time after March 1997, to terminate the agreement with the Company, either in whole or with respect to either the obesity or type II diabetes program, if Millennium is unable to perform any of its material obligations under the agreement. The agreement with Roche is also subject to termination by Roche at any time after the completion of the five-year research program in March 1999 on six months notice, as well as upon three months notice upon a sale of majority control of the Company or the sale of all or substantially all of Millennium's assets. Unless earlier terminated in accordance with its terms, the agreement will remain in effect until the expiration of the obligations of Roche to pay royalties and/or share profits under the agreement. The agreement may be terminated by either party upon a material breach by the other party of its obligations under the agreement.

     There can be no assurance that the Company's research pursuant to the agreement will be successful in discovering additional genes related to obesity or type II diabetes or that Roche will be successful in developing or commercializing any products based on any gene discoveries of the Company. As a result, there can be no assurance that any further milestones, royalties or other payments contemplated by the agreement will ever be made. See "Risk Factors -- Reliance on Strategic Partners".

  ELI LILLY AND COMPANY

     In October 1995, the Company and Eli Lilly and Company entered into a strategic alliance in the field of atherosclerosis (the "Atherosclerosis Agreement") and in April 1996 Millennium and Lilly entered into a strategic alliance in select areas within oncology (the "Oncology Agreement"). Under the terms of the Atherosclerosis Agreement, Lilly made an $8.0 million equity investment in the Company; Lilly has also indicated that it intends to purchase $3.5 million of Common Stock in this offering, although it is not contractually obligated to do so. Lilly also agreed to fund five-year programs of atherosclerosis and cancer research by the Company. Payments by Lilly to the Company in the form of up-front fees and research funding could total up to $61.0 million if the research programs continue for their full five-year terms. Lilly also may elect to extend the funding of the Company's research in either or both of these fields to up to eight years. In the event that specified research, product development and associated regulatory milestones are achieved, Lilly will be obligated to make additional milestone payments to the Company. Lilly also will be obligated to pay royalties to the Company on the sale of certain therapeutic products that may result from the alliance.

     Each of the agreements provides Lilly with exclusive worldwide royalty-bearing rights to develop and commercialize small molecule drugs and therapeutic proteins and co-exclusive rights to develop and commercialize gene therapy products for atherosclerosis or cancer based on the Company's gene discoveries. Millennium has retained exclusive rights to all antisense drug applications arising from the strategic alliance research programs. Lilly has granted the Company non-exclusive rights to use select combinatorial chemistry libraries and high-throughput screening technologies controlled by Lilly to conduct a limited number of screens with the Company's targets to identify product candidates for medical indications other than specific medical indications designated by Lilly as being of strategic importance. The Company has exclusive worldwide rights to develop and commercialize such product candidates. The Company will be obligated to pay Lilly royalties on the sale of products identified by the Company using Lilly's combinatorial chemistry libraries. The Company also has granted Lilly a non-exclusive right to use certain genomics technologies. Subject to the foregoing rights, the agreements provide that each party will retain ownership of all inventions (and any related patents) made solely by its employees during the course of the arrangement.

     Lilly has the right at any time after October 1998 to terminate the Atherosclerosis Agreement and at any time after April 1999 to terminate the Oncology Agreement, in each case on 90 days notice and with continuation of research funding for one year provided that Millennium has met specified performance criteria. Lilly has the right to terminate its research funding obligations under each agreement under various circumstances, including the failure by Millennium to achieve specified research objectives, the termination of the employment of two or more specified employees of the Company without replacement reasonably acceptable to Lilly and the acquisition of majority control of the Company by a competitor of Lilly. Unless earlier terminated in accordance with its terms, each agreement will remain in effect until the expiration of the obligations of Lilly or the Company to pay royalties under the agreement. Each agreement may be terminated by either party upon a material breach by the other party of its obligations under the agreement. In addition, Millennium has the right to terminate the Oncology Agreement in the event that Lilly fails to purchase $3,500,000 of Common Stock in this offering.

     There can be no assurance that the Company's research pursuant to these agreements will be successful in identifying relevant genes or that Lilly will be successful in developing or commercializing any products based on gene discoveries by the Company. As a result, there can be no assurance that any of the milestone, royalty and other payments contemplated by the agreements will ever be made. See "Risk Factors -- Reliance on Strategic Partners".

  ASTRA AB

     In December 1995, the Company and Astra AB entered into a strategic alliance in the field of inflammatory respiratory diseases. Astra has agreed to fund a five-year program of inflammatory respiratory diseases research by the Company. Payments by Astra to the Company for up-front, follow-on fees and research funding could total up to approximately $53.3 million if the research program continues for its full five-year term and the Company achieves specified research objectives. Astra has the right to terminate the funded research program in early 1999 in the event that Millennium fails to achieve these objectives. Astra may elect to extend its funding of the

Company's research in this field to seven years. In the event that additional specified research, product development and regulatory milestones are achieved, Astra is obligated to make additional milestone payments to the Company. Astra also will be obligated to pay to the Company royalties based on the sale of certain therapeutic products that may result from the alliance.

     The agreement provides Astra with exclusive worldwide royalty-bearing rights to develop and commercialize small molecule drugs in the inflammatory respiratory diseases field based on the Company's gene discoveries. Millennium and Astra have agreed to explore opportunities to jointly develop and commercialize therapeutic proteins in the field of inflammatory respiratory diseases. In the absence of an agreement on joint development, Astra has exclusive worldwide rights for therapeutic proteins in the field of inflammatory respiratory diseases delivered by oral inhalation or nasal administration. Millennium and Astra also have agreed to explore opportunities to jointly develop and commercialize antisense drugs. In the absence of an agreement on joint development, Astra has exclusive worldwide rights in the field of inflammatory respiratory diseases for antisense drugs delivered by oral inhalation or nasal administration, as well as co-exclusive worldwide rights in such field for antisense drugs not delivered by oral inhalation or nasal administration. The Company also has granted Astra a non-exclusive right to use certain genomics technologies. Millennium has retained exclusive rights to all gene therapy applications arising from the strategic alliance research program. Subject to the foregoing rights, the agreement provides that each party will retain ownership of all inventions (and any related patents) made solely by its employees during the course of the arrangement.

     Unless terminated earlier in accordance with its terms, the agreement will remain in effect until the expiration of Astra's obligations to pay the Company royalties under the agreement. The agreement may be terminated unilaterally by Astra or the Company only upon a default by the other party in a material term, covenant or provision of the agreement.

     There can be no assurance that the Company's research pursuant to the agreement will be successful in discovering genes related to inflammatory respiratory diseases or that Astra will be successful in developing or commercializing any products based on any gene discoveries of the Company. As a result, there can be no assurance that any of the milestone, royalty and other payments contemplated by the agreement will ever be made. See "Risk
Factors -- Reliance on Strategic Partners".

RETAINED COMMERCIALIZATION RIGHTS

     The Company has retained a broad range of rights to commercialize certain therapeutic and diagnostic applications of the discoveries resulting from the research programs funded by its strategic partners.

     The Company's retained commercialization rights fall broadly into three categories -- diagnostics, small molecule drugs and biologics (therapeutic proteins, gene therapy and antisense drugs). The Company currently is at an early stage of formulating strategies and assembling the resources and capabilities necessary to commercialize these rights, and is assessing its alternatives including, among others, joint ventures, acquisitions and strategic collaborations. See "Risk Factors -- Uncertainty Relating to Retained Commercialization Rights". The Company intends to seek to retain similar rights in any future strategic alliances.

  DIAGNOSTICS

     Generally, diagnostic products and services have shorter product development and regulatory approval timelines than therapeutic products. Therefore, Millennium believes that the first commercial opportunity to arise from its disease research programs is likely to be realized in the area of diagnostics. The current major uses of genetic diagnostics are for carrier testing (in prospective parents) and prenatal screening (for severe genetic defects in fetuses). The Company believes that three additional diagnostic applications, predispositional testing, differential diagnosis and pharmacogenetics, may represent significant commercial opportunities.

     PREDISPOSITIONAL TESTING is expected to detect genetic mutations that predispose an individual to disease. In conjunction with preventive medicines, early intervention therapeutics and lifestyle modifications, predispositional testing may significantly decrease disease occurrence, disease severity and the cost of disease treatment and management. DIFFERENTIAL DIAGNOSIS will enable differentiation among diseases which share clinical characteristics but differ at the level of underlying biological mechanism. Successful implementation of differential diagnostic testing will guide the prescription of medicines appropriate to the underlying cause of clinically indistinguishable conditions. The Company believes that differential diagnosis also may be used for patient selection in connection with clinical trials of new candidate therapeutic agents. PHARMACOGENETICS assays will be used to identify the genetic basis of an individual's response to specific drugs. The Company believes that pharmacogenetic testing may prove especially valuable in connection with the registration, administration and modification of therapies of known efficacy which have toxic side effects in a small group of patients.

     Millennium has retained the right to develop and market all diagnostic products and services resulting from the research programs conducted under the Lilly and Astra strategic alliances.

     In connection with its genomics research efforts, the Company has assembled significant resources and expertise in several technological areas relevant to diagnostic medicine, such as RADE, gene mutation detection and analysis, tissue profiling, automation and bioinformatics. The Company is exploring the potential for strategic collaborations with a range of industry participants, including diagnostic companies, clinical and reference laboratories, clinical research organizations, technology developers, health management organizations and pharmacy benefit managers.

  SMALL MOLECULE DRUGS

     SMALL MOLECULE DRUGS are the mainstay of the traditional pharmaceutical industry. Characteristically amenable to formulation for oral administration, they are particularly appropriate for the treatment of chronic diseases that often require the daily administration of medications over many years. Millennium believes that small molecule drugs will continue to be an important therapeutic modality and business opportunity.

     In each of its strategic alliances, Millennium has retained the co-exclusive right to use the molecular targets that result from the funded research programs to identify and develop small molecule drugs to treat medical indications that fall outside of the field(s) covered by the alliance from which the target originated.

     The Company has obtained certain rights to use high-throughput drug screening and combinational chemistry library technologies from Lilly. See "-- Strategic Alliances -- Eli Lilly and Company".

     The Company is evaluating the establishment of a high-throughput drug screening operation that would capitalize on these rights and on the Company's expertise in automation and bioinformatics technologies. The Company is also evaluating opportunities to obtain access to additional compound libraries including natural product, synthetic chemical and additional combinatorial chemistry libraries.

  BIOLOGICS (Therapeutic Proteins, Gene Therapy and Antisense Drugs)

     The biotechnology industry has been built largely on the successful development and commercialization of THERAPEUTIC PROTEINS. More recently, the industry has focused resources on the development of GENE THERAPY (the direct delivery of genes rather than the proteins they encode) and ANTISENSE DRUGS (nucleic acid-based drugs that interfere with the ability of genes to function properly). These biologics may offer significant commercial opportunities particularly in "niche" medical indications.

     In each of its strategic alliances, the Company has retained specific exclusive and co-exclusive rights to develop and market therapeutic proteins, gene therapy and antisense drugs. See "-- Strategic Alliances". The Company is in the early stages of assessing potential therapeutic protein and gene therapy applications of certain discoveries it has made in its disease research programs.

PATENTS AND PROPRIETARY RIGHTS

     As of April 1, 1996, the Company had 36 patent applications pending in the United States and had filed several corresponding foreign patent applications. However, no patents based on the Company's discoveries have issued to date. The Company seeks United States and international patent protection for the genes it discovers, as well as therapeutic and diagnostic products and processes, drug screening methodologies, transgenic animals and other inventions based on such genes. The Company's commercial success will depend in part on obtaining such patent protection. The Company also intends to seek patent protection or rely upon trade secret rights to protect certain other technologies which may be used to discover and characterize genes and which may be used to develop novel therapeutic and diagnostic products.

     The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including Millennium, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

     The Company has applied for patent protection for novel genes, ESTs of novel genes and novel uses for known genes identified through its research programs. There is substantial uncertainty regarding the patentability of ESTs or full length genes absent data demonstrating functional relevance. Based on recent technological advances in gene sequencing technology, a number of groups other than the Company are attempting to rapidly identify ESTs and full length genes, whose functions have not been characterized. Washington University, for example, is currently identifying ESTs through partial sequencing pursuant to funding provided by Merck & Co., Inc., and depositing the ESTs identified in a public database. The public availability of EST information prior to the time the Company applies for patent protection on a corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such gene. The Company routinely conducts searches of publicly available databases to determine whether other parties have previously cloned ESTs corresponding to the various ESTs and full length genes discovered by the Company. To the extent any patents issue to other parties on such partial or full-length genes, the risk increases that the potential products and processes of the Company or its strategic partners may give rise to claims of patent infringement.

     Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to those of the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. Any legal action against the Company or its strategic partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its strategic partner to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its strategic partners would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources.

     There is substantial uncertainty concerning whether human clinical data will be required for issuance of patents for human therapeutics. If such data is required, the Company's ability to obtain patent protection could be delayed or otherwise adversely affected. Although the United States Patent and Trademark Office ("USPTO") issued new utility guidelines in July 1995 that address the requirements for demonstrating utility for biotechnology inventions, particularly for inventions relating to human therapeutics, there can be no assurance that USPTO examiners will follow such guidelines or that the USPTO's position will not change with respect to what is required to establish utility for gene sequences and products and methods based on such sequences. Furthermore, the enactment of the legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from its strategic partners is based on the existence of a valid patent.

     In connection with the Company's discovery of the gene that encodes the leptin receptor that regulates body weight (ob-r), a search of the Washington University database revealed the existence of an EST of unknown function that possessed great similarity to a small portion of the full length ob-r gene. The public availability of this EST prior to the time that the Company filed its patent application based on the full-length ob-r gene could adversely affect the breadth of patent protection available to the Company related to ob-r. In addition, prior to the time that the Company filed its patent application covering ob-r, a third party, Progenitor Inc. ("Progenitor"), filed a patent application disclosing DNA sequences that encode shorter forms of leptin receptors and describing a potential role for such receptors in cell proliferative disorders such as cancers and leukemias. Although the Company believes that the patent application filed by Progenitor does not describe the Company's ob-r, or the role of any receptor in body weight regulation or obesity control, there can be no assurance that such patent application, or additional patent applications if filed by others, will not result in issued patents covering ob-r or specific fragments of the ob-r gene.

     The Company relies upon trade secret protection for its confidential and proprietary information. The Company believes that it has developed proprietary technology for use in gene discovery, including proprietary genetic marker sets, proprietary software (including proprietary software for DNA sequence analysis and laboratory automation) and an integrated bioinformatics system. The Company has not sought patent protection for these technologies. In addition, the Company has developed a database of proprietary gene sequences which it updates on an ongoing basis. The Company has taken security measures to protect its data and continues to explore ways to further enhance the security for its data. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information. While the Company requires employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its trade secrets.

     The Company's academic collaborators have certain rights to publish data and information in which the Company has rights. While the Company believes that the limitations on publication of data developed by its collaborators pursuant to its collaboration agreements will be sufficient to permit the Company to apply for patent protection on genes in which it is interested in pursuing further research, there is considerable pressure on academic institutions to publish discoveries in the genetics and genomics fields. There can be no assurance that such publication would not affect the Company's ability to obtain patent protection for some genes in which it may have an interest.

     The Company is a party to various license agreements which give it rights to use certain technologies in its research and development processes. There can be no assurance that the Company will be able to continue to license such technology on commercially reasonable terms, if at all. Failure by the Company to maintain rights to such technology could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     Prior to marketing, any new drug developed by the Company and its strategic partners must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials, and may include post-marketing surveillance, of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company. Delays or rejections may also be encountered based upon changes in United States Food and Drug Administration ("FDA") policies for drug approval during the period of product development and FDA regulatory review of each submitted new drug application ("NDA") in the case of new pharmaceutical agents, or product license application ("PLA") in the case of biologics. Similar delays also may be encountered in the regulatory approval of any diagnostic product and in obtaining regulatory approval in foreign countries. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health ("NIH") must be approved by the Recombinant DNA Advisory Committee ("RAC") and the NIH. There can be no assurance that regulatory approval will be obtained for any drugs or diagnostic products developed by the Company or its strategic partners. Furthermore, regulatory approval may entail limitations on the indicated use of a drug. Because certain of the products likely to result from the Company's disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities and, as a result, regulatory approvals may be obtained more slowly than for products using more conventional technologies.

     Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Discovery of previously unknown problems with a product may have adverse effects on the Company's business, financial condition and results of operations, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including preclinical studies and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approval or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted an investigational new drug application ("IND") for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. The Company intends to rely on its strategic partners to file INDs and generally direct the regulatory approval process. No assurance can be given that the Company or any of its strategic partners will be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's strategic partners from marketing drugs or diagnostic products developed by the Company or limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could exceed the resources of the Company.

COMPETITION

     Millennium faces, and will continue to face, intense competition from organizations such as large pharmaceutical, biotechnology, and diagnostic companies, as well as academic and research institutions and government agencies. The Company is subject to significant competition from organizations that are pursuing the same or similar technologies as those which constitute the Company's technology platform and from organizations that are pursuing pharmaceutical or diagnostic products that are competitive with the Company's potential products. Most of the organizations competing with the Company have greater capital resources, research and development staffs and facilities, and greater experience in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing capabilities than the Company.

     In addition, research in the field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies such as Genome Therapeutics Corporation, Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies. Universities and other research institutions, including those receiving funding from the federally funded Human Genome Project, also compete with Millennium. A number of entities are attempting to rapidly identify and patent randomly sequenced genes and gene fragments, typically without specific knowledge of the function of such genes or gene fragments. In addition, certain other entities are pursuing a gene identification, characterization and product development strategy based on positional cloning. The Company's competitors may discover, characterize or develop important genes in advance of Millennium, which could have a material adverse effect on any related Millennium disease research program. The Company also faces competition from these and other entities in gaining access to DNA samples used in its research and development projects. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known.

     The Company relies on its strategic partners for support in its disease research programs and intends to rely on its strategic partners for preclinical evaluation and clinical development of its potential products and manufacturing and marketing of any products. Each of the Company's strategic partners is conducting multiple product development efforts within each disease area that is the subject of its strategic alliance with the Company. For example, Roche, with whom the Company is collaborating in the field of obesity, currently has a product for the treatment of obesity in late stage clinical trials. Generally, the Company's strategic alliance agreements do not restrict the strategic partner from pursuing competing development efforts. Any product candidate of the Company, therefore, may be subject to competition with a potential product under development by a strategic partner.

EMPLOYEES

     As of April 1, 1996, the Company had 166 full-time employees, of whom 36 hold Ph.D. or M.D. degrees and 45 hold other advanced degrees. Of the Company's total workforce, 139 are engaged in research and development activities and 27 are engaged in business development, finance and administration. The Company currently plans to hire approximately 80 additional employees by the end of 1996. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company believes that its relations with its employees are good. See "Risk Factors -- Expansion of Operations; Management of Growth".

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

FACILITIES

     The Company's facilities currently consist of approximately 50,000 square feet of office and research space located at 640 Memorial Drive, Cambridge, Massachusetts pursuant to a lease which expires in 2003. The Company is currently constructing a 9,000 square foot animal facility at the same location with a lease term to run concurrently with the existing lease. The Company is also negotiating for additional space and believes that suitable additional space will be available to it, when needed, on commercially reasonable terms.

SCIENTIFIC AND MEDICAL ADVISORS AND CONSULTANTS

     The Company utilizes a number of scientists and physicians to advise it on scientific and medical matters, including experts in human genetics, mouse genetics, molecular biology, bioinformatics, DNA sequencing and disease biology. Generally, each of the Company's scientific and medical advisors and consultants has received Common Stock (or options to purchase Common Stock) or directs research sponsored by the Company. The following is a partial list of the Company's scientific and medical advisors and consultants:

  HUMAN GENETICS

     ARAVINDA CHAKRAVARTI, PH.D., Professor of Genetics at Case Western Reserve University. Dr. Chakravarti played a pivotal role in the discovery of the cystic fibrosis gene, employing linkage disequilibrium analysis to refine the location of the gene. Dr. Chakravarti leads a human genetics research group which recently defined the role of mutations in the Endothelin B receptor in Hirchsprung's disease, a complex polygenic disorder in humans.

     NICHOLAS SCHORK, PH.D., Assistant Professor at Case Western University in the Department of Epidemiology and Biostatistics and the Department of Genetics; adjunct faculty member in the Department of Biostatistics, Harvard University; adjunct faculty member in the Department of Biostatistics, the Cleveland Clinic Foundation; adjunct Associate Staff Scientist, the Jackson Laboratory. Dr. Schork's recent work has focused on the genetic dissection of complex traits in model organisms and humans.

  MOUSE GENETICS

     STEPHEN BROWN, PH.D., Head of the Medical Research Council Mouse Genome Center, Harwell, Oxfordshire, England. Dr. Brown's research has utilized positional cloning strategies to clone deafness genes, including the shaker 1 locus and degenerative muscle disease genes, initially from the mouse and subsequently from humans.

     GEORGE CARLSON, PH.D., Director of the McLaughlin Institute, Great Falls, Montana. Dr. Carlson's research interests lie in understanding the role of the prion protein gene in neurodegenerative diseases. Much of his recent work in this area has utilized transgenic mouse technology to investigate variant prion protein genes and their role in the disease process. He has extended this work towards developing mouse models for Alzheimer's disease. Dr. Carlson is also interested in the structure of the major histocompatibility region of the mouse genome and comparison of mitotic and meiotic recombination.

     NEAL COPELAND, PH.D., Director, Mammalian Genetics Laboratory; Head of the Molecular Genetics of Oncogenesis Section of the ABL-Basic Research Program at the Frederick Cancer Research and Development Center. Dr. Copeland's research interests include the utilization of the mouse as a model organism to identify, clone and understand new oncogenes via common sites of viral integration; the role of the neurofibromatosis gene in myeloid leukemia; and mapping candidate genes to mouse models of human disease.

     NANCY JENKINS, PH.D., Head of the Molecular Genetics of Development Section of the ABL-Basic Research Program at the Frederick Cancer Research and Development Center. Dr. Jenkins has a long-standing interest in mammalian development. Dr. Jenkins has utilized both positional cloning strategies and intensive candidate gene mapping to identify and characterize the products of many important developmental mutants of the mouse, including the dilute gene, which encodes an unconventional myosin factor. Her other interests include understanding the role of the Agouti gene in coat color and obesity.

  MOLECULAR BIOLOGY

     HARVEY F. LODISH, PH.D., Professor of Biology, Massachusetts Institute of Technology, Cambridge, Massachusetts, and Member of the Whitehead Institute of Biomedical Research. Dr. Lodish is a member of the National Academy of Sciences. He is also a recipient of a Guggenheim Fellowship and the Stadie Award from the American Diabetes Association. Dr. Lodish and his group have cloned the erythrocyte glucose transporter, a transporter for free fatty acids, the murine EPO receptor, the calcitonin and endothelin receptors, and two subunits of the TGF beta receptor. Dr. Lodish was also a founder and scientific advisory board member of Genzyme, Inc.

  BIOINFORMATICS

     PEER BORK, PH.D., leads a group working in DNA and protein sequence-structure analysis at the European Molecular Biology Laboratory and at the Max Delbruck Center. His main interests are in genome analysis, molecular evolution, prediction of protein structure and function, and classification/characterization of modular proteins.

     AMOS BAIROCH, PH.D., Founder and Director of SwissProt. SwissProt is widely considered the premier annotated protein sequence database. Dr. Bairoch is the author of the PC/Gene sequence analysis package (currently used by more than 1500 laboratories in 30 different countries), conceived and developed the PROSITE protein motif database as well as the ENZYME database of enzymatic nomenclature, and co-developed the ExPASy bioinformatics WWW server.

     STEPHEN ALTSCHUL, PH.D., Senior Investigator, NCBI/NIH. Dr. Altschul began investigating the mathematics of sequence similarity in 1985 and, together with others, has made seminal contributions in several areas, including work on the statistics of sequence alignment which forms the theoretical basis for many modern heuristic local alignment algorithms.

  SEQUENCING

     RICHARD K. WILSON, PH.D., Research Associate Professor, Department of Genetics, Co-Director, Genome Sequencing Center, Washington University School of Medicine, St. Louis, Missouri. Dr. Wilson is an expert in large-scale DNA sequence analysis, and his group in St. Louis is among the world's leaders in genomic and cDNA sequencing. They have contributed nearly 80 percent of the publicly available human EST database and analyzed over one third of the Caenorhabditis elegans genome.

  OBESITY/DIABETES

     RUDOLPH L. LEIBEL, M.D., Associate Professor, Rockefeller University, New York, New York; Co-Head of the Laboratory of Human Behavior and Metabolism. Dr. Leibel has been involved in obesity research for the past 20 years and is the Deputy Director of the New York Obesity Research Center. Dr. Leibel is a leader in the field of obesity genetics, having prepared the first genetic maps around the mouse ob and db loci, as well as regions of human synteny with rodent obesity mutations for linkage studies.

     AHMED H. KISSEBAH, M.D., PH.D., Professor of Medicine and Pharmacology and Chief, Division of Endocrinology, Metabolism and Clinical Nutrition, and Program Director of the General Clinical Research Center at Medical College of Wisconsin. Dr. Kissebah is an internationally recognized expert in the field of obesity and diabetes. He is known for his work in differentiating the effects of fat distribution on morbidity.

     LEIF GROOP, M.D., Professor of Medicine, Department of Endocrinology at the University of Lund, in Malmo, Sweden. Dr. Groop's laboratory is world-renowned for its extensive characterization of metabolic abnormalities in type II diabetes. In addition, his research team has demonstrated the importance of muscle glycogen synthases and the beta-adrenergic receptor in this disease.

     M. ALAN PERMUTT, M.D., Professor of Medicine at Washington University, St. Louis. Dr. Permutt's research has helped to elucidate many aspects of the etiology of diabetes, including alterations in islet cell physiology and the contribution of genetic factors. Recently, in collaboration with Dr. Benjamin Glaser, Dr. Permutt's group elucidated the role of the sulfonylurea receptor in familial hyperinsulinism.

  ATHEROSCLEROSIS

     JAN L. BRESLOW, M.D., Frederick Henry Leonhardt Professor and Director of the Laboratory of Biochemical Genetics and Metabolism, Rockefeller University; Senior Physician, Rockefeller University Hospital. Dr. Breslow's research has focused on the genetic aspects of lipoprotein levels and atherosclerosis. His laboratory has been responsible for isolating a number of genes associated with lipoprotein disorders and has produced a number of animal models of atherosclerosis. Dr. Breslow is a member of the National Academy of Sciences.

     MICHAEL A. GIMBRONE, JR., M.D., Elsie T. Friedman Professor of Pathology, Harvard Medical School; Director, Vascular Research Division, Brigham and Women's Hospital. The focus of Dr. Gimbrone's research is on the localized interaction of blood leukocytes with the endothelial lining as a key event in acute and chronic inflammation, ischemic tissue injury, intravascular thrombosis and the pathogenesis of atherosclerosis. Dr. Gimbrone's laboratory is responsible for the discovery of the cytokine-inducible endothelial-leukocyte adhesion molecule E-selectin (ELAM1).

     PETER LIBBY, M.D., Director, Vascular Medicine and Atherosclerosis Unit, Brigham and Women's Hospital; Professor of Medicine, Harvard Medical School. Dr. Libby is a clinical cardiologist at Brigham and Women's Hospital and a research leader in the cellular and molecular biology of blood vessel diseases.

     RUSSELL ROSS, PH.D., Professor and Director, Center for Vascular Biology, University of Washington School of Medicine. Dr. Ross is a leading pathologist in the field of atherosclerosis and developed the response-to-injury hypothesis of atherosclerosis, which correlates endothelial cell injury and dysfunction with the sequence of cellular events in the artery wall that culminate in lesions of atherosclerosis. His discovery of platelet-derived growth factor laid the foundation for understanding the molecular mechanisms underlying vascular disease.

     ERIC J. TOPOL, M.D., Chairman of the Department of Cardiology and Director of the Joseph J. Jacobs Center for Thrombosis and Vascular Biology, The Cleveland Clinic. Dr. Topol is a leader in the area of interventional cardiology and has directed many clinical trials evaluating novel thrombolytic therapies, antiplatelets, antithrombins, angioplasty and new coronary revascularization devices. Included in these trials was the use of recombinant tissue plasminogen activator following myocardial infarction and platelet glycoprotein IIb/IIIa inhibitors in interventional cardiology.

  ASTHMA/ALLERGY/IMMUNOLOGY

     ABUL ABBAS, M.D., Professor of Pathology, Harvard Medical School and Head, Immunology Research Division, Brigham & Women's Hospital. Dr. Abbas is a leading investigator in the biology of T-helper cell function.

     JEFFREY RAVETCH, M.D., PH.D., Memorial Sloan-Kettering Cancer Center; Professor, Rockefeller University, Head of Laboratory of Molecular Genetics and Immunology; Adjunct Professor, Jefferson Cancer Institute, Jefferson Medical College. Dr. Ravetch is a leading investigator in the field of Fc receptors.

     FRANK SPEIZER, M.D., Co-Director, Channing Laboratory; Edward H. Kass Professor of Medicine, Harvard Medical School; Senior Physician, Brigham & Women's Hospital. Dr. Speizer is an internationally recognized epidemiologist and Principal Investigator for the Nurse's Health Study.

     SCOTT WEISS, M.D., M.S., Director, Respiratory Epidemiology, Channing Laboratory; Associate Professor, Harvard Medical School; Physician, Brigham & Women's Hospital. Dr. Weiss is an internationally recognized epidemiologist in allergy and asthma, and other pulmonary diseases.

     XIPING XU, M.D., PH.D., Associate Epidemiologist, Brigham and Women's Hospital; Assistant Professor, Harvard Medical School; Assistant Professor of Occupational Epidemiology, Harvard School of Public Health. Dr. Xu is an expert in epidemiology and population genetics.

  ONCOLOGY

     ARNOLD LEVINE, PH.D., Chairman and Weiss Professor in Life Sciences, Department of Molecular Biology, Princeton University. Dr. Levine, a member of the National Academy of Sciences and the Institute of Medicine, is a world-renowned expert in the biology of tumor suppressor genes and oncogenes. He is noted for his fundamental research on the function of the p53 gene, implicated in a wide variety of human cancers. Dr. Levine is the recipient of many honors, including the Bristol Myers Squibb Award for Distinguished Achievement in Cancer Research, and is a member of a number of scientific advisory boards including the Memorial Sloan Kettering Cancer Center and the Howard Hughes Medical Institute.

     JORDAN GUTTERMAN, M.D., Cockrill Professor at the University of Texas, M.D. Anderson Cancer Center. Dr. Gutterman is a pioneer in the biological therapy of cancer, having conducted one of the first clinical investigations of alpha interferon beginning in 1978. These studies identified the potent activity of this cytokine for the treatment of hairy cell leukemia, leading to the licensing of this agent by the FDA in 1986. Dr. Gutterman has continued to play a major role in the clinical evaluation of recombinant biological proteins for the treatment of cancer and immunological disorders. Dr. Gutterman serves as Executive Vice President of the Albert and Mary Lasker Foundation and has served on advisory boards of several pharmaceutical companies and the FDA.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information concerning the executive officers, directors and certain key employees of the Company.

NAME                                        AGE                     POSITION
- ----                                        ---     ----------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
Mark J. Levin...........................    45      Chairman of the Board, Chief Executive
                                                      Officer and Director
Steven H. Holtzman......................    42      Chief Business Officer
Frank D. Lee, Ph.D......................    44      Chief Scientific Officer
Harry F. Arader, Jr.....................    42      Chief Financial Officer
Joshua Boger, Ph.D.(2)..................    44      Director
Eugene Cordes, Ph.D.....................    59      Director
A. Grant Heidrich, III(2)...............    43      Director
William W. Helman(1)....................    37      Director
Raju Kucherlapati, Ph.D.(2).............    53      Director
Eric S. Lander, Ph.D.(1)................    39      Director
Michael Steinmetz, Ph.D.................    48      Director
KEY EMPLOYEES
Geoffrey M. Duyk, M.D., Ph.D............    36      Vice President, Genomics
Robert I. Tepper, M.D. .................    40      Vice President, Biology
Timothy Clark...........................    42      Director, Bioinformatics
Linda K. Pine...........................    44      Vice President, Human Resources and
                                                      Corporate Communications
Mark F. Boshar..........................    35      Chief Patent Counsel and Director of
                                                      Legal Affairs
Peter J. Courossi.......................    38      Director of Finance

- ---------------
(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

     MARK J. LEVIN has served as Chairman of the Board of Directors since March 1996, Chief Executive Officer of the Company since November 1994, and as a director of the Company since inception. From 1987 to 1994, Mr. Levin was a partner at Mayfield Fund ("Mayfield"), a venture capital firm, and co-director of its Life Science Group. While employed with Mayfield, Mr. Levin was the founding Chief Executive Officer of several biotechnology and biomedical companies, including Cell Genesys Inc., CytoTherapeutics Inc., Tularik Inc. and Focal, Inc. Mr. Levin holds an M.S. in Chemical and Biomedical Engineering from Washington University. Mr. Levin also serves on the Board of Directors of CytoTherapeutics Inc.

     STEVEN H. HOLTZMAN has served as Chief Business Officer of the Company since May 1994. From 1986 to 1993, Mr. Holtzman was with DNX Corporation ("DNX"), a biomedical company, and its subsidiaries. He was a founder and the first employee of DNX, served as a member of the Board of Directors, and held several senior management positions including, from 1992 to 1993, President of DNX Biotherapeutics Inc., a subsidiary of DNX, and from 1990 to 1993, Executive Vice President of DNX. Mr. Holtzman received his graduate B.Phil. degree in Philosophy from Oxford University, which he attended as a Rhodes Scholar. Mr. Holtzman currently serves as co-chairperson of the Biotechnology Industry Organization's Bioethics Committee.

     FRANK D. LEE, PH.D. joined the Company in July 1994 as Vice President, Research and became Chief Scientific Officer in January 1996. From 1989 to 1994, Dr. Lee served as Director of Molecular Biology at DNAX Research Institute of Molecular and Cellular Biology, Inc., a subsidiary of Schering-Plough Corporation, a pharmaceutical company ("DNAX"), and from 1981 to 1989 he served as a Senior Staff Scientist at DNAX. Dr. Lee received his Ph.D. from Stanford University and did his postdoctoral research at Stanford University School of Medicine in the Department of Pharmacology and was a Senior Fellow of the American Cancer Society. Dr. Lee also did postdoctoral research at the Massachusetts Institute of Technology's Center for Cancer Research as a fellow of the Helen Hay Whitney Foundation.

     HARRY F. ARADER, JR. joined the Company in April 1996 as Chief Financial Officer. From 1986 to 1996, Mr. Arader was employed by G. D. Searle & Company, a pharmaceutical company ("Searle"), where he held a number of senior management positions in operations, marketing and strategic planning. From 1994 to 1996, he was Searle's Managing Director, Greater China; from 1993 to 1994, he served as Vice President, International Marketing; and from 1990 to 1993, he held the position of Executive Director, Corporate Strategic Planning. Mr. Arader received his M.B.A. from the Wharton School.

     JOSHUA BOGER, PH.D. has served as a director of the Company since August 1995. Dr. Boger has been the President and Chief Executive Officer of Vertex Pharmaceuticals, Inc., a biopharmaceutical company ("Vertex"), from 1992 to the present, and served as President and Chief Scientific Officer of Vertex from 1989 to 1992. Dr. Boger received M.A. and Ph.D. degrees in Chemistry from Harvard University. He also serves on the Board of Directors of Vertex.

     EUGENE CORDES, PH.D. has served as a director of the Company since August 1995. Since August 1995, Dr. Cordes has been a Professor of Pharmacy and Chemistry, University of Michigan in Ann Arbor. From 1988 to October 1994, Dr. Cordes served as the Vice President of Sterling Winthrop, Inc., a pharmaceutical company, and as President of the Pharmaceuticals Research Division.

     A. GRANT HEIDRICH, III has served as a director of the Company since 1993. Since 1983, Mr. Heidrich has served as a general partner of Mayfield Fund. Mr. Heidrich received his M.B.A. from Columbia University Graduate School of Business. Mr. Heidrich also serves on the Board of Directors of Vivus, Inc. and several private companies.

     WILLIAM W. HELMAN has served as a director of the Company since 1993. Since 1987, Mr. Helman has served as a general partner of Greylock, a venture capital firm. Mr. Helman received his M.B.A. from Harvard Business School. Mr. Helman is a director of Filene's Basement, Inc., Hyperion Software, Vertex and several private companies.

     RAJU KUCHERLAPATI, PH.D. is a founder and has served as a director of the Company since 1993. Since 1989, Dr. Kucherlapati has served as the Lola and Saul Kramer Professor and Chairman of the Department of Molecular Genetics at the Albert Einstein College of Medicine. He received his M.S. in Biology from Andhra University (India) and his Ph.D. in Genetics from the University of Illinois, Urbana. Dr. Kucherlapati also was a founder of and serves on the Board of Directors of Cell Genesys Inc., a biotechnology company.

     ERIC S. LANDER, PH.D. is a founder and has served as a director of the Company since 1993. From 1993 to the present, Dr. Lander has served as Director of the Whitehead/MIT Center for Genome Research and a member of the Whitehead Institute for Biomedical Research. From 1989 to the present, Dr. Lander has also held the positions of Associate Professor and Professor in the Department of Biology at the Massachusetts Institute of Technology. Dr. Lander received his Ph.D. in Mathematics from Oxford University, which he attended as a Rhodes Scholar.

     MICHAEL STEINMETZ, PH.D. has served as a director of the Company since 1994. From 1991 to the present he has served as Vice President, Preclinical Research and Development at Roche, and from 1986 to 1991 as Associate Director, heading a pharmaceutical research department, at F. Hoffmann-La Roche Ltd. Dr. Steinmetz received his Ph.D. in Biochemistry from the University of Munich.

     GEOFFREY M. DUYK, M.D., PH.D. joined the Company in July 1994 as Director, Genomics and became Vice President, Genomics in January 1996. From 1991 to 1994, Dr. Duyk was an Assistant Professor in the Department of Genetics at Harvard Medical School and an Assistant Investigator of the Howard Hughes Medical Institute. From 1992 to 1994, Dr. Duyk was a Co-Principal Investigator in the Cooperative Human Linkage Center, an NIH sponsored genome center focused on completing the human genetic maps. Dr. Duyk was a resident and performed his post-doctoral work at the University of California at San Francisco, where he was the recipient of a Lucille P. Markey Postdoctoral Fellowship. He received his Ph.D. and M.D. degrees from Case Western Reserve University School of Medicine. Dr. Duyk is a member of the NIH Genome Research Review Committee of the National Center for Genome Research.

     ROBERT I. TEPPER, M.D. joined the Company in August 1994 as Director, Biology and became Vice President, Biology in January 1996. From 1990 to 1994, Dr. Tepper served as Director of the Laboratory of Tumor Biology at Massachusetts General Hospital Cancer Center where he was the recipient of a Lucille P. Markey Biomedical Scholar award. Dr. Tepper is also a founder and member of the Scientific Advisory Board of Cell Genesys Inc. Dr. Tepper received his M.D. from Harvard Medical School and did his residency in medicine at Massachusetts General Hospital where he was Chief Resident.

     TIMOTHY CLARK joined the Company in June 1994 as Associate Director, Bioinformatics and became Director, Bioinformatics in January 1996. From 1991 to 1994, Mr. Clark was employed by NCBI/NIH, during which time he led the Relational Databases Group responsible for NCBI/GenBank and several other systems in genome informatics. From 1990 to 1991, Mr. Clark was a Senior Systems Analyst with MSD, a consulting firm. Mr. Clark received his M.S. in Computer Science from Johns Hopkins University.

     LINDA K. PINE has served as Vice President, Human Resources and Corporate Communications of the Company since October 1994. From 1990 to 1994, Ms. Pine served as Vice President of Consulting Services for The Survey Group, a regional human resources survey and consulting firm. Ms. Pine received her M.P.A. from Northeastern University.

     MARK F. BOSHAR has served as Chief Patent Counsel and Director of Legal Affairs of the Company since January 1995. From 1992 to 1994, Mr. Boshar served as Chief Patent Counsel and Director of Legal Affairs at Repligen Corporation, a biotechnology company. From 1989 to 1992, he was an Associate with the law firm of Hale and Dorr. Mr. Boshar received his J.D. from Northeastern University School of Law.

     PETER J. COUROSSI joined the Company in January 1995 as Director of Finance. From 1993 to 1995, Mr. Courossi served as Director of Finance and Accounting for Genzyme Tissue Repair (formerly BioSurface Technology, Inc.), a biotechnology company, and from 1989 to 1992 he served as its Corporate Controller. Mr. Courossi received his M.B.A. from Babson College.

     Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of two Class I Directors (Dr. Steinmetz and Mr. Helman), three Class II Directors (Drs. Cordes, Kucherlapati and Lander) and three Class III Directors (Messrs. Levin and Heidrich and Dr. Boger). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the calendar years 1997, 1998 and 1999, respectively.

     Dr. Steinmetz has been nominated and elected to the Board of Directors pursuant to a voting agreement among certain of the Company's stockholders. This agreement will terminate upon the consummation of this offering. See "Certain Transactions".

     Executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans. The current members of the Compensation Committee are Mr. Heidrich, and Drs. Kucherlapati and Boger. The Board of Directors also has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The current members of the Audit Committee are Mr. Helman and Dr. Lander.

BOARD COMPENSATION

     The Company's non-employee directors receive an annual retainer of $10,000 for serving on the Board of Directors and receive $1,500, plus reasonable travel and out-of-pocket expenses, for attendance at meetings of the Board of Directors. Following the completion of this offering, each non-employee director will participate in the Company's 1996 Director Option Plan (the "Director Plan").

     Dr. Kucherlapati serves as a member of the Board of Directors under the terms of an agreement with the Company dated April 21, 1993, as amended, and pursuant to such agreement is entitled to receive compensation equal to $23,750 per quarter, based upon two days per month of services. The agreement shall remain in effect for so long as Dr. Kucherlapati remains a member of the Board of Directors. Pursuant to the agreement, Dr. Kucherlapati received $95,000 from the Company in 1995. See "Certain Transactions".

     Drs. Cordes and Boger serve as members of the Board of Directors under the terms of agreements with the Company effective as of August 10, 1995 and are each entitled to compensation equal to $10,000 per year. In addition, Drs. Cordes and Boger each received an option to purchase 50,000 shares of Common Stock, at an exercise price of $0.30 per share, the fair market value of the Company's Common Stock on the date of grant as determined by the Board of Directors. The options vest in equal monthly installments of one forty-eighth of the total number of shares subject to the option beginning at the end of the first month after the date of grant. Each agreement expires on the earlier of August 10, 1999 or the date upon which the director ceases to serve as a director of the Company. Pursuant to these agreements, Drs. Cordes and Boger each received $2,500 from the Company in 1995.

     The Company has entered into an agreement for consulting services with Dr. Lander effective as of January 1, 1993. The agreement expires on December 31, 1996. Either party may terminate the agreement upon 60 days prior written notice. Pursuant to the agreement, Dr. Lander is compensated at the rate of $2,375 (plus travel and other appropriate expenses) per day of consulting services, not to exceed the equivalent of 40 full days per year. Dr. Lander is required to assign to the Company any inventions made during the course of his consulting services for the Company and which are wholly unrelated to any of his activities for his primary employer. Furthermore, the Company agrees that it has no proprietary rights or privileged access to any of the genomic maps (including clones, sequences, markers and information) produced by Dr. Lander's primary employer. Pursuant to this agreement, Dr. Lander received $95,000 in 1995. In connection with the execution of this agreement, Dr. Lander purchased 780,000 shares of the Company's Common Stock at a purchase price of $0.001 per share. In July 1994, the Company repurchased 30,409 of such shares at the original purchase price. Pursuant to the terms of the stock purchase agreement, if Dr. Lander ceases to serve as a consultant for any reason the Company has the right to repurchase from Dr. Lander, at the original purchase price, that number of shares owned by him as is determined by a formula based upon the number of days of consulting services provided. The repurchase option will terminate upon the closing of this offering. The stock purchase agreement also provides that the Company shall have a right of first refusal in the event Dr. Lander desires to sell all or any part of the shares.

DIRECTOR OPTION PLAN

     The Director Plan was adopted by the Board of Directors in March 1996, was approved by the stockholders in April 1996, and will become effective upon the closing of this offering. Under the terms of the Director Plan (i) options to purchase 20,000 shares of Common Stock will be granted to each non-employee director serving as a director as of the closing of the offering (the "Existing Director Options"), except directors who have received stock option grants in the 12 months preceding the closing of the offering (the "Pre-Offering Director Options") and (ii) options to purchase 30,000 shares of Common Stock (the "New Director Options") will be granted to each person who first becomes an eligible non-employee director after the closing date of the offering, effective as of the date of election to the Board of Directors. The Existing Director Options and New Director Options will vest on a monthly basis in 48 equal installments, commencing on the 30th day after the date of grant. Each eligible director will be granted an additional option to purchase 20,000 shares of Common Stock as of the date that such director's Existing Director Options, Pre-Offering Director Options, or New Director Options have fully vested, and on each four-year anniversary thereof. The exercisability of these options will be accelerated upon the occurrence of a change in control (as defined in the Director Plan). A total of 250,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. The exercise price of options granted under the Director Plan will equal the closing price of the Common Stock on the Nasdaq National Market on the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation paid by the Company during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer and each of the Company's two other most highly compensated executive officers whose cash compensation exceeded $100,000 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                                SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                 ANNUAL           ------------
                                            COMPENSATION(1)        NUMBER OF
                                           ------------------      SECURITIES       ALL OTHER
NAME AND PRINCIPAL                          SALARY      BONUS      UNDERLYING      COMPENSATION
POSITION                                      ($)        ($)        OPTIONS           ($)(2)
- ------------------                         --------     -----     ------------     ------------
Mark J. Levin............................  $300,000     $0           100,000         $    870
Chief Executive Officer
Steven H. Holtzman.......................   212,046      0            41,125          15,510(3)
Chief Business Officer
Frank D. Lee.............................   208,108      0            45,750          16,852(4)
Chief Scientific Officer

- ---------------

(1) Includes amounts payable in 1995 and/or 1996 for services rendered by the Named Executive Officers in 1995. Other compensation in the form of perquisites and other personal benefits has been omitted because it constitutes less than the lesser of $50,000 or ten percent of the total annual salary and bonus for the Named Executive Officers in 1995.

(2) Includes term-life insurance premiums paid by the Company on behalf of the Named Executive Officers in 1995.

(3) Includes reimbursement of $15,000 for housing differential paid by the Company in 1995.

(4) Includes a relocation allowance of $16,342 paid by the Company in 1995.


     The following table sets forth certain information regarding options granted by the Company to the Named Executive Officers during the fiscal year ended December 31, 1995.
                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL
                                                 INDIVIDUAL GRANTS                  REALIZABLE VALUE
                                   ----------------------------------------------
                                                PERCENT                                AT ASSUMED
                                   NUMBER OF    OF TOTAL                               STOCK PRICE
                                   SECURITIES   OPTIONS                               APPRECIATION
                                   UNDERLYING  GRANTED TO                              FOR OPTION
                                    OPTIONS    EMPLOYEES    EXERCISE                   TERM($)(2)
                                    GRANTED    IN FISCAL     PRICE     EXPIRATION   -----------------
NAME                                  (1)         YEAR        ($)         DATE        5%        10%
- ----                               ---------   ----------   --------   ----------   -------   -------
Mark J. Levin.....................  100,000       8.8%       $.60       12/21/05    $37,734   $95,625
Steven H. Holtzman................    1,125       0.1         .30        1/01/05        212       538
                                     40,000       3.5         .30        7/27/05      7,547    19,125
Frank D. Lee......................      750       0.1         .30        1/01/05        142       359
                                     45,000       4.0         .30        9/21/05      8,490    21,516

- ---------------

(1) One forty-eighth of the total number of shares subject to the option are exercisable at the end of the first month after the date of grant and an additional one forty-eighth of the total number of shares subject to the option will be exercisable at the end of each month thereafter until all of such shares are exercised; provided, however, that at the election of the Named Executive Officer, all of such shares may be immediately exercisable in which event the portion of the shares of Common Stock issued upon exercise corresponding to the vesting schedule for the original option shall be subject to repurchase by the Company.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account any appreciation in the price of the Common Stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date at which the options are exercised.

     The following table sets forth certain information regarding stock options held as of December 31, 1995 by the Named Executive Officers.

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                                                         VALUE OF
                                                                     NUMBER OF         UNEXERCISED
                                                                       SHARES          IN-THE-MONEY
                                                                     UNDERLYING         OPTIONS AT
                                                                    UNEXERCISED           FISCAL
                                                                     OPTIONS AT          YEAR-END
                                      NUMBER OF                   FISCAL YEAR-END         ($)(2)
                                       SHARES          VALUE     ------------------   --------------
                                      ACQUIRED        REALIZED      EXERCISABLE/       EXERCISABLE/
NAME                                 ON EXERCISE       ($)(1)      UNEXERCISABLE      UNEXERCISABLE
- ----                                 -----------      --------   ------------------   --------------
Mark J. Levin......................    749,591(3)     $ 43,245      100,000(4)/0        $      0/0
Steven H. Holtzman.................    292,125(5)      107,842           0    /0               0/0
Frank D. Lee.......................    110,939          22,329      234,811(6)/0         109,193/0

- ---------------

(1) Based on the fair market value of the Common Stock on December 31, 1995 ($0.60), as determined by the Board of Directors, less the option exercise price.
(2) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.
(3) Of these shares, 216,227 were exercised for cash, of which 66,163 shares were subject to repurchase by the Company as of December 31, 1995. The consideration for the remaining 533,364 shares was provided by the Company in the form of a loan, with 400,023 shares being subject to repurchase by the Company as of December 31, 1995. See "-- Employment Agreements".
(4) If exercised, all shares would be subject to repurchase by the Company.
(5) Of these shares, 186,076 were subject to repurchase by the Company as of December 31, 1995.
(6) If exercised, 234,641 shares would be subject to repurchase by the Company.

EMPLOYMENT AGREEMENTS

     In November 1994, the Company entered into an employment agreement with Mr. Levin. The agreement provides for an initial annual salary of $300,000. In addition, Mr. Levin was granted an option to purchase 533,364 shares of the Company's Common Stock at an exercise price of $0.30 per share. The option was exercised in November 1995. The shares issued upon exercise of the option are subject to repurchase by the Company and are released from such repurchase option at a rate of one forty-eighth of such shares per month. As of December 31, 1995, 400,023 of the shares issued upon exercise of the option were subject to repurchase by the Company. In connection with the grant of the option, the Company agreed to loan Mr. Levin up to $266,681, the net after tax purchase price for the options. The loan bears interest at a rate of 7% per annum and is secured by a pledge of the shares of Common Stock issued upon exercise of the option. The Company has agreed to forgive one forty-eighth of the principal plus accrued interest of the loan monthly beginning on December 31, 1995, subject to Mr. Levin's continued employment. In the event of Mr. Levin's termination either voluntarily or by the Company without cause, the unforgiven principal of the loan will be due on the first to occur of (i) the first anniversary of such termination, (ii) the first date upon which the fair market value of freely tradeable shares held by Mr. Levin exceeds $1,000,000 or (iii) the date upon which Mr. Levin receives cash or freely tradeable securities having a value of at least $1,000,000 in an acquisition of the Company. The Company also agreed to pay Mr. Levin's relocation expenses up to a maximum of $100,000.

     In April 1994, the Company entered into an employment agreement with Mr. Holtzman. The agreement provides for an initial annual salary of $200,000. In addition, Mr. Holtzman was granted an option to purchase 250,000 shares of the Company's Common Stock at an exercise price of $0.10 per share. The option is exercisable immediately and one-quarter of the resulting shares vest and are released from the Company's repurchase option on the first anniversary of the grant and one forty-eighth of the remaining shares vest per month thereafter. The Company also agreed to pay Mr. Holtzman a one-time relocation allowance of $65,000 and a yearly allowance of $15,000 in 1994 and 1995 to compensate Mr. Holtzman for housing differential costs between the Princeton, New Jersey and Boston, Massachusetts areas. In January 1996, the Company granted to Mr. Holtzman an option to purchase 54,625 shares of Common Stock at an exercise price of $0.60 per share. The option was exercised in January 1996. The shares issued upon exercise of the option are subject to repurchase by the Company and are released from such repurchase option at a rate of one forty-eighth of such shares per month. In March 1996, the Company loaned to Mr. Holtzman $53,841, a portion of the net after tax exercise price paid by Mr. Holtzman to exercise the option. The loan bears interest at a rate of 6.1% per annum and is secured by a pledge of the shares which were issued to Mr. Holtzman upon exercise of the option. The Company has agreed to forgive one forty-eighth of the principal plus accrued interest of the loan monthly beginning April 15, 1996, subject to Mr. Holtzman's continued employment. In the event of Mr. Holtzman's termination either voluntarily or by the Company without cause, the unforgiven principal of the loan will be due on the first to occur of (i) the first anniversary of such termination, (ii) the first date upon which the fair market value of freely tradeable shares held by Mr. Holtzman exceeds $250,000 or (iii) the last date upon which Mr. Holtzman receives cash or freely tradeable securities having a value of at least $250,000 in an acquisition of the Company. In the event of Mr. Holtzman's termination for cause, the unforgiven principal of the loan, plus interest accrued thereon, will be due and payable in full thirty days after such termination.

     In June 1994, the Company entered into an employment agreement with Dr. Lee. The agreement provides for an initial annual salary of $200,000, plus a hiring bonus of $30,000. In addition, Dr. Lee was granted an option to purchase 300,000 shares of the Company's Common Stock at an exercise price of $0.10 per share. The option is exercisable immediately and one-quarter of the resulting shares are released from the Company's repurchase option on the first anniversary of the grant and one forty-eighth of the remaining shares vest per month thereafter. The Company also agreed to pay Dr. Lee a relocation allowance of up to $95,000.

     The Company has the right to terminate the employment agreements with Mr. Holtzman and Dr. Lee at any time. In the event the Company terminates any executive's employment without justifiable cause (as defined in each employment agreement), the executive is entitled to receive a severance payment equal to 12 months' salary; however, the Company's obligation to make the severance payment will cease if the executive accepts other employment.

STOCK PLANS

     1993 INCENTIVE STOCK PLAN. The Company's 1993 Incentive Stock Plan, as amended (the "1993 Plan"), was adopted by the Board of Directors in March 1993 and approved by the stockholders of the Company in April 1993. The 1993 Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1993 Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), or options not intended to qualify as incentive stock options ("non-statutory options"). Incentive stock options may only be granted to employees of the Company. A total of 5,400,000 shares of Common Stock may be issued upon the exercise of options granted under the 1993 Plan.

     The 1993 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1993 Plan, the Compensation Committee (or the Board of

Directors) has the authority to select the employees to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) when the option becomes exercisable,
(iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant, and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years). The Compensation Committee of the Board of Directors may, in its sole discretion, include additional provisions in any option or award granted or made under the 1993 Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee of the Board of Directors, so long as not inconsistent with the 1993 Plan or applicable law. The Compensation Committee of the Board of Directors may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1993 Plan may be exercised.

     Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash and Common Stock or by any other method (including delivery of a promissory note payable on terms specified by the Board of Directors) approved by the Board of Directors consistent with Section 422 of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Options are not assignable or transferable except by will or the laws of descent and distribution.

     As of April 1, 1996, the Company had approximately 166 full-time employees who would have been eligible to participate in the 1993 Plan. The number of persons receiving stock options varies from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine award recipients.

     1996 EQUITY INCENTIVE PLAN. The Company's 1996 Equity Incentive Plan (the "Equity Plan") was adopted by the Board of Directors in March 1996 and was approved by the stockholders in April 1996. Under the terms of the Equity Plan the Company is authorized to make awards of restricted stock and to grant incentive stock options and non-statutory stock options to employees (including officers and employee directors) of, and consultants and advisors to, the Company to purchase shares of the Common Stock of the Company. A total of 2,100,000 shares of Common Stock may be issued upon exercise of options granted or awards made under the Equity Plan.

     Stock option grants under the Equity Plan entitle the optionee to purchase Common Stock from the Company, for a specified exercise price, during the periods specified in the applicable option agreement. The Compensation Committee of the Board of Directors will select the persons to whom options are granted, and determine the number of shares covered by each option, its exercise price, its vesting schedule and its expiration date. Options are generally not assignable or transferable except by will or the laws of descent and distribution.

     Restricted stock awards under the Equity Plan entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right of repurchase of unvested stock when the recipient's relationship with the Company terminates. The Compensation Committee of the Board of Directors will select the recipients of restricted stock awards, determine the times at which restricted stock awards are made, and determine the number of shares of Common Stock subject to the award, the purchase price (which can be less than the fair market value of the Common Stock) and the vesting schedule for such shares. The recipients may not sell, transfer or otherwise dispose of shares subject to a restricted stock award until such shares are vested. Upon termination of the recipient's relationship with the Company, the Company will be entitled to repurchase those shares which are not vested on the termination date at a price equal to their original purchase price.

     As of April 1, 1996, the Company had approximately 166 full-time employees who would have been eligible to participate in the Equity Plan. The number of individuals receiving stock options or awards may vary from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine award recipients.

     1996 EMPLOYEE STOCK PURCHASE PLAN. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1996, was approved by the stockholders in April 1996, and will become effective upon the closing of this offering. The Purchase Plan authorizes the issuance of up to a total of 350,000 shares of Common Stock to participating employees.

     All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. As of April 1, 1996, approximately 166 of the Company's employees would have been eligible to participate in the Purchase Plan.

     On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: The employee may authorize an amount ( a whole percentage from 1% to 10% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's annualized base pay divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

     If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1995, the members of the Compensation Committee of the Board of Directors were Dr. Kucherlapati and Mr. Heidrich, neither of whom is an employee of the Company.

                              CERTAIN TRANSACTIONS

     In January 1993, the Company entered into a consulting agreement with Daniel Cohen, M.D., a founder of the Company, pursuant to which Dr. Cohen agreed to provide certain consulting services to the Company. The Company agreed to pay Dr. Cohen at the rate of $2,375 per day of consulting services. Dr. Cohen resigned as a consultant to the Company effective December 31, 1995. Pursuant to the terms of the consulting agreement, the Company sold to Dr. Cohen 780,000 shares of Common Stock at a purchase price of $.001 per share. In July 1994 and March 1996, the Company repurchased from Dr. Cohen 30,409 shares and 327,946 shares, respectively, at a purchase price equal to $.001, the original purchase price. In March 1996, Dr. Cohen sold 93,000 and 57,000 of his remaining shares to Venrock Associates ("Venrock") and Venrock Associates II, L.P. ("Venrock II"), respectively, at a purchase price of $6.33 per share.

     In January 1993, the Company entered into an agreement for consulting services with Dr. Lander, a director of the Company. Pursuant to the agreement, Dr. Lander is compensated at the rate of $2,375 (plus travel and other appropriate expenses) per day of consulting services, not to exceed the equivalent of 40 full days per year. Pursuant to this agreement, Dr. Lander received $95,000 in 1995. In connection with the execution of this agreement, Dr. Lander purchased 780,000 shares of the Company's Common Stock at a purchase price of $0.001 per share. In July 1994, the Company repurchased 30,409 of such shares at the original purchase price. Pursuant to the terms of the stock purchase agreement, if Dr. Lander ceases to serve as a consultant for any reason the Company has the right to repurchase from Dr. Lander, at the original purchase price, that number of shares owned by him as is determined by a formula based upon the number of days of consulting services provided. The repurchase option will terminate upon the closing of this offering. The stock purchase agreement also provides that the Company shall have a right of first refusal in the event Dr. Lander desires to sell all or any part of the shares.

     In April 1993, the Company entered into an agreement with Dr. Kucherlapati, a director of the Company, pursuant to which Dr. Kucherlapati serves as a member of the Board of Directors and is entitled to receive compensation equal to $23,750 per quarter, based upon two days per month of services. The agreement shall remain in effect for so long as Dr. Kucherlapati remains a member of the Board of Directors. Pursuant to the agreement, Dr. Kucherlapati received $95,000 from the Company in 1995.

     In April 1993, the Company sold 8,450,000 shares of Series A Preferred Stock, at a purchase price of $1.00 per share, to a group of investors including Greylock Limited Partnership ("Greylock"), Mayfield Medical Partners (1992) ("Mayfield 1992"), Mayfield VII ("Mayfield VII"), Mayfield Associates Fund II ("Mayfield Associates II"), Venrock, Venrock II, Kleiner, Perkins, Caufield & Buyers VI ("KPCB VI") and KPCB Founders Fund ("KPCB Fund"). Mr. Helman, a director of the Company, is a General Partner of Greylock Equity GP Limited Partnership, the General Partner of Greylock. Mr. Heidrich, a director of the Company, is a General Partner of Mayfield Fund, the General Partner of Mayfield 1992, Mayfield VII and Mayfield Associates II. Mr. Levin, Chief Executive Officer of the Company, was a partner of Mayfield Fund from 1987 to 1994 and has retained a 0.6% interest in Mayfield Associates II.

     In November 1993, the Company entered into a consulting agreement with Jeffrey Friedman, Ph.D., a founder of the Company, pursuant to which Dr. Friedman agreed to provide certain consulting services to the Company. The Company agreed to pay Dr. Friedman at a rate of $2,375 per day of consulting services. The consulting agreement was terminated by the Company effective June 30, 1995. Pursuant to the terms of the consulting agreement, the Company sold to Dr. Friedman 675,000 shares of Common Stock at a purchase price of $.001 per share. In July 1994 and December 1995, the Company repurchased 30,409 shares and 332,261 shares, respectively, at a repurchase price equal to $.001, the original purchase price. In April 1994, the Company granted Dr. Friedman a non-statutory option to purchase 105,000 shares of Common Stock which was cancelled in December 1995.

     In April 1994, the Company entered into an employment agreement with Mr. Holtzman, the Chief Business Officer of the Company. The agreement provides for an initial annual salary of $200,000. In addition, Mr. Holtzman was granted an option to purchase 250,000 shares of the Company's Common Stock at an exercise price of $0.10 per share. The option is exercisable immediately and one-quarter of the resulting shares vest and are released from the Company's repurchase option on the first anniversary of the grant and one forty-eighth of the remaining shares vest per month thereafter. The Company also agreed to pay Mr. Holtzman a one-time relocation allowance of $65,000 and a yearly allowance of $15,000 in 1994 and 1995 to compensate Mr. Holtzman for housing differential costs between the Princeton, New Jersey and Boston, Massachusetts areas. In January 1996, the Company granted to Mr. Holtzman an option to purchase 54,625 shares of Common Stock at an exercise price of $0.60 per share. The option was exercised in January 1996. The shares issued upon exercise of the option are subject to repurchase by the Company and are released from such repurchase option at a rate of one forty-eighth of such shares per month. In March 1996, the Company loaned to Mr. Holtzman $53,841, a portion of the net after tax exercise price paid by Mr. Holtzman to exercise the option. The loan bears interest at a rate of 6.1% per annum and is secured by a pledge of the shares which were issued to Mr. Holtzman upon exercise of the option. The Company has agreed to forgive one forty-eighth of the principal plus accrued interest of the loan monthly beginning April 15, 1996, subject to Mr. Holtzman's continued employment. In the event of Mr. Holtzman's termination either voluntarily or by the Company without cause, the unforgiven principal of the loan will be due on the first to occur of (i) the first anniversary of such termination, (ii) the first date upon which the fair market value of freely tradeable securities held by Mr. Holtzman exceeds $250,000 or (iii) the last date upon which Mr. Holtzman receives cash or freely tradeable securities having a value of at least $250,000 in an acquisition of the Company. In the event of Mr. Holtzman's termination for cause, the unforgiven principal of the loan, plus interest accrued thereon, will be due and payable in full thirty days after such termination.

     In April and September 1994 and February 1995, the Company sold an aggregate of 2,000,000 shares of Series B Preferred Stock to F. Hoffmann-La Roche Ltd., an affiliate of Roche, at a purchase price of $3.00 per share. In addition, the Company and Roche executed a strategic alliance agreement pursuant to which Roche will make payments to the Company of up-front fees and research funding. In the event that specified research, product development and associated regulatory milestones are achieved, Roche is obligated to pay to the Company certain milestone payments. In addition, Roche will be obligated to pay to the Company royalties on the sale by Roche of products which may result from the alliance. See "Business -- Strategic Alliances -- Hoffmann-La Roche Inc.". Michael Steinmetz, a member of the Board of Directors, is Vice President, Preclinical Research and Development of an affiliate of Roche. The Company, its founders, holders of shares of Series A Preferred Stock of the Company (the "Series A Holders") and Roche have entered into a Voting Agreement pursuant to which the founders and Series A Holders have agreed to vote the shares of capital stock held by them to elect the nominee of Roche to serve on the Company's Board of Directors. The Voting Agreement will terminate upon the closing of this offering.

     In June 1994, the Company entered into an employment agreement with Dr. Lee, the Chief Scientific Officer of the Company. The agreement provides for an initial salary of $200,000, plus a hiring bonus of $30,000. In addition, Dr. Lee was granted an option to purchase 300,000 shares of the Company's Common Stock at an exercise price of $0.10 per share. The option is exercisable immediately and one-quarter of the resulting shares are released form the Company's repurchase option on the first anniversary of the grant and one forty-eighth of the remaining shares vest per month thereafter. The Company also agreed to pay Dr. Lee a relocation allowance of up to $95,000.

     In November 1994, the Company entered into an employment agreement with Mr. Levin, the Chief Executive Officer of the Company. The agreement provides for an initial annual salary of $300,000. In addition, Mr. Levin was granted an option to purchase 533,364 shares of the Company's Common Stock at an exercise price of $0.30 per share. The option was exercised in

November 1995. The shares issued upon exercise of the option are subject to repurchase by the Company and are released from such repurchase option at a rate of one forty-eighth of such shares per month. As of December 31, 1995, 400,023 of the shares issued upon exercise of the option were subject to repurchase by the Company. In connection with the grant of the option, the Company agreed to loan Mr. Levin up to $266,681, the net after tax purchase price for the options. The loan bears interest at a rate of 7% per annum and is secured by a pledge of the shares of Common Stock issued upon exercise of the option. The Company has agreed to forgive one forty-eighth of the principal plus accrued interest of the loan monthly beginning on December 31, 1995, subject to Mr. Levin's continued employment. In the event of Mr. Levin's termination either voluntarily or by the Company without cause, the unforgiven principal of the loan will be due on the first to occur of (i) the first anniversary of such termination, (ii) the first date upon which the fair market value of freely tradeable securities held by Mr. Levin exceeds $1,000,000 or (iii) the date upon which Mr. Levin receives cash or freely tradeable securities having a value of at least $1,000,000 in an acquisition of the Company. The Company also agreed to pay Mr. Levin's relocation expenses up to a maximum of $100,000.

     In August 1995, the Company entered into agreements with Drs. Cordes and Boger, directors of the Company, pursuant to which Drs. Cordes and Boger serve as members of the Board of Directors and are each entitled to compensation equal to $10,000 per year. In addition, Drs. Cordes and Boger each received an option to purchase 50,000 shares of Common Stock, at an exercise price of $0.30 per share, the fair market value of the Company's Common Stock on the date of grant as determined by the Board of Directors. The options vest in equal monthly installments of one forty-eighth of the total number of shares subject to the option beginning at the end of the first month after the date of grant. Pursuant to these agreements, Drs. Cordes and Boger each received $2,500 from the Company in 1995.

     In October 1995, the Company sold 1,333,333 shares of Series C Preferred Stock to Lilly at a purchase price of $6.00 per share. In addition, the Company and Lilly entered into a strategic alliance agreement in atherosclerosis in October 1995 and in select areas within oncology in April 1996 pursuant to which Lilly will make payments to the Company of up-front fees and research funding. In the event specified research, product development and associated regulatory milestones based upon the Company's discoveries are achieved, Lilly is obligated to pay to the Company certain milestone payments. In addition, Lilly will be obligated to pay to the Company royalties on the sale by Lilly of products that may result from the alliances. See "Business -- Strategic Alliances -- Eli Lilly and Company".

     For a description of certain transactions between the Company and certain directors and executive officers of the Company, see "Management -- Director Compensation" and " -- Employment Agreements". For a description of certain employment and other arrangements between the Company and its executive officers, see "Management -- Executive Compensation" and "-- Employment Agreements".

     The Company believes that the securities issued in the transactions involving the Company described above were sold by the Company at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

     The Company has adopted a policy, effective following the consummation of the offering, that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy will require that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 1, 1996: (i) by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director, (iii) by each of the Named Executive
Officers and (iv) by all executive officers and directors as a group:


                                                                              PERCENTAGE OF SHARES
                                                                                OF COMMON STOCK
                                                                               BENEFICIALLY OWNED
                                                    NUMBER OF SHARES OF      -----------------------
            NAME AND ADDRESS OF                        COMMON STOCK          PRIOR TO        AFTER
             BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)     OFFERING       OFFERING
- -------------------------------------------        ---------------------     --------       --------
5% STOCKHOLDERS
Funds managed by Mayfield Fund.................         3,000,000(2)          16.4%          13.1%
  2800 Sand Hill Road
  Suite 250
  Menlo Park, CA 94025

Funds managed by Kleiner, Perkins,
  Caufield & Byers.............................         2,000,000(3)          10.9            8.8
  Four Embarcadero Center
  Suite 3520
  San Francisco, CA 94111

F. Hoffmann-La Roche Ltd.......................         2,000,000(4)          10.9            8.8
  Postfach, CH-4070
  Basel, Switzerland

Greylock Limited Partnership...................         1,500,000              8.2            6.6
  One Federal Street
  Boston, MA 02110-2065

Eli Lilly and Company..........................         1,333,333(5)           7.3            5.8
  Lilly Corporate Center
  Indianapolis, IN 46285

Entities affiliated with Venrock Associates...          1,000,000(6)           5.5            4.4
  30 Rockefeller Plaza
  Room 5508
  New York, NY 10112

DIRECTORS
Mark J. Levin..................................         1,563,216(7)           8.5            6.8
Joshua Boger, Ph.D.............................             9,375(8)            *              *
Eugene Cordes, Ph.D............................             9,375(9)            *              *
A. Grant Heidrich, III.........................         3,000,000(10)         16.4           13.1
William W. Helman..............................         1,500,000(11)          8.2            6.6
Raju Kucherlapati, Ph.D........................           317,361(12)          1.7            1.4
Eric S. Lander, Ph.D...........................           749,591(13)          4.1            3.3
Michael Steinmetz, Ph.D........................                 0(14)           *              *
NAMED EXECUTIVE OFFICERS
Steven H. Holtzman.............................           347,600(15)          1.9            1.5
Frank D. Lee, Ph.D.............................           346,600(16)          1.9            1.5
All directors and executive officers as a group
  (10 persons).................................         7,130,343(17)         38.7           31.1

- ---------------

   * Less than 1% of the outstanding shares of Common Stock.

 (1) Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to information contained in the footnotes to this table.


 (2) Includes 135,000 shares of Common Stock held by Mayfield Associates II, 712,775 shares of Common Stock held by Mayfield 1992 and 2,152,225 shares of Common Stock held by Mayfield VII. The General Partners of Mayfield Associates II are a group of individuals associated with Mayfield Fund. The General Partners of Mayfield 1992 are Mark Levin and Mayfield VII. Mr. Levin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares. Mayfield VII Management Partners, a California limited partnership, is the General Partner of Mayfield VII.

 (3) Includes 1,734,000 shares of Common Stock held by KPCB VI and 266,000 shares of Common Stock held by KPCB Fund. KPCB VI Associates is the General Partner of KPCB VI and KPCB Fund.


 (4) Does not include any shares of Common Stock that F. Hoffmann-La Roche Ltd. may purchase in this offering. F. Hoffmann-La Roche Ltd. has indicated a non-binding intention to purchase 173,913 shares of Common Stock in this offering (assuming an initial public offering price of $11.50 per share). If F. Hoffmann-La Roche Ltd. purchases such shares it will beneficially own 10% of the Common Stock outstanding after this offering.



 (5) Does not include any shares of Common Stock that Lilly may purchase in this offering. Lilly has indicated a non-binding intention to purchase 304,348 shares of Common Stock in this offering (assuming an initial public offering price of $11.50 per share). If Lilly purchases such shares it will beneficially own 7.2% of the Common Stock outstanding after this offering.


 (6) Includes 679,873 shares of Common Stock held by Venrock Associates, a limited partnership, and 320,127 shares of Common Stock held by Venrock Associates II, a limited partnership. The General Partners of Venrock Associates and Venrock Associates II, L.P. are a group of individuals affiliated with both funds.


 (7) Includes 514,165 shares of Common Stock which may be repurchased by the Company under certain circumstances. Also includes 712,775 shares of Common Stock held by Mayfield 1992. Mr. Levin is a General Partner of Mayfield 1992 but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.


 (8) Represents 9,375 shares of Common Stock issuable to Dr. Boger within 60 days of April 1, 1996 upon exercise of stock options.

 (9) Represents 9,375 shares of Common Stock issuable to Dr. Cordes within 60 days of April 1, 1996 upon exercise of stock options.

(10) Represents 135,000 shares of Common Stock held by Mayfield Associates II, 712,775 shares of Common Stock held by Mayfield 1992 and 2,152,225 shares of Common Stock held by Mayfield VII. Mr. Heidrich is a General Partner of Mayfield, the General Partner of Mayfield Associates II, Mayfield 1992 and Mayfield VII. Mr. Heidrich disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Mr. Heidrich shares dispositive and voting power of such shares with the general partners of Mayfield.

(11) Represents 1,500,000 shares of Common Stock held by Greylock. Mr. Helman is a General Partner of Greylock. Mr. Helman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Mr. Helman shares dispositive and voting power of such shares with the general partners of Greylock.

(12) Includes 84,028 shares of Common Stock issuable to Dr. Kucherlapati within 60 days of April 1, 1996 upon exercise of stock options and 30,599 shares that may be repurchased by the Company under certain circumstances.

(13) Includes 100,000 shares of Common Stock beneficially owned by a trust for the benefit of Mr. Lander's minor children for which Mr. Lander disclaims beneficial ownership.

(14) Dr. Steinmetz is Vice President, Preclinical Research and Development of Roche, an affiliate of F. Hoffmann-La Roche, Ltd. F. Hoffmann-La Roche, Ltd. holds 2,000,000 shares of Common Stock and, pursuant to a Voting Agreement with the Company and certain of its other stockholders, has designated Dr. Steinmetz to serve as a director of the Company. F. Hoffmann-La Roche Ltd. may purchase additional shares in this offering, as discussed in footnote (4) above. Dr. Steinmetz disclaims beneficial ownership of the shares owned by F. Hoffmann-La Roche Ltd. and has no dispositive or voting power with respect to such shares. See "Certain Transactions".

(15) Includes 850 shares of Common Stock issuable to Mr. Holtzman within 60 days of April 1, 1996 upon exercise of stock options and 219,068 shares of Common Stock which may be repurchased by the Company under certain circumstances. Also includes 100,000 shares of Common Stock beneficially owned by a trust for the benefit of Mr. Holtzman's minor children for which Mr. Holtzman disclaims beneficial ownership.

(16) Includes 213,813 shares of Common Stock which may be repurchased by the Company under certain circumstances.

(17) Includes 103,628 shares of Common Stock issuable upon exercise of stock options held by all directors and executive officers as a group which are exercisable within 60 days of April 1, 1996. Also includes 977,645 shares of Common Stock held by all directors and executive officers as a group which may be repurchased by the Company under certain circumstances.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the completion of this offering, the Company will be authorized to issue 100,000,000 shares of Common Stock, $0.001 par value per share, of which 22,837,678 shares will be issued and outstanding, and 5,000,000 shares of undesignated Preferred Stock, $.001 par value per share, of which no shares will be issued and outstanding.


COMMON STOCK

     Upon the closing of this offering, the Company's Restated Certificate of Incorporation will authorize the issuance of up to 100,000,000 shares of Common Stock, $.001 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to any preferential dividend rights of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, the Company will have an authorized class of undesignated Preferred Stock consisting of 5,000,000 shares, $.001 par value per share. The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 5,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

     As of April 1, 1996, there were outstanding warrants to purchase an aggregate of 820,853 shares of Common Stock, at exercise prices ranging from $1.00 per share to $6.00 per share. All of such warrants confer upon the holders thereof no rights as stockholders. Of these warrants, warrants to purchase 300,000 shares of Common Stock will expire if not exercised prior to the date of this Prospectus; however, the holder of such warrants has indicated its intention to effect such exercise prior to such expiration. Warrants to purchase an aggregate of 441,437 shares of Common Stock will expire five years from the closing of this offering and the remaining warrants to purchase 79,416 shares of Common Stock will expire approximately eight years from the date of grant.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware ("Corporation Law of Delaware"). Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Restated Certificate of Incorporation, which will be effective upon the closing of this offering, provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. See "Management -- Executive Officers, Directors and Key Employees".

     The Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior paragraph.

     The Restated Certificate of Incorporation contains certain provisions permitted under the Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of directors and officers of the Company under federal securities laws. Furthermore, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the Corporation Law of Delaware. These provisions do not limit or eliminate the right of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to the Company. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 22,837,678 shares of Common Stock outstanding. Of these shares, the 4,500,000 shares of Common Stock sold in this offering will be freely transferable without restriction under the Securities Act unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. The remaining 18,337,678 shares of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.


     Of the Restricted Shares, 14,612,457 shares (14,295,791 of which are subject to the lock-up agreements described below) will be eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act beginning 90 days after the date of the Registration Statement. The remaining 3,725,221 Restricted Shares will become eligible for sale in the public market under Rule 144 at various times.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an affiliate), including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period, subject to meeting certain manner of sale and notice requirements, a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding (228,377 shares upon completion of this offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above. Affiliates who pursuant to Rule 144 are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.


     Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period.

     The Company's executive officers and directors and certain other stockholders of the Company (who in the aggregate will hold 18,021,012 Restricted Shares upon completion of the offering) have agreed not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them, any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman Sachs & Co. Goldman Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. See "Underwriting".

     The Company intends to file registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1993 Plan, the Purchase Plan, the Director Plan and the Equity Plan. These registration statements are expected to be filed approximately 180 days after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing. Shares issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the lock-up agreements noted above.

     As of April 1, 1996, the holders ("Holders") of 12,172,221 shares of Common Stock and warrants to purchase 820,853 shares of Common Stock are entitled to certain demand and piggyback registration rights with respect to such shares (the "Registrable Shares"). Under the terms of an agreement between the Company and the Holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Beginning on January 1, 1999, Holders of at least 30% of the Registrable Shares also have the right to request on three occasions that the Company file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, whereupon the Company is required to use its best efforts to effect such registration. In addition, Holders of at least 2% of the Registrable Shares, F. Hoffmann-La Roche, Ltd. and Lilly each may require the Company to file up to four registration statements on Form S-3, each having an aggregate offering price of at least $1,000,000 when such registration form becomes available to the Company. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration, or to exclude them entirely. In addition, the Company need not effect a requested registration within three months following a previous requested registration, or within six months following this offering. Generally, the Company is required to bear the expense of all such registrations, except for underwriters' fees, discounts or commissions relating to the sale of securities by holders. Each of the Holders of Registrable Shares has agreed that upon the request of the Company or the Underwriters, they will not, without the prior written consent of the Company or the underwriters, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the Registrable Shares for 180 days from the effective date of the registration of the Company's securities in connection with the Company's initial public offering. Any exercise of such registration rights may hinder the efforts by the Company to arrange future financings or have an adverse effect on the market price of the Common Stock.

     Prior to this offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                             VALIDITY OF THE SHARES

     The validity of the shares of Common Stock being offered hereby has been passed upon by Hale and Dorr, Boston, Massachusetts, counsel to the Company. Steven D. Singer, a partner of Hale and Dorr, is Secretary of the Company. The validity of the shares of Common Stock has been passed upon for the Underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The financial statements of Millennium Pharmaceuticals, Inc. at December 31, 1995 and 1994, and for the years then ended and the period from January 13, 1993 (date of inception) through December 31, 1993 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements relating to United States patent matters in the Prospectus under the captions "Risk Factors -- Patents and Proprietary Rights; Third Party Rights" and "Business -- Patents and Proprietary Rights", have been reviewed and approved by Pennie & Edmonds, New York, New York, special patent counsel to the Company, and have been included herein in reliance upon the review and approval by such firm as experts in United States patent law.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     As a result of this offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                        MILLENNIUM PHARMACEUTICALS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2
Balance Sheets at December 31, 1994 and 1995..........................................  F-3
Statements of Operations for the period from January 13, 1993 (date of inception) to
  December 31, 1993 and the years ended December 31, 1994 and 1995....................  F-4
Statements of Cash Flows for the period from January 13, 1993 (date of inception) to
  December 31, 1993 and the years ended December 31, 1994 and 1995....................  F-5
Statements of Stockholders' Equity for the period from January 13, 1993 (date of inception) to December 31, 1993 and the years ended December 31, 1994 and 1995......  F-6
Notes to Financial Statements.........................................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Millennium Pharmaceuticals, Inc.

     We have audited the accompanying balance sheets of Millennium Pharmaceuticals, Inc. as of December 31, 1995, and 1994, and the related statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from January 13, 1993 (date of inception) through December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennium Pharmaceuticals, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended and for the period from January 13, 1993 (date of inception) through December 31, 1993, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Boston, Massachusetts
January 26, 1996, except for Note 10,
  as to which the date is April 12, 1996

                                MILLENNIUM PHARMACEUTICALS, INC.
                                        BALANCE SHEETS

                                                                         DECEMBER 31,
                                                                 ---------------------------
                                                                    1994             1995
                                                                 -----------     -----------
ASSETS
Current assets:
     Cash and cash equivalents................................   $ 6,105,468     $10,586,260
     Short-term investments...................................            --       7,260,284
     Prepaid expenses and other current assets................       162,041         694,763
                                                                 -----------     -----------
Total current assets..........................................     6,267,509      18,541,307
Property and equipment, net...................................     3,656,177       4,905,528
Due from strategic partner....................................            --       1,463,333
Deposits......................................................       176,898         194,682
                                                                 -----------     -----------
Total assets..................................................   $10,100,584     $25,104,850
                                                                 ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable.........................................   $   797,324     $ 1,122,446
     Accrued expenses.........................................       344,581         567,611
     Deferred revenue.........................................            --       3,110,000
     Current portion of long-term debt........................       933,331       1,600,000
     Current portion of capital lease obligations.............     1,041,318       1,643,168
                                                                 -----------     -----------
Total current liabilities.....................................     3,116,554       8,043,225
Long-term debt, net of current portion........................     3,066,669       1,466,667
Capital lease obligations, net of current portion.............     2,358,594       2,499,088
Commitments and contingencies
Stockholders' equity:
     Preferred Stock, $0.001 par value: 12,000,000 shares in
       1994 and 14,000,000 shares in 1995 authorized;
          Series A convertible preferred stock: 8,450,000
            shares issued and outstanding ($8,450,000
            aggregate liquidation preference).................         8,450           8,450
          Series B convertible preferred stock: 1,250,000
            shares in 1994 and 2,000,000 shares in 1995 issued
            and outstanding ($6,000,000 aggregate liquidation
            preference).......................................         1,250           2,000
          Series C convertible preferred stock: 1,333,333
            shares issued and outstanding ($8,000,000
            aggregate liquidation preference).................            --           1,333
     Common Stock, $0.001 par value: 25,000,000 shares autho-
       rized; 2,963,280 shares in 1994 and 4,211,926 shares in
       1995 issued and outstanding............................         2,963           4,212
     Additional paid-in capital...............................    12,206,181      22,722,267
     Note receivable from officer.............................            --        (266,681)
     Accumulated deficit......................................    10,660,077)     (9,375,711)
                                                                 -----------     -----------
Total stockholders' equity....................................     1,558,767      13,095,870
                                                                 -----------     -----------
Total liabilities and stockholders' equity....................   $10,100,584     $25,104,850
                                                                 ===========     ===========

            See the accompanying Notes to the Financial Statements.

                                        MILLENNIUM PHARMACEUTICALS, INC.

                                           STATEMENTS OF OPERATIONS


                                                   PERIOD FROM
                                                   JANUARY 13,
                                                  1993 (DATE OF
                                                INCEPTION) THROUGH                   YEAR ENDED
                                                   DECEMBER 31,                     DECEMBER 31,
                                                ------------------     ------------------------------------
                                                       1993                 1994                   1995
                                                       ----                 ----                   ----
Revenue under strategic alliances............      $        --           $ 7,962,500            $22,880,000
Costs and expenses:
     Research and development................        2,859,068            10,989,679             17,838,260
     General and administrative..............        1,529,632             3,240,118              3,291,634
                                                   -----------           -----------            -----------
                                                     4,388,700            14,229,797             21,129,894
                                                   -----------           -----------            -----------
Income (loss) from operations................       (4,388,700)           (6,267,297)             1,750,106
Interest income..............................          126,876               125,599                358,635
Interest expense.............................          (25,799)             (230,756)              (824,375)
                                                   -----------           -----------            -----------
Net income (loss)............................      $(4,287,623)          $(6,372,454)           $ 1,284,366
                                                   ===========           ===========            ===========
Pro forma net income per share (unaudited)...                                                         $0.07
                                                                                                ===========
Shares used in computing pro forma net income
  per share (unaudited)......................                                                    19,282,205


            See the accompanying Notes to the Financial Statements.

                                        MILLENNIUM PHARMACEUTICALS, INC.
                                           STATEMENTS OF CASH FLOWS

                                                   PERIOD FROM
                                                   JANUARY 13,
                                                  1993 (DATE OF
                                                INCEPTION) THROUGH                    YEAR ENDED
                                                   DECEMBER 31,                      DECEMBER 31,
                                                ------------------     --------------------------------
                                                       1993                 1994                1995
                                                       ----                 ----                ----
OPERATING ACTIVITIES
Net income (loss)............................      $(4,287,623)          $(6,372,454)       $ 1,284,366
Adjustments to reconcile net income (loss) to
  cash used in operating activities:
     Depreciation and amortization...........           98,477               763,165          1,726,074
     Changes in operating assets and
       liabilities:
          Prepaid expenses and other current
            assets...........................          (53,761)             (108,280)          (532,722)
          Due from strategic partner.........               --                    --         (1,463,333)
          Deposits...........................         (108,008)              (68,890)           (17,784)
          Accounts payable and accrued
            expenses.........................          837,895               304,010            441,480
          Deferred revenue...................               --                    --          3,110,000
                                                   -----------           -----------        -----------
Net cash provided by (used in) operating
  activities.................................       (3,513,020)           (5,482,449)         4,548,081
INVESTING ACTIVITIES
Purchase of property and equipment...........         (223,315)              (39,763)          (760,245)
Sale of short-term investments...............               --               989,517          1,171,729
Purchase of short-term investments...........         (989,517)                   --         (8,432,013)
                                                   -----------           -----------        -----------
Net cash provided by (used in) investing
  activities.................................       (1,212,832)              949,754         (8,020,529)
FINANCING ACTIVITIES
Proceeds from sale of Preferred Stock........        8,450,000             3,750,000         10,250,000
Proceeds from sale of Common Stock...........            1,963                16,977            109,741
Repurchase of Common Stock...................               --                   (96)              (332)
Proceeds from long-term debt.................               --             4,000,000                 --
Payments on long-term debt...................               --                    --           (933,333)
Payments of capital lease obligations........          (86,804)             (768,025)        (1,472,836)
                                                   -----------           -----------        -----------
Net cash provided by financing activities....        8,365,159             6,998,856          7,953,240
                                                   -----------           -----------        -----------
Increase in cash and cash equivalents........        3,639,307             2,466,161          4,480,792
Cash and cash equivalents at beginning of
  period.....................................               --             3,639,307          6,105,468
                                                   -----------           -----------        -----------
Cash and cash equivalents at end of year.....      $ 3,639,307           $ 6,105,468        $10,586,260
                                                   ===========           ===========        ===========
NON-CASH INVESTING AND FINANCING ACTIVITIES
Equipment acquired under capital leases......      $ 1,240,593           $ 3,014,148        $ 2,215,180
                                                   ===========           ===========        ===========

            See the accompanying Notes to the Financial Statements.

                        MILLENNIUM PHARMACEUTICALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                              CONVERTIBLE
                               PREFERRED
                                 STOCK              COMMON STOCK          NOTE       ADDITIONAL                      TOTAL
                          --------------------   ------------------    RECEIVABLE      PAID-IN     ACCUMULATED   STOCKHOLDERS'
                            SHARES     AMOUNT     SHARES     AMOUNT   FROM OFFICER     CAPITAL       DEFICIT        EQUITY
                          ----------   -------   ---------   ------   ------------   -----------   -----------   -------------
Issuance of Series A
  Convertible Preferred
  Stock..................  8,450,000   $ 8,450          --  $   --    $       --    $ 8,441,550  $        --     $ 8,450,000
Issuance of Common
  Stock..................         --        --   1,963,250   1,963            --             --           --           1,963
Net loss.................         --        --          --      --            --             --   (4,287,623 )    (4,287,623)
                          ----------   -------   ---------  ------    ----------    -----------   -----------    -----------
Balance at December 31,
  1993...................  8,450,000     8,450   1,963,250   1,963            --      8,441,550   (4,287,623 )     4,164,340
Issuance of Series B
  Convertible Preferred
  Stock..................  1,250,000     1,250          --      --            --      3,748,750           --       3,750,000
Issuance of Common
  Stock..................         --        --   1,095,632   1,096            --         15,881           --          16,977
Repurchase of Common
  Stock..................         --        --     (95,602)    (96)           --             --           --             (96)
Net loss.................         --        --          --      --            --             --   (6,372,454 )    (6,372,454)
                          ----------   -------   ---------  -------   -----------   -----------   -----------    -----------
Balance at December 31,
  1994...................  9,700,000     9,700   2,963,280   2,963            --     12,206,181  (10,660,077)      1,558,767
Issuance of Series B
  Convertible Preferred
  Stock..................    750,000       750          --      --            --      2,249,250           --       2,250,000
Issuance of Series C
  Convertible Preferred
  Stock..................  1,333,333     1,333          --      --            --      7,998,667           --       8,000,000
Issuance of Common Stock
  in exchange for note
  from officer...........         --        --     533,364     533      (266,681)       159,476           --        (106,672)
Issuance of Common
  Stock..................         --        --   1,047,543   1,048            --        108,693           --         109,741
Repurchase of Common
  Stock..................         --        --    (332,261)   (332)           --             --           --            (332)
Net income...............         --        --          --      --            --             --    1,284,366       1,284,366
                          ----------   -------   ---------  ------    -----------   -----------   -----------    -----------
Balance at December 31,
  1995................... 11,783,333   $11,783   4,211,926  $4,212    $ (266,681)   $22,722,267  $(9,375,711)    $13,095,870
                          ==========   =======   =========  ======    ==========    ===========  ===========     ===========

            See the accompanying Notes to the Financial Statements.

                        MILLENNIUM PHARMACEUTICALS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  BASIS OF PRESENTATION

  The Company

     The Company was incorporated in January 1993, and has devoted substantially all of its resources to the development and application of genetics, genomics and bioinformatics technologies used to identify the genes responsible for major diseases, as well as comprehensive technologies to elucidate the role of these genes in disease initiation and progression.

     Until 1995, the Company had devoted a substantial amount of its activities to initial research and development and securing financing, and, accordingly, its financial statements were presented in accordance with Statement of Financial Accounting Standards No. 7 (FAS No. 7), "Accounting and Reporting for Development-Stage Enterprises". Based upon the commencement of significant revenue activity in 1995, the Company is no longer considered a development-stage enterprise, and, accordingly, its financial statements are no longer presented in accordance with FAS No. 7.

  Risks and Uncertainties

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2.  SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents and Short-Term Investments

     Cash equivalents consist principally of money market funds and corporate bonds with original maturities of three months or less at the date of purchase. Short-term investments consist of high-grade corporate bonds maturing within one year from the date of purchase. Cash equivalents and short-term investments at December 31, 1994 and 1995 are classified as available-for-sale. The estimated fair value is equal to the cost of the securities and, due to the nature of these securities, there are no unrealized gains or losses at the balance sheet date.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and short-term investments. The Company's cash equivalents are held by high-credit quality financial institutions. By policy, the Company limits the credit exposure to any one financial institution. At December 31, 1995, the Company had no significant concentrations of credit risk.

  Property and Equipment

     Equipment consists principally of assets held under capitalized leases and is stated at the present value of future minimum lease obligations. Depreciation is recorded over the shorter of the estimated useful life or the term of the lease using the straight-line method. Leasehold improvements are stated at cost and are amortized over the remaining life of the building lease.

  Revenue Recognition

     The Company recognizes revenue under strategic alliances as reimbursable expenses are incurred, certain milestones are achieved or license fees are earned.

                        MILLENNIUM PHARMACEUTICALS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No.
25. "Accounting for Stock Issued to Employees" (APB 25) in accounting for its stock-based compensation plans, rather than the alternative fair value accounting method provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation", as this alternative requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of options granted under these plans equals the market price of the underlying stock on the date of grant, no compensation expense is required.

  Accounting Pronouncement

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which establishes criteria for the recognition and measurement of impairment loss associated with long-lived assets. The Company will be required to adopt this standard in the first quarter of 1996. Based on the Company's initial evaluation, adoption is not expected to have a material impact on the Company's financial position or results of operations.

  Pro Forma Net Income Per Share (Unaudited)


     Pro forma net income per share (unaudited) is computed using the weighted-average number of outstanding shares of Common Stock and Common Stock equivalents, assuming conversion of Series A, B and C Convertible Preferred Stock into Common Stock (as of their original date of issuance), which will occur upon completion of the Company's proposed initial public offering and the exercise of stock options and warrants (using the treasury stock method). Common Stock equivalents are excluded from the computation when their effect is anti-dilutive; however, pursuant to the requirements of the Securities and Exchange Commission, Common Stock equivalent shares relating to stock options and warrants (using the treasury stock method and an assumed initial public offering price of $11.50 per share) and Convertible Preferred Stock issued during the twelve-month period prior to the initial public offering are included for all periods presented whether or not they are anti-dilutive. Historical earnings per share have not been presented because such amounts are not meaningful due to the significant change in the Company's capital structure that will occur in connection with the Company's proposed initial public offering.


3.  DUE FROM STRATEGIC PARTNER

     The Company has recorded a $2,000,000 noninterest-bearing receivable, due no later than December 31, 1997, in consideration for certain rights granted under a licensing arrangement with Astra AB (see Note 8). Using the Company's long-term borrowing rate, the receivable has been recorded net of $560,000 of deferred interest income. Interest is being amortized using the effective interest rate method.

                        MILLENNIUM PHARMACEUTICALS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  PROPERTY AND EQUIPMENT


     Property and equipment consists of the following at December 31:

                                                                 1994              1995
                                                              -----------       -----------
    Equipment..............................................   $ 4,517,819       $ 7,239,113
    Leasehold improvements.................................            --           254,131
                                                              -----------       -----------
                                                                4,517,819         7,493,244
    Less accumulated depreciation and amortization.........       861,642         2,587,716
                                                              -----------       -----------
                                                              $ 3,656,177       $ 4,905,528
                                                              ===========       ===========

5.  LONG-TERM DEBT

     On December 1, 1994, the Company borrowed $4,000,000 from a corporate lender secured by all owned assets of the Company. Interest accrues at 16.05%. Monthly principal payments of $133,333 commenced on June 30, 1995 and are due through November 30, 1997. Accordingly, principal payments of $1,600,000 and $1,466,667 are due in 1996 and 1997, respectively. The fair value of long-term debt approximates its carrying value based upon current interest rates as compared to rates in effect at the time of the borrowing.

6.  LEASES

     The Company conducts the majority of its operations in leased facilities with leased equipment. The Company has equipment leasing facilities aggregating $7,000,000. At December 31, 1994 and 1995, respectively, the Company has capitalized leased equipment totaling $4,254,741 and $6,469,921 and related accumulated amortization of $825,000 and $2,538,860.

     The Company leases its laboratory and office space under an operating lease agreement with a fixed term of ten years and a five-year renewal option. In addition to the minimum lease commitments, the agreement requires payment of the Company's pro rata share of property taxes and building operating expenses.

     At December 31, 1995, future minimum commitments under leases with noncancelable terms of more than one year are as follows:
                                                              CAPITAL          OPERATING
                             YEAR                              LEASES           LEASES
    ------------------------------------------------------   ----------       -----------
    1996..................................................   $1,977,042       $ 1,445,430
    1997..................................................    1,692,821         1,541,792
    1998..................................................      698,122         1,541,792
    1999..................................................      374,622         1,445,430
    2000..................................................           --         1,445,430
    Thereafter............................................           --         4,336,290
                                                             ----------       -----------
    Total.................................................    4,742,607       $11,756,164
                                                                              ============
    Less amount representing interest.....................      600,351
                                                             ----------
    Present value of minimum lease payments...............    4,142,256
    Less current portion of capital lease obligations.....    1,643,168
                                                             ----------
    Capital lease obligations.............................   $2,499,088
                                                             ==========

     Total rent expense was $250,000 in 1993, $1,591,000 in 1994 and $1,453,000
in 1995. Sublease rental income in the amounts of $228,000 and $391,000 were recorded in 1994 and 1995,

                        MILLENNIUM PHARMACEUTICALS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

respectively. Interest paid under all financing and leasing arrangements during 1993, 1994 and 1995 approximated interest expense.

7.  STOCKHOLDERS' EQUITY

  Preferred Stock

     At December 31, 1995, the Company has authorized three series of Convertible Preferred Stock, Series A, Series B and Series C. The holders of Series A, B and C Convertible Preferred Stock are entitled to dividends at the rate of $0.08 per share, $0.24 per share and $0.48 per share, respectively, when and if declared by the Board of Directors, payable in preference and prior to any payment of any dividend on the Company's Common Stock. The Series A, B and C Convertible Preferred Stockholders have a liquidation preference of $1.00 per share, $3.00 per share and $6.00 per share, respectively, plus all declared but unpaid dividends.

     Each share of Convertible Preferred Stock is convertible at the option of the stockholder into one share of Common Stock, subject to adjustments to the conversion price. Each Convertible Preferred Stockholder is entitled to vote on all matters and is entitled to the number of votes equal to the number of shares into which the Convertible Preferred Stock is then convertible.

     In February 1996, the Company authorized and issued shares of Series D Convertible Preferred Stock (see Note 10).

  Common Stock

     Common Stockholders have full voting rights. Dividends and liquidation rights of Common Stock are subordinated to those of all series of Preferred Stock.

     In connection with the issuance of Common Stock to certain consultants, the Company has entered into stock purchase agreements that provide that, in the event of the voluntary or involuntary termination of the consultants' services, the Company has an irrevocable, exclusive option during the 90-day period following termination to repurchase, at the original purchase price, all or any portion of the shares which have not been released from escrow. At December 31, 1995, 772,910 shares of Common Stock remain in escrow and are subject to the Company's repurchase option.

  Warrants

     The Company has issued warrants to purchase 417,500 shares of Series A Convertible Preferred Stock at $1.00 per share, 323,937 shares of Series B Convertible Preferred Stock at $3.00 per share and 35,416 shares of Series B Convertible Preferred Stock at $5.62 per share, all of which are exercisable at December 31, 1995, and generally expire between 2002 and 2004. In January 1996, the Company issued warrants to purchase 44,000 shares of Series C Convertible Preferred Stock at $6.00 per share, which were exercisable immediately and expire in 2003. In connection with the Company's proposed initial public offering, the automatic conversion of Preferred Stock into Common Stock will result in the warrants becoming exercisable for the purchase of 820,853 shares of Common Stock currently reserved.

  Stock Option Plan

     The 1993 Incentive Stock Plan (the 1993 Plan) allows for the granting of incentive and nonstatutory options to purchase up to 7,500,000 shares of Common Stock (see Note 10). Incentive options granted to employees generally vest over a four-year period. Nonstatutory options granted to consultants and other nonemployees generally vest over the period of service to the Company.

                        MILLENNIUM PHARMACEUTICALS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Information regarding the 1993 Plan is summarized below:
                                            PERIOD FROM
                                            JANUARY 13,
                                           1993 (DATE OF
                                            INCEPTION)
                                              THROUGH                      YEAR ENDED
                                            DECEMBER 31,                   DECEMBER 31,
                                            -----------           -------------------------
                                               1993               1994                  1995
                                               ----               ----                  ----
    Outstanding at beginning of period               --          567,269               3,134,529
    Granted...........................          567,269        2,804,542               1,349,974
    Canceled..........................               --          (46,849)               (179,335)
    Exercised ($0.001-0.30 per share)                --         (190,433)             (1,580,907)
                                            ----------       -----------             -----------
    Outstanding at end of year........          567,269        3,134,529               2,724,261
                                            ===========      ===========             ===========
    Option price range at end of year       $0.001-0.10      $0.001-0.30             $0.001-0.60
                                            -----------      -----------             -----------
    Exercisable at end of year........           59,769          970,805               2,148,851
                                            -----------      -----------             -----------
    Available for grant at end of year        3,932,731        1,175,038               3,004,399
                                            =========        ===========             ===========

     In December 1995, the Company amended the terms of outstanding option agreements to allow option holders the right to immediately exercise outstanding options, with the subsequent share issuances being subject to a repurchase option by the Company under certain conditions according to the original vesting schedule. At March 1, 1996, 2,369,881 shares issued under the 1993 Plan are subject to the Company's repurchase option.

     Upon employment in 1994, the chief executive officer was granted an option to purchase 533,364 shares of Common Stock for $0.30 per share. In connection therewith, the Company agreed to loan the officer up to $266,681 at 7% per annum, upon exercise of the option. In November 1995, the officer exercised this option and was issued the Common Stock, subject to a repurchase option by the Company that lapses over four years. The resulting loan, secured by a pledge of all shares issued under the option, and related interest, will be forgiven ratably over 48 months subject to the officer's continued employment.

     At December 31, 1995, 18,288,846 shares of Common Stock were reserved for issuance for stock options, warrants and conversion of preferred shares.

8.  STRATEGIC ALLIANCES

     In March 1994, the Company entered into a strategic alliance with Hoffmann-La Roche Inc. ("Roche") in the fields of obesity and type II diabetes. Under the terms of a related stock purchase agreement, an affiliate of Roche purchased $6 million of Series B Convertible Preferred Stock. Under the terms of the strategic alliance, Roche has agreed to provide up to approximately $44.5 million in the form of up-front fees and research payments over a five-year period, as well as additional payments upon the achievement of specific research and product development milestones. Roche received a license to manufacture, use and sell agreed-upon licensed products in exchange for royalty and/or profit-sharing payments to the Company.

     In October 1995, the Company entered into a strategic alliance with Eli Lilly and Company ("Lilly") in the field of atherosclerosis. Under the terms of the agreement, Lilly purchased $8 million of Series C Convertible Preferred Stock. The Company has deferred a $2.75 million payment Lilly made for an option, expiring in 1996, to fund research in other fields. Under the terms of the strategic alliance, Lilly has agreed to provide up to approximately $33.0 million in the form of up-front fees and research payments over a five-year period, as well as additional payments upon the achievement of specific research and product development milestones. Lilly received a license to

                        MILLENNIUM PHARMACEUTICALS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

manufacture, use and sell agreed-upon licensed products in exchange for royalty payments to the Company. If certain specified research objectives are not met, Lilly may terminate the agreement after three years. Moreover, the agreement may be voluntarily terminated by Lilly at any time after October 1998, subject to continuation of research funding for one year thereafter.

     In December 1995, the Company entered into a strategic alliance with Astra AB in the field of inflammatory respiratory diseases. After three years, Astra has the option to continue the strategic alliance through the fifth year, or extend the agreement through seven years. Under the terms of the strategic alliance, Astra has agreed to provide up to approximately $53.3 million in up-front, follow-on and research payments over a five-year period, as well as additional payments upon the achievement of specific research and product development milestones. Astra received a license to manufacture, use and sell agreed-upon licensed products in exchange for royalty payments to the Company.

9.  INCOME TAXES

     In 1993 and 1994, the Company incurred losses and, due to the degree of uncertainty related to the ultimate use of the loss carryforwards, fully reserved this tax benefit. In 1995, the Company utilized $515,000 of such tax benefits to offset the current year tax provision.

     At December 31, 1995, the Company has unused net operating loss carryforwards of approximately $7,925,000 which are available to reduce federal and state taxable income and which expire through the year 2009. The Company also has research and development tax credits of approximately $1,673,000, available to offset federal income taxes, which expire through 2010.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                                1994                1995
                                                                ----                ----
    Net operating loss carryforward......................    $4,265,000          $3,750,000
    Research and development tax credit carryforward.....       642,000           1,673,000
    Other................................................       120,000             569,000
                                                             ----------          ----------
    Total deferred tax assets............................     5,027,000           5,992,000
    Valuation allowance..................................    (5,027,000)         (5,992,000)
                                                             ----------          ----------
    Net deferred tax assets                                  $       --          $       --
                                                             ==========          ==========

     The valuation allowance increased by $965,000 during 1995 due primarily to the increase in research and development tax credits in 1995.

10.  SUBSEQUENT EVENTS

     From January 1, 1996 through April 12, 1996, the Company granted options to purchase 1,055,422 shares of Common Stock at exercise prices of $0.60 to $6.00 per share. The Company recorded an increase to additional paid-in capital and a corresponding charge to deferred compensation in the amount of approximately $3,000,000 to recognize the aggregate difference between the deemed fair value for accounting purposes of the stock options at the date of grant and the exercise price. The deferred compensation will be amortized over the option vesting period of four years. Deferred compensation associated with option grants prior to December 31, 1995 was not material.

     On February 1, 1996, the Company issued 388,888 shares of Series D Convertible Preferred Stock at $9.00 per share and received net proceeds of $3.5 million. The rights and privileges of the Series D stock are substantially consistent with previously issued convertible preferred stock series.

                        MILLENNIUM PHARMACEUTICALS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Series D Convertible Preferred Stockholders are entitled to dividends at the rate of $0.72 per share, when and if declared by the Board of Directors, and have a liquidation preference of $9.00 per share, plus all declared but unpaid dividends. In connection with the Company's proposed initial public offering, the automatic conversion of all shares of Convertible Preferred Stock outstanding as of March 1, 1996 will result in the issuance of 12,172,221 shares of Common Stock currently reserved for such conversion.

     In March 1996, the Company repurchased 327,946 shares of common stock, at their original issue price of $0.001 per share, pursuant to an amendment to a stock purchase agreement with one of its consultants.

     On March 14, 1996, the Board of Directors voted, subject to stockholder approval, to increase the number of authorized shares of Common Stock to 100,000,000. In addition, the Board of Directors authorized an aggregate of 5,000,000 shares of Preferred Stock, $0.001 par value, issuable in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

     On March 14, 1996, the Board of Directors adopted, subject to stockholder approval, the 1996 Equity Incentive Plan (the 1996 Plan) to effectively succeed the 1993 Incentive Stock Plan (the 1993 Plan). The terms and conditions of the 1996 Plan will be substantially consistent with those of the 1993 Plan and will provide for the granting of options to purchase 2,100,000 shares of Common Stock. As a result, the Board of Directors also voted to reduce the number of shares of Common Stock reserved for issuance under the 1993 Plan from 7,500,000 to 5,400,000. Upon the closing of the Company's proposed initial public offering, no further option grants will be made under the 1993 Plan.

     On March 14, 1996, the 1996 Director Option Plan (the Director Plan) and the 1996 Employee Stock Purchase Plan (the Purchase Plan) were also adopted by the Board of Directors, subject to approval by the stockholders. The Director Plan provides that each eligible non-employee director, upon the closing of the Company's proposed initial public offering, will be granted a nonstatutory option to purchase 20,000 shares of Common Stock. Thereafter, each new non-employee director will be granted a nonstatutory option to purchase 30,000 shares of Common Stock upon election to the Board of Directors. Upon completion of the vesting of each option grant under the Director Plan, each non-employee director will be granted a new nonstatutory option to purchase 20,000 shares of Common Stock. All options will be issued at the then fair market value of the Common Stock, vest ratably over four years and expire ten years after date of grant. A total of 250,000 shares of Common Stock has been reserved for issuance under the Director Plan.

     Under the Purchase Plan, eligible employees may purchase Common Stock at a price per share equal to 85% of the lower of the fair market value of the Common Stock at the beginning or end of each offering period. Participation in the offering is limited to 10% of the employee's compensation or $25,000 in any calendar year. The first offering period will commence on the date of this Prospectus. A total of 350,000 shares of Common Stock has been reserved for issuance under the Purchase Plan.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co. and Robertson, Stephens &
Company LLC are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:


                                                                   NUMBER OF
                                                                   SHARES OF
                                                                    COMMON
                                   UNDERWRITER                      STOCK
                                   -----------                      -----
          Goldman, Sachs & Co. ..................................
          Robertson, Stephens & Company LLC......................
                                                                   ---------
                      Total......................................  4,500,000
                                                                   =========


     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $     per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $     per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.


     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 675,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 4,500,000 shares of Common Stock offered.



     The Company and current holders of 18,021,012 shares of Common Stock have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock, without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the offering.


     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.


     F. Hoffmann-La Roche Ltd. has indicated its non-binding intention to purchase $2,000,000 of Common Stock in this offering (173,913 shares assuming an initial public offering price of $11.50 per share). Eli Lilly and Company has indicated its non-binding intention to purchase $3,500,000 of Common Stock in this offering (304,348 shares assuming an initial public offering price of $11.50 per share).


     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The Common Stock will be quoted on the Nasdaq National Market under the symbol "MLNM".

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------


                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................    6
Use of Proceeds.........................   18
Dividend Policy.........................   18
Capitalization..........................   19
Dilution................................   20
Selected Financial Data.................   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   22
Business................................   25
Management..............................   50
Certain Transactions....................   60
Principal Stockholders..................   63
Description of Capital Stock............   66
Shares Eligible for Future Sale.........   68
Validity of the Shares..................   70
Experts.................................   70
Additional Information..................   70
Index to Financial Statements...........  F-1
Underwriting............................  U-1

     THROUGH AND INCLUDING           , 1996 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                4,500,000 SHARES

                        MILLENNIUM PHARMACEUTICALS, INC.

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)
                               ------------------

                                      LOGO
                               ------------------
                              GOLDMAN, SACHS & CO.

                         ROBERTSON, STEPHENS & COMPANY

                      REPRESENTATIVES OF THE UNDERWRITERS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the Registrant's costs and expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee.............................................................  $ 15,863
NASD Filing Fee..................................................................     5,100
Nasdaq Listing Fee...............................................................    50,000
Blue Sky Fees and Expenses.......................................................    23,500
Transfer Agent and Registrar Fees................................................     5,000
Accounting Fees and Expenses.....................................................   110,000
Legal Fees and Expenses..........................................................   200,000
Printing, Engraving and Mailing Expenses.........................................    80,000
Miscellaneous....................................................................    10,537
                                                                                   --------
          Total..................................................................  $500,000
                                                                                   =========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Nine of the Registrant's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article Nine of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order below is information regarding the number of shares of Common and Preferred Stock issued, and the number of options granted, by the Registrant since March 1, 1993. Further included is the consideration, if any, received by the Registrant for such shares and options, and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act and none of these securities was registered under the Securities Act.

     1. In the past three years, the Registrant has issued options to purchase an aggregate of 5,341,347 shares of Common Stock at a weighted average exercise price of $.25 per share. During this same time period, the Registrant has issued a total of 4,007,476 shares of Common Stock pursuant to the exercise of options previously granted.

     2. In March 1993, the Company granted to a consultant 780,000 shares of Common Stock at a purchase price of $.001 per share. In July 1994, the Company repurchased 30,409 of such shares of Common Stock at a purchase price of $.001 per share and in February 1996, the Company repurchased an additional 327,946 of such shares of Common Stock at a purchase price of $.001 per share.

     3. In March 1993, the Company sold to a consultant 780,000 shares of Common Stock at a purchase price of $.001 per share. In July 1994, the Company repurchased 30,409 of such shares at a repurchase price of $.001 per share.

     4. In March 1993, the Company sold an aggregate of 8,450,000 shares of Series A Preferred Stock to a group of investors at a purchase price of $1.00 per share.

     5. In March 1993 and February 1994, the Company issued warrants to purchase 117,500 shares of Series A Preferred Stock and 90,604 shares of Series B Preferred Stock, respectively, to Comdisco, Inc. in connection with the entering into of an equipment financing agreement. The warrants are exercisable at prices of $1.00 per share and $2.98 per share, respectively.

     6. In April 1993, the Company sold 150,000 shares of Common Stock to one of its directors at a purchase price of $.001 per share.

     7. In May 1993, the Company granted 50,000 shares of Common Stock to a consultant at a price of $.001 per share.

     8. In August 1993, the Company granted 35,000 shares of its Common Stock to a consultant at a purchase price of $.001 per share.

     9. In August 1993, the Company issued a warrant to purchase 300,000 shares of Series A Preferred Stock to the Massachusetts Institute of Technology in connection with the entering into of a lease for real property. The warrant is exercisable at a price of $1.00 per share.

     10. In November 1993, the Company sold 675,000 shares of Common Stock to a consultant at a purchase price of $.001 per share. In July 1994 and December 1995, the Company repurchased 30,409 such shares and 332,261 such shares, respectively, at a purchase price of $.001 per share.

     11. In December 1993, the Company granted 24,700 shares of Common Stock to a consultant at a purchase price of $.10 per share. In December 1994, the Company repurchased 4,375 such shares at a purchase price equal to $.10 per share.

     12. In 1993, the Company granted an aggregate of 366,250 shares of Common Stock to a group of its consultants at a purchase price of $.001 per share.

     13. In April 1994, September 1994 and February 1995 the Company sold an aggregate of 2,000,000 shares of Series B Preferred Stock to F. Hoffmann-La Roche Ltd. at a purchase price of $3.00 per share in connection with the entering into of a research and license agreement.

     14. In October 1994, the Company issued a warrant to purchase 233,333 shares of Series B Preferred Stock to MMC/GATX Partnership No. 1 in connection with the entering into of a financing agreement. The warrant is exercisable at a price of $3.00 per share.

     15. In 1994, the Company sold an aggregate of 7,500 shares to two consultants at a purchase price of $.001 per share.

     16. In August 1995, the Company issued warrants to purchase 35,416 shares of Series B Preferred Stock to Lighthouse Capital Partners, L.P. ("Lighthouse") in connection with the entering into of an equipment financing agreement (the "Equipment Financing Agreement"). The warrants are exercisable at a price of $5.62 per share.

     17. In October 1995, the Company sold 1,333,333 shares of Series C Preferred Stock to Eli Lilly and Company at a purchase price of $6.00 per share in connection with the entering into of a research and license agreement.

     18. In January 1996, the Company sold 388,888 shares of Series D Preferred Stock to Lombard Odier Inc. at a purchase price of $9.00 per share.

     19. In February 1996, the Company issued warrants to purchase 44,000 shares of Series C Preferred Stock to Lighthouse in connection with the entering into of an amendment to the Equipment Financing Agreement. The warrants are exercisable at a price of $6.00 per share.

     The shares of capital stock and securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under
Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


EXHIBIT
  NO.                                            DESCRIPTION
- --------                                         -----------
   *1     -- Form of Underwriting Agreement.
   *3.1   -- Fourth Restated Certificate of Incorporation of the Registrant.
   *3.2   -- Form of Certificate of Amendment to Fourth Restated Certificate of Incorporation
             of the Registration (to be filed immediately prior to the effectiveness of this
             Registration Statement).
   *3.3   -- Form of Amended and Restated Certificate of Incorporation of the Registrant (to
             be filed upon the closing of the offering to which this Registration Statement relates).
   *3.4   -- Bylaws of the Registrant, as amended.
   *3.5   -- Form of Amended and Restated Bylaws of the Registrant.
   *4.1   -- Specimen Certificate for shares of Common Stock, $.001 par value, of the
             Registrant.
    5     -- Opinion of Hale and Dorr with respect to the validity of the securities being offered.
  *10.1   -- 1996 Director Option Plan.
  *10.2   -- Series A Preferred Stock Purchase Agreement dated April 27, 1993 by and among the Registrant and the persons named on the signature pages thereto.
  *10.3   -- Series B Preferred Stock Purchase Agreement dated March 25, 1994 by and between the Registrant and F. Hoffmann-La Roche, Ltd.
  *10.4   -- Series C Preferred Stock Purchase Agreement dated October 3, 1995 by and between the Registrant and Eli Lilly and Company.
  *10.5   -- Series D Preferred Stock Purchase Agreement dated February 1, 1996 by and between the Registrant and Lombard Odier Inc.
  *10.6   -- Third Amended and Restated Investors' Rights Agreement, as amended, dated
             February 1, 1996 by and among the Registrant and the persons named on the signature pages thereto.
  *10.7   -- Voting Agreement dated March 25, 1994 by and among the Registrant, the persons listed on Schedule I thereto and F. Hoffmann-La Roche, Ltd.
  *10.8   -- Stock Purchase Agreement dated April 21, 1993 by and between the Registrant and
             Raju Kucherlapati.
  *10.9   -- Stock Purchase Agreement dated November 15, 1993, as amended, by and between the
             Registrant and Jeffrey Friedman.
  *10.10  -- Stock Purchase Agreement dated March 31, 1993, as amended, by and between the
             Registrant and Daniel Cohen.
  *10.11  -- Stock Purchase Agreement dated March 31, 1993, as amended, by and between the
             Registrant and Eric Lander.
  *10.12  -- Agreement dated as of August 10, 1995 by and between the Registrant and Joshua
             Boger.
  *10.13  -- Agreement dated as of August 10, 1995 by and between the Registrant and Eugene
             Cordes.
  *10.14  -- Agreement dated as of April 21, 1993, by and between the Registrant and Raju
             Kucherlapati.
  *10.15  -- Agreement for Consulting Services dated as of January 1, 1993 by and between the
             Registrant and Eric Lander.
  *10.16  -- Letter Agreement dated November 30, 1994 by and between the Registrant and Mark
             J. Levin.
  *10.17  -- Letter Agreement dated April 14, 1994 by and between the Registrant and Steven
             H. Holtzman.

EXHIBIT
  NO.                                            DESCRIPTION
- --------                                         -----------
  *10.18  -- Promissory Note dated March 15, 1996 made in favor of the Registrant by Steven
             H. Holtzman.
  *10.19  -- Letter Agreement dated June 6, 1994 by and between the Registrant and Frank Lee.
  *10.20  -- Master Lease Agreement dated March 22, 1993 by and between the Registrant and
             Comdisco, Inc.
  *10.21  -- Loan and Security Agreement dated October 28, 1994 by and between the Registrant and MMC/GATX Partnership No. 1.
  *10.22  -- Master Equipment Lease Agreement dated July 14, 1995 by and between the
             Registrant and Lighthouse Capital Partners, L.P., as amended.
  *10.23  -- Warrant Agreement to Purchase Shares of Series A Preferred Stock dated March 22,
             1993 issued by the Registrant to Comdisco, Inc.
  *10.24  -- Stock Purchase Warrant to purchase shares of Series A Preferred Stock dated
             August 31, 1993 issued by the Registrant to Massachusetts Institute of
             Technology.
  *10.25  -- Warrant Agreement to purchase shares of Series B Preferred Stock dated February
             22, 1994 issued by the Registrant to Comdisco, Inc.
  *10.26  -- Warrant to purchase shares of Series B Preferred Stock dated October 28, 1994 issued by the Registrant to MMC/GATX Partnership No. 1.
  *10.27  -- Preferred Stock Purchase Warrant dated August 25, 1995 issued by the Registrant to Lighthouse Capital Partners, L.P.
  *10.28  -- Form of Preferred Stock Purchase Warrant dated February 15, 1996 issued by the
             Registrant to Lighthouse Capital Partners, L.P.
 *+10.29  -- Sponsored Research Agreement dated March 25, 1994 by and between the Registrant and F. Hoffmann-La Roche Ltd.
 *+10.30  -- Research and License Agreement dated October 3, 1995 by and between the
             Registrant and Eli Lilly and Company.
 *+10.31  -- Research and License Agreement dated December 9, 1995 by and between the
             Registrant and Astra AB.
  *10.32  -- Lease Agreement dated August 25, 1993, as amended, by and between the Registrant and the Massachusetts Institute of Technology.
 *+10.33  -- Research and License Agreement dated April 8, 1996 by and between the Registrant and Eli Lilly and Company.
  *10.34  -- Loan Agreement dated February 15, 1996 by and between the Registrant and
             Lighthouse Capital Partners, L.P.
   11.1   -- Statement Regarding Computation of Per Share Earnings.
   23.1   -- Consent of Hale and Dorr (included in Exhibit 5).
   23.2   -- Consent of Ernst & Young LLP, Independent Auditors.
   23.3   -- Consent of Pennie & Edmonds.
  *24     -- Powers of Attorney (included on signature page of Registration Statement as filed).


- ---------------

 * Previously filed
 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

     (B) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 6th day of May, 1996.


                                            MILLENNIUM PHARMACEUTICALS, INC.

                                            By:   /s/  PETER J. COUROSSI
                                               --------------------------------
                                                      PETER J. COUROSSI
                                                          TREASURER


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                TITLE                     DATE
                ---------                                -----                     ----
              *MARK J. LEVIN                 Chief Executive Officer and        May 6, 1996
- ------------------------------------------   Director (Principal Executive
              MARK J. LEVIN                  Officer)

           *STEVEN H. HOLTZMAN               Chief Business Officer             May 6, 1996
- ------------------------------------------   (Principal Financial Officer)
            STEVEN H. HOLTZMAN

          /s/  PETER J. COUROSSI             Treasurer (Principal               May 6, 1996
- ------------------------------------------   Accounting Officer)
            PETER J. COUROSSI

              *JOSHUA BOGER                  Director                           May 6, 1996
- ------------------------------------------
               JOSHUA BOGER

              *EUGENE CORDES                 Director                           May 6, 1996
- ------------------------------------------
              EUGENE CORDES

         *A. GRANT HEIDRICH, III             Director                           May 6, 1996
- ------------------------------------------
          A. GRANT HEIDRICH, III

            *WILLIAM W. HELMAN               Director                           May 6, 1996
- ------------------------------------------
            WILLIAM W. HELMAN

            *RAJU KUCHERLAPATI               Director                           May 6, 1996
- ------------------------------------------
            RAJU KUCHERLAPATI

               *ERIC LANDER                  Director                           May 6, 1996
- ------------------------------------------
               ERIC LANDER

            *MICHAEL STEINMETZ               Director                           May 6, 1996
- ------------------------------------------
            MICHAEL STEINMETZ


*By:                  /s/  PETER J.
     COUROSSI

     ------------------------------
           PETER J. COUROSSI
               TREASURER